Exhibit 99.1

Information to the shareholders of Transcom WorldWide S.A. regarding a re-domiciliation of the parent company of the Transcom Worldwide Group from Luxembourg to Sweden through a statutory merger between Transcom WorldWide S.A. and Transcom WorldWide AB (publ) This document describes the statutory merger between Transcom Worldwide S.A and Transcom WorldWide AB (publ). The complete informational material, consists of several parts; this document, Transcom Worldwide S.A Group’s consolidated financial statements for the financial years 2011, 2012 and 2013 and interim condensed consolidated financial statement for the period 1 January – 30 June 2014, as well as Transcom WorldWide AB’s annual reports for the financial years 2012 and 2013 and interim condensed consolidated financial statements for the period 1 January – 30 June 2014. In order to obtain such financial reports, and thereby together with this document obtain the complete information material concerning the merger, please visit the Transcom WorldWide S.A’s website www.transcom.com. These documents can also be obtained, free of charge from Transcom, telephone +46 (0)70-776 80 88 as well as at Skandinaviska Enskilda Banken’s website www.sebgroup.com/prospectuses.

Important information

This Information Document has been approved and registered by the Swedish Financial Supervisory Authority (Finansinspektionen) (the “SFSA”) pursuant to the provisions of Chapter 2b, sections 2 and 4 of the Swedish Financial Instrument Trading Act (1991:980). Approval and registration by the SFSA does not imply that the SFSA guarantees that the factual information provided in the Information Document is correct and complete. This Information Document shall be governed by Swedish law. The courts of Sweden have exclusive jurisdiction to settle any dispute arising out of or in connection with this Information Document. The district court of Stockholm (Sw. Stockholms tingsrätt) shall be the court of first instance.

With the exception of what is noted under “Auditor’s Report on Proforma Financial Information”, under “Auditors’ statement regarding merger plan according to Chapter 23 Section 40 of the Swedish Companies Act (2005:551)” and under the audited financial statements that have been incorporated through reference, no other information in the document has been audited by Transcom Swe’s or Transcom Lux’s auditors. SEB Corporate Finance has rendered a fairness opinion regarding the merger consideration.

The document is made available at Transcom Swe’s and Transcom Lux’s head offices and Transcom’s website www.transcom.com, as well as at SEB’s website www.sebgroup.com/prospectuses.

The Information Document has been prepared in English only together with a summary in Swedish in accordance with an exemption granted by the SFSA as set out in Chapter 2b, Section 2 of the Swedish Financial Instruments Trading Act (1991:980).

Certain documents are incorporated by reference in this Information Document, as further outlined under “Historical Financial Information (documents incorporated by reference)”.

Notice to shareholders in the United States

The shares have not been and will not be registered under the US Securities Act of 1933, as amended (the Securities Act) or under any of the relevant securities laws of any state or other jurisdiction of the United States. Neither the US Securities and Exchange Commission nor any US state securities commission has approved of the shares or determined if this Information Document is accurate or complete. Any representation to the contrary is a criminal offence in the United States. The shares will be offered in the United States only pursuant to an exemption from the registration requirements of the Securities Act. The shares may not be offered, sold, resold or otherwise transferred in the United States except pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act.

This Merger relates to the securities of a Swedish company. The Merger is subject to disclosure requirements of the Kingdom of Sweden and the Grand Duchy of Luxembourg which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with accounting standards in Luxembourg and Sweden that may not be comparable to the financial statements of United States companies. In addition, any pro forma and other financial statements included in this Information Document may not comply with the requirements of SEC Regulation S-X.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a non-US jurisdiction, and some or all of its officers and directors may be residents of non-US jurisdictions. You may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

Notice to shareholders resident in certain US states

This Prospectus shall not constitute or be deemed an offer to sell or the solicitation of an offer to buy any shares in any state in which registration or qualification of the shares may be required including without limitation Connecticut, Massachusetts, New Jersey, New York and Tennessee.

Forward-looking statements and market information

This Information Document contains forward-looking statements that reflect Transcom’s current views on future events and on financial and operational development. These forward-looking statements are only made at the time of the publication of the Information Document. Transcom does not undertake to publish updates or revisions of the forward-looking statements based on new information, future events et cetera. Although Transcom believes the expectations described in the forward-looking statements will be realised or that the statements will prove to be correct, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from Transcom’s expectations. Consequently, prospective investors should not give undue importance to these and other forward-looking statements. In Risk factors there is a description of some, but not all, of the factors that may cause the actual results or development of Transcom to deviate significantly from the scenarios in the forward-looking statements.

This Information Document contains historical market information and industry prognoses, including information about the size of the markets where Transcom operates. The information has been obtained from various external sources and Transcom is responsible for ensuring that such information is accurately reproduced. Although Transcom believes these sources to be reliable, no independent verification has been carried out and therefore the accuracy and completeness of the information cannot be guaranteed. As far as Transcom knows and can confirm by comparing this with other information published by the third parties from which the information has been obtained, no information has been omitted in such a way that would render the reproduced information erroneous or misleading.

Certain financial and other information set forth in this Information Document has been rounded off, for the convenience of readers. Accordingly, in certain tables, the sum of the numbers in a column may not conform exactly to the total figure given.

Contents

Translation into Swedish of summary	4

Summary	23

Risk factors	42

Background and reasons	48

Merger terms and conditions	50

Fairness opinion from SEB Corporate Finance	54

Message from the CEO	56

Market overview	57

Description of operations	62

Pro forma financial information	71

Auditors report on pro forma financial information	78

Selected financial information	79

Commentary on financial development	89

Capital structure and other financial information	100

The Board of Directors, group management and auditors	103

Corporate Governance	109

Share Capital and Ownership Structure	116

Articles of Association	121

Legal Considerations and Supplementary information	123

Tax considerations in Sweden	129

Definitions	131

Historical financial information (documents incorporated by reference)	132

Addresses	134

Merger Plan (excluding appendices)	135

The Merger in brief

•	Transcom has decided to change the domicile (registered seat) of the publicly listed parent company of the Group from Luxembourg to Sweden through a cross-border statutory merger whereby Transcom Swe will absorb Transcom Lux.

•	The shareholders of Transcom Lux will as merger consideration receive (1) new Share in Transcom Swe for each Class A Ordinary Share issued Transcom Lux, and one point zero nine (1.09) new Share in Transcom Swe for each Class B Preference Share issued by Transcom Lux.

•	Extraordinary general meeting to decide on the Merger is intended to take place in Transcom Lux and, as a formality, in Transcom Swe on or about 4 September 2014.

•	The Merger is expected to be completed during the fourth quarter 2014.

•	Completion of the Merger is inter alia conditional upon the Shares being admitted to trading at Nasdaq OMX Stockholm.

•	The Shares will be traded under ticker TWW[1]

•	The ISIN-code of the Shares will be, SE0006055257[2]

[1]	The ISIN code as regards Transcom Lux is SE0000818023 for the Share SDR of Class A and SE0000818031 for the Share SDR of Class B, and the Ticker is TWW SDB A and TWW SDB B respectively.
[2]	After the execution of the proposed reversed split 50:1, the ISIN-code will be SE0006168316.

Translation into Swedish of summary

Detta är en översättning av avsnittet Summary nedan. Om översättningen inte stämmer överens med informationen i den engelska originalversionen har den engelska originalversionen tolkningsföreträde.

Sammanfattningen består av vissa informationskrav uppställda i punkter. Punkterna är numrerade i avsnitten A–E (A.1–E.7). Denna sammanfattning innehåller de punkter som krävs för en sammanfattning i ett prospekt för den aktuella typen av emittent. Eftersom vissa punkter inte är tillämpliga för alla typer av prospekt kan det förekomma luckor i punkternas numrering. Även om det krävs att en punkt inkluderas i sammanfattningen för den aktuella typen av prospekt finns det i vissa fall ingen relevant information att lämna. Punkten har i så fall ersatts med en kort beskrivning av informationskravet tillsammans med angivelsen “ej tillämplig”.

 AVSNITT A – INTRODUKTION OCH VARNINGAR

A.1	Introduktion och varningar	Denna sammanfattning bör betraktas som en introduktion till detta informationsdokument (“Informationsdokumentet”). Varje beslut om att investera i Transcom WorldWide AB:s (publ) (“Bolaget” eller “Transcom Swe”) aktier (“Aktierna”) ska baseras på en bedömning av Informationsdokumentet i dess helhet från investerarens sida. Om yrkande avseende uppgifterna i Informationsdokumentet anförs vid domstol, den investerare som är kärande i enlighet med medlemsstaternas nationella lag-stiftning kan bli tvungen att svara för kostnaderna för översättning av Informationsdokumentet innan de rättsliga förfarandena inleds. Civilrättsligt ansvar kan endast åläggas de personer som lagt fram sammanfattningen, inklusive översättningar därav, men endast om sammanfattningen är vilseledande, felaktig eller oförenlig med de andra delarna av Informationsdokumentet eller om den inte, tillsammans med andra delar av Informationsdokumentet, ger nyckelinformation för att hjälpa investerare när de överväger att investera i Aktier.

A.2	Samtycke och finansiella mellanhänder	Ej tillämplig. Fusionen omfattas inte av finansiella mellanhänder.

AVSNITT B – EMITTENT OCH EVENTUELL GARANTIGIVARE

B.1	Registrerad firma och handelsbeteckning	Bolagets registrerade firma och handelsbeteckning är Transcom Worldwide AB (publ), organisationsnummer 556880-1277. Bolagets Aktier kommer att handlas på Nasdaq OMX Stockholm under kortnamnet (ticker) TWW.

B.2	Säte och bolagsform m.m.	Bolaget har sitt säte i Stockholm, Sverige, och dess associationsform är aktiebolag. Bolaget är bildat i Sverige och bedriver verksamhet enligt svensk lagstiftning.

B.3	Funktion och huvudsaklig verksamhet

Transcom är en global kundhanteringspecialist som erbjuder tjänster inom kundtjänst, försäljning, teknisk support och kredithantering genom sitt nätverk av 57 kontaktcenters och agenter som arbetar från hemmet i 24 länder på fem kontinenter. Transcoms primära roll är att positivt påverka lojaliteten hos sina klienters slutkunder. Genom att göra kundernas service- och supportinteraktioner så smidiga och angenäma som möjligt bidrar även Transcom till ökade intäkter. Transcoms kundhanteringspecialister hjälper slutkunder via flera kanaler, inklusive telefon, e-post, chat och sociala medier. Verksamheten är indelad i hemmamarknader, nearshoremarknader och offshoremarknader. Hemmamarknader är marknader där ett kontaktcenter är beläget i samma land som slutkunden. Dessa marknader betjänas även från centers i länder som är belägna nära slutkunden (så kallade nearshore locations) och från anläggningar belägna offshore, det vill säga centers som är belägna längre bort från slutkunden, vanligtvis på en annan kontinent. Transcoms kunder är aktiva inom ett stort antal olika branscher, men företag i telekombranschen och inom den finansiella sektorn dominerar. För räkenskapsåret 2013 representerade kunder inom telekombranschen mer än 60 procent av Transcoms intäkter och 15 procent av intäkterna kom från kunder inom den finansiella sektorn.

Transcom är verksamt på marknaden för Customer Management (CM) Contact Center BPO, som utgör en

underavdelning till den globala Business Process Outsourcing (BPO)-marknaden. Såsom definierat av Gartner Inc, ett världsledande företag för forskning och rådgivning inom informationstechnologi, innefattar CM Contact Center BPO-marknaden processerna som knyter ihop en organisation med dess befintliga och potentiella kunder. De övergripande målen är att identifiera, välja ut, attrahera och vinna nya kunder, samt att vårda och behålla bolagets befintliga kunder och därtill även vinna tillbaka de kunder som bolaget förlorat. Gartner delar vidare upp CM Contact Center BPO-marknaden i fyra undersegment som reflekterar ovanstående mål: välja kunder, vinna kunder, behålla kunder och utöka affärerna med befintliga kunder.

B.4a	Trender

Icke-telefonibaserade interaktioner väntas bli viktigare än telefoni inom ett fåtal år

Idag genereras den största delen av kundtjänstföretags intäkter från röstbaserade tjänster, dvs telefoni. Dock växer flerkanaliga och automatiserade självservice-lösningar snabbt. Gartner förutspår att icke-telefonibaserade tjänster kommer att gå förbi telefoni år 2016 eller 2017. Tillväxten förväntas bli störst inom web, chat, SMS och mobila applikationer. Mindre komplexa frågor kommer med ökande grad att lösas via automatiserad självservice eller icke-telefonibaserade kontakter, vilket kommer att resultera i ett mindre antal röstsamtal för kontaktcenters. Samtidigt kommer mer komplexa frågor även fortsatt att lösas via telefon. Detta kommer att sätta press på rådande affärsmodeller, t.ex. när det gäller rekrytering och utbildning av anställda, prismodeller och resultatmätning.

Ökning av webb- och mobilbaserade teknologier och tjänster

Det ökande antalet avancerade mobila hjälpmedel driver efterfrågan på customer management BPO, både på mogna och nya marknader.

Nya marknader uppstår

Den globala CM Contact Center BPO-marknaden förväntas växa med fem procent per år fram till 2018. Tillväxten varierar dock kraftigt mellan olika regioner. Vissa mogna västmarknader kommer att expandera, särskilt USA, världens enskilt största marknad för CM Contact Center BPO-tjänster. Efterfrågan från företag baserade i Asien och Stillahavsområdet och i Latinamerika väntas dock växa betydligt snabbare. Etablerade offshore-centers utvecklas nu också till leverenscentra för inhemska kunder. Dessa snabbt växande hemmamarknader kommer att förändra konkurrensdynamiken, när globala och lokala outsourcing-företag konkurrerar om framväxande möjligheter.

Kundupplevelsen blir viktigare som konkurrensfaktor

Medan ökad kostnadseffektivitet är en tydlig drivkraft för företags outsourcingbeslut, blir det mindre och mindre vettigt att primärt betrakta ett företags kundtjänst som en kostnadspost. För många företag är kvaliteten på deras kundrelationer grundläggande för deras förmåga att implementera sina tjänstebaserade strategier för att öka lojalitet, behålla kunder och öka försäljningen. Sjunkande ekonomisk tillväxt på flera marknader har påskyndat denna trend. Som ett resultat av detta måste outsourcing-företag anpassa sina affärsmodeller i takt med att kontraktstrukturer och ersättningssystem utvecklas med större betoning på kundlojalitet och försäljning.

B.5	Koncernbeskrivning	Bolaget är intill den slutliga registreringen av Fusionen (såsom definierat nedan under E2a) ett helägt dotterbolag till Transcom WorldWide S.A. (“Transcom Lux”), som är moderbolaget i Transcom-koncernen. Transcom Lux äger, direkt eller indirekt, en mängd dotterbolag över hela världen. Efter den slutgiltiga registreringen av Fusionen kommer Bolaget utgöra moderbolag i Transcom-koncernen eftersom alla Transcom Lux:s tillgångar och skulder genom Fusionen kommer övergå till Bolaget.

B.6	Större aktieägare, anmälningspliktiga personer

Bolaget är, innan den slutliga registreringen av Fusionen, helägt av Transcom Lux.

Per den 30 maj 2014 innehar Investment AB Kinnevik 33 procent av kapitalet och 39,7 procent av rösterna i Transcom Lux, Creades AB innehar 6,6 procent av kapitalet och 13,2 procent av rösterna i Transcom Lux och Försäkringsaktiebolaget Avanza Pension innehar 5,4 procent av kapitalet och 3,9 procent av rösterna i Transcom Lux.

Efter den slutligen registreringen av Fusionen, beräknas Investment AB Kinnevik inneha 32,68 procent, Creades AB 6,31 procent och Försäkringsaktiebolaget Avanza Pension 5,47 procent av kapitalet och rösterna i Bolaget.

B.7	Finansiell information i sammandrag samt förklarande beskrivning	TRANSCOM LUX GROUP—RESULTATRÄKNINGAR FÖR KONCERNEN

	Jan-Jun, 2014	Jan-Jun, 2013
	(IAS 34)	(IAS 34)
TEUR	ej reviderad	ej reviderad
Intäkter	312 097	336 930
Kostnad för sålda varor och tjänster	-249 542	-269 606

Bruttoresultat	62 555	67 324
Marknadsföringskostnader	-2 817	-3 299
Administrationskostnader	-49 736	-54 257
Omstruktureringskostnader	-522	-6 044
Nedskrivning av immateriella tillgångar	0	0
Nettoresultat vid avyttring av rörelser	-1 266	5 959
Övriga rörelseintäkter/-kostnader	-1 367	-737

Rörelseresultat	6 847	8 946
Finansnetto	-1 881	-3 563

Resultat före skatt	4 966	5 383
Inkomstskatter	-4 592	-3 183

Periodens resultat hänförligt till moderbolagets ägare	374	2 200
Resultat per aktie hänförligt till moderbolagets ägare
Resultat per A-aktie, före och efter utspädning, (Euro cent)	0,0	0,2
Resultat per B-aktie, före och efter utspädning, (Euro cent)	0,0	0,2

TRANSCOM LUX GROUP—RAPPORT ÖVER TOTALRESULTAT FÖR KONCERNEN

	Jan-Jun, 2014	Jan-Jun, 2013
	(IAS 34)	(IAS 34)
TEUR	ej reviderad	ej reviderad
Periodens resultat	374	2 200
Övrigt totalresultat
Poster som senare kan komma att omklassificeras i resultaträkningen:
Omräkningsdifferenser avseende utlandsverksamheter	-692	-1 576

Poster som inte kommer att omklassificeras i resultaträkningen:	0	0
Övrigt totalresultat för perioden, netto efter skatt:	-692	-1 576

Totalresultat för perioden, netto efter skatt	-318	624

TRANSCOM LUX GROUP—BALANSRÄKNINGAR FÖR KONCERNEN

	Jun 30, 2014	Jun 30, 2013
	(IAS 34)	(IAS 34)
TEUR	ej reviderad	ej reviderad
Tillgångar
Anläggningstillgångar
Goodwill	96 973	140 153
Övriga immateriella tillgångar	3 140	6 666
Materiella tillgångar	15 682	14 908
Uppskjutna skattefordringar	4 619	1 330
Övriga fordringar	3 287	1 301

	123 701	164 358
Omsättningstillgångar
Kundfordringar	87 702	99,144

Skattefordringar	5 989	5 258
Övriga fordringar	34 607	26 962
Förutbetalda kostnader och upplupna intäkter	23 870	30 772
Likvida medel	31 433	34 421

	183 601	196 557
Tillgångar som innehas för försäljning	20 894	68

	204 495	196 625
Summa tillgångar	328 196	360 983
Eget kapital och skulder
Eget kapital hänförligt till moderbolagets ägare	111 116	133 691

Långfristiga skulder
Räntebärande skulder	73 111	81 010
Pensionsskulder	2 608	2 927
Avsättningar	861	8 630
Uppskjutna skatteskulder	1 929	1 723
Skatteskulder	3 193	0
Övriga skulder	123	0

	81 825	94 290
Kortfristiga skulder
Räntebärande skulder	12 615	10 125
Avsättningar	1 486	7 565
Leverantörsskulder	24 249	26 209
Skatteskulder	10 765	3 591
Övriga skulder	28 132	27 487
Upplupna kostnader och förutbetalda intäkter	54 388	58 025

	131 635	133 002
Skulder hänförliga till tillgångar som innehas för försäljning	3 620	0

	135 255	133 002
Summa skulder	217 080	227 292

Summa eget kapital och skulder	328 196	360 983

TRANSCOM LUX GROUP—KASSAFLÖDESANALYS FÖR KONCERNEN

	Jan-Jun, 2014	Jan-Jun, 2013
	(IAS 34)	(IAS 34)
TEUR	ej reviderad	ej reviderad
Kassaflöde från den löpande verksamheten
Resultat före skatt	4 966	5 383
Justeringar för att stämma av resultat före skatt med nettokassaflöde:
Justeringar för ej kassaflödespåverkande poster	4 279	-4 945
Finansnetto	1 881	0
Betalda inkomstskatter	-6 952	-3 904

Kassaflöde från den löpande verksamheten före förändringar i rörelsekapital	4 174	-3 466

Förändringar i rörelsekapital	-16 691	-6 722

Kassaflöde från den löpande verksamheten	-12 517	-10 188

Investering/avyttring materiella tillgångar	-3 145	-3 667
Investering/avyttring immateriella tillgångar	-75	-467
Avyttring av verksamheter, netto	741	-1 483
Förändring av långfristiga skulder	0	0

Kassaflöde från investeringsverksamheten	-2 479	-5 617

Upplåning	2 546	10 432
Amortering av lån	-11 200	0

Betalning av finansiell leasing	0	0
Betalda räntor	-3 334	-2 806

Kassaflöde från finansieringsverksamheten	-11 988	7 626

Periodens kassaflöde	-26 984	-8 179
Likvida medel vid början av perioden	58 362	42 600
Periodens kassaflöde	-26 984	-8 179
Omräkningsdifferenser i likvida medel	55	0

Likvida medel vid periodens slut	31 433	34 421

TRANSCOM LUX GROUP—RESULTATRÄKNINGAR FÖR KONCERNEN

	2013	2012	2011
	(IFRS)	(IFRS)	(IFRS)
TEUR	Reviderad	Reviderad	Reviderad
Intäkter	653,184	605,581	554,069
Kostnad för sålda varor och tjänster	-522,086	-493,749	-458,335
Bruttoresultat	131,098	111,832	95,734
Marknadsföringskostnader	-5,963	-6,459	-6,426
Administrationskostnader	-107,255	-102,742	-84,203
Omstruktureringskostnader	-7,082	-247	-18,167
Nedskrivning av immateriella tillgångar	-21,125	-20,641
Nettovinst vid avyttning av rörelser	5,128
Övriga rörelseintäkter/kostnader	-246	622	-15,978
Rörelseresultat	-5,445	-17,635	-29,040
Finansiella intäkter	123	366	1,393
Finansiella kostnader	-6,913	-6,320	-4,361
Resultat före skatt	-12,235	-23,589	-32,008
Inkomstskatter	-6,328	-6,975	-18,350
Årets resultat	-18,563	-30,564	-50,358
Hänförligt till:
-moderbolagets ägare	-18,563	-30,564	-50,358
-innehav utan bestämmande inflytande	—	—	—
Genomsnittligt antal utestående aktier (000)	1,245,532	1,245,532	80,327
Resultat per aktie hänförligt till moderbolagets ägare
Resultat per A-aktie, före och efter utspädning (Euro cent)	-1.5	-2.4	-63.0
Resultat per B-aktie, före och efter utspädning, (Euro cent)	-1.5	-2.4	-63.0

TRANSCOM LUX GROUP – RAPPORT ÖVER TOTALRESULTAT FÖR KONCERNEN

	2013	2012	2011
	(IFRS)	(IFRS)	(IFRS)
TEUR	Reviderad	Reviderad	Reviderad
Årets resultat	-18,563	-30,564	-50,358
Övrigt totalresultat
Poster som senare kan komma att omklassificeras i resultaträkningen:
Omräkningsdifferenser avseende utlandsverksamheter	-3,198	1,522	-9,514
Kassaflödessäkring			-502
Inkomstskatteeffekter	—		166
	-3,198	1,522	-9,850
Poster som inte kommer att omklassificeras i resultaräkningen:

Aktuariella vinster/förluster på pensioner	-138	-388	251
Inkomstskatteeffekter	75
	-63	-388	251
Övrigt totalresultat för året, netto efter skatt	-3,261	1,134	-9,599
Totalresultat för året, netto efter skatt	-21,824	-29,430	-59,957
Hänförligt till:
-moderbolagets ägare	-21,824	-29,430	-59,957
-innehav utan bestämmande inflytande	—	—	—

TRANSCOM LUX GROUP – RAPPORT ÖVER FINANSIELL STÄLLNING FÖR KONCERNEN

	2013	2012	2011
	(IFRS)	(IFRS)	(IFRS)
TEUR	Reviderad	Reviderad	Reviderad
Tillgångar
Anläggningstillgångar
Immateriella tillgångar	116,334	147,921	171,682
Materiella tillgångar	15,609	14,518	12,386
Uppskjutna skattefordringar	4,784	3,540	5,088
Övriga fordringar	1,143	1,350	2,185
	137,870	167,329	191,341
Omsättningstillgångar
Kundfordringar	98,557	89,827	86,315
Skattefordringar	4,823	3,542	3,817
Övriga fordringar	26,039	25,149	18,522
Förutbetalda kostnader och upplupna intäkter	19,966	29,685	25,300
Likvida medel	58,362	42,600	52,076
	207,747	190,803	186,030
Summa tillgångar	345,617	358,132	377,371
Eget kapital och skulder
Eget kapital hänförligt till moderbolagets ägare
Aktiekapital	53,558	53,558	53,558
Övrigt tillskjutet kapital	11,458	11,458	11,458
Reserver	17,583	20,704	19,223
Balanserade vinstmedel inklusive årets resultat	28,743	47,306	78,175
Summa eget kapital	111,342	133,026	162,414
Långfristiga skulder
Räntebärande skulder	16	70,572	65,449
Pensionsskulder	2,635	2,834	2,414
Avsättningar	2,225	10,518	18,081
Uppskjutna skatteskulder	2,680	2,650	5,342
Skatteskulder	4,417
Övriga skulder	73	67	147
	12,046	86,641	91,433
Kortfristiga skulder
Räntebärande skulder	94,425	10,167	152
Derivat			272
Avsättningar	2,576	16,559	22,913
Leverantörsskulder	25,562	24,797	21,637
Skatteskulder	9,809	544
Övriga skulder	37,931	24,726	19,984
Upplupna kostnader och förutbetalda intäkter	51,926	61,672	58,566
	222,229	138,465	123,524

Summa skulder	234,275	225,106	214,957
Summa eget kapital och skulder	345,617	358,132	377,371

TRANSCOM LUX GROUP – RAPPORT ÖVER KASSAFLÖDEN FÖR KONCERNEN

	2013	2012	2011
	(IFRS)	(IFRS)	(IFRS)
TEUR	Reviderad	Reviderad	Reviderad
Kassaflöde från den löpande verksamheten
Resultat före skatt	-12,235	-23,589	-32,008
Justering för ej kassaflödespåverkande poster:
Avskrivningar	9,123	11,083	13,637
Nedskrivningar	21,125	20,641	2,168
Förändringar i avsättningar och pensionsskulder	1,678	-13,496	27,992
Resultat från avyttring av rörelse	-5,128
Övrigt	431	3,207	-9,799
Betalda inkomstskatter	-7,885	-7,136	-5,625
Kassaflöde från den löpande verksamheten före förändringar i rörelsekapital	7,109	-9,290	-3,635
Förändringar i rörelsekapital:
Förändring av rörelsefordringar	-5,500	-14,158	-1,028
Förändringar av rörelseskulder	8,301	11,009	32,457
Förändringar i rörelsekapital	2,801	-3,149	31,429
Kassaflöde från den löpande verksamheten	9,910	-12,439	27,794
Kassaflöde från investeringsverksamheten
Investeringar i materiella tillgångar	-8,467	-8,530	-5,121
Investeringar i immateriella tillgångar	-631	-823	-120
Investeringar i verksamheter, netto	-80
Avyttring av materiella tillgångar	193
Avyttring av verksamheter, netto	4,475		-8,662
Förändring av långfristiga tillgångar	-8
Kassaflöde från investeringsverksamheten	-4,518	-9,353	-13,903
Kassaflöde från finansieringsverksamheten
Upplåning	14,000	15,244	31,116
Amortering av lån			-84,292
Betalning av finansiell leasing	-147
Betalda räntor	-2,630	-2,981	-3,429
Likvid aktieemission, netto efter emissionskostnader			53,882
Betalda utdelningar till moderbolagets ägare			-69
Kassaflöde från finansieringsverksamheten	11,223	12,263	-2,792
Årets kassaflöde	16,615	-9,529	11,099
Likvida medel vid början av året	42,600	52,076	40,977
Årets kassaflöde	16,615	-9,529	11,099
Omräkningsdifferenser i likvida medel	-853	53
Likvida medel vid årets slut	58,362	42,600	52,076

TRANSCOM SWE GROUP—RESULTATRÄKNING FÖR KONCERNEN

	Jan-Jun, 2014	Jan-Jun, 2013
	(IAS 34)	(IAS 34)
TEUR	ej reviderad	ej reviderad
Intäkter	10 501	1 331
Kostnad för sålda varor och tjänster	-4 494	-1 331

Bruttoresultat	6 007	0
Administrationskostnader	-7 152	-112
Övriga rörelseintäkter/-kostnader	-327	0

Rörelseresultat	-1 472	-112

Finansnetto	0	-3

Resultat före skatt	-1 472	115
Inkomstskatter	-26	0

Periodens resultat	-1 498	-115

TRANSCOM SWE GROUP—RAPPORT ÖVER TOTALRESULTAT FÖR KONCERNEN

	Jan-Jun, 2014	Jan-Jun, 2013
	(IAS 34)	(IAS 34)
TEUR	ej reviderad	ej reviderad
Periodens resultat	-1 498	-115
Omräkningsdifferenser avseende utlandsverksamheter	1	0

Övrigt totalresultat, netto efter skatt	-1 497	-115

TRANSCOM SWE GROUP -RAPPORT ÖVER FINANSIELL STÄLLNING FÖR KONCERNEN

	Jun 30, 2014	Dec 31, 2013
	(IAS 34)	(IAS 34)
TEUR	ej reviderad	ej reviderad
Tillgångar
Anläggningstillgångar
Materiella tillgångar	190	13
Övriga fordringar	40	0

	230	13
Omsättningstillgångar
Kundfordringar	618	777
Fordringar på koncernföretag	28 360	20 041
Skattefordringar	73	0
Övriga fordringar	13	0
Förutbetalda kostnader och upplupna intäkter	96	13
Likvida medel	17	0

	29 176	20 831

Summa tillgångar	29 406	20 844
Eget kapital och skulder
Eget kapital hänförligt till moderbolagets ägare
Aktiekapital	55	55
Valutareserv	1	0
Balanserade vinstmedel inklusive periodens resultat	-1 199	299

Summa eget kapital	-1 143	354
Långfristiga skulder	—	—

	—	—
Kortfristiga skulder
Leverantörsskulder	363	208
Skulder till koncernföretag	27 989	19 369
Skatteskulder	73	26
Övriga skulder	328	609
Upplupna kostnader och förutbetalda intäkter	1 796	278

	30 549	20 490

Summa skulder	30 549	20 490

Summa eget kapital och skulder	29 406	20 844

TRANSCOM SWE GROUP—KASSAFLÖDESANALYS FÖR KONCERNEN

	Jan-Jun, 2014	Jan-Jun, 2013
	(IAS 34)	(IAS 34)
TEUR	ej reviderad	ej reviderad
Kassaflöde från den löpande verksamheten
Resultat före skatt	-1 472	-115
Justering för ej kassaflödespåverkande poster:
Avskrivningar	4	0
Betalda inkomstskatter	-52	-7

Kassaflöde från den löpande verksamheten före förändringar i rörelsekapital	-1 520	-122
Förändringar i rörelsekapital:
Förändringar av rörelsefordringar	-8 295	-1 749
Förändringar av rörelseskulder	10 013	1 815

Förändringar i rörelsekapital	1 718	66

Kassaflöde från den löpande verksamheten	198	-56

Kassaflöde från investeringsverksamheten
Investeringar i materiella tillgångar	-181	0

Kassaflöde från investeringsverksamheten	-181	0

Kassaflöde från finansieringsverksamheten
Kassaflöde från finansieringsverksamheten	0	0

Periodens kassaflöde	17	-56

Likvida medel vid periodens början	0	56
Periodens kassaflöde	17	-56
Omräkningsdifferenser i likvida medel	0	0

Likvida medel vid periodens slut	17	0

TRANSCOM SWE – RESULTATRÄKNING

	01/01/2013	09/01/2012
	31/12/2013	31/12/2012
	(Swe GAAP)	(Swe GAAP)
TEUR	Reviderad	Reviderad
Intäkter	17 920	—
Kostnad för sålda varor och tjänster	-5 666	—

Bruttoresultat	12 255	—
Administrationskostnader	-11 948	-43
Övriga rörelseintäkter	275	—
Övriga rörelsekostnader	-209	—

Rörelseresultat	373	-43
Finansiella intäkter	—	—
Finansiella kostnader	-1	—

Resultat före skatt	372	-43
Inkomstskatter	-73	—

Årets resultat	299	-43

TRANSCOM SWE – BALANSRÄKNING

	2013	2012
	(Swe GAAP)	(Swe GAAP)
TEUR	Reviderad	Reviderad
Tillgångar
Anläggningstillgångar
Materiella anläggningstillgångar	13	—

	13	—
Omsättningstillgångar
Kundfordringar	777	—
Fordringar på koncernföretag	20 041	0
Förutbetalda kostnader och upplupna intäkter	13	—
Likvida medel	—	56

	20 831	56

Summa tillgångar	20 844	56
Eget kapital och skulder
Eget kapital hänförligt till moderbolagets ägare
Aktiekapital	55	55
Balanserade vinstmedel inklusive årets resultat	299	0

Summa eget kapital	354	55
Omsättningstillgångar
Leverantörsskulder	208	0
Skulder till koncernföretag	19 369	0
Skatteskulder	26	—
Övriga skulder	609	—
Upplupna kostnader och förutbetalda intäkter	279	—

	20 490	1

Summa skulder	20 490	1

Summa eget kapital och skulder	20 844	56

TRANSCOM SWE – KASSAFLÖDESANALYS

	2013	2012
	(Swe GAAP)	(Swe GAAP)
TEUR	Reviderad	Reviderad
Kassaflöde från den löpande verksamheten
Rörelseresultat	373	-43
Justering för ej kassaflödespåverkande poster:	-228	0
Erhållen ränta	0	0
Betald ränta	-1	0
Betalda inkomstskatter	-47	0

Kassaflöde från den löpande verksamheten före förändring i rörelsekapital	97	-43
Förändring i rörelsekapital:
Förändring i rörelsefordringar	-20 601	0
Förändring i rörelseskulder	20 464	1

Förändring i rörelsekapital	-137	1

Kassaflöde från den löpande verksamheten	-40	-42

Kassaflöde från investeringsverksamheten
Investeringar i materiella anläggningstillgångar	-15	0

Kassaflöde från investeringsverksamheten	-15	0

Kassaflöde från finansieringsverksamheten
Likvid aktieemission, netto efter emissionskostnader	0	98

Kassaflöde från finansieringsverksamheten	0	98

Årets kassaflöde	-56	56

Likvida medel vid början av året	56	0
Årets kassaflöde	-56	56

Likvida medel vid årets slut	0	56

Väsentliga händelser under januari till juni 2014 som påverkat Transcoms resultat och finansiella ställning.

Transcom stängde sitt kontaktcenter i St. Catharines i Kanada under det första kvartalet 2014, vilket förbättrar kostnadsstruktur och kapacitetsutnyttjande i Nordamerika.

Transcom-koncernen har haft högre kostnader i Iberia & Latam-regionen pga en ökning av affärsvolymerna vid Transcoms nya enhet i Cali, Colombia, och en samtidig volymminskning i Chile.

Investeringar som gjordes i Spanien under det första kvartalet 2014 för att expandera och öka intäkterna med befintlig kundbas, påverkade Transcoms lönsamhet i det första kvartalet 2014.

Transcom har avyttrat ett antal CMS-enheter under 2014: CMS-enheterna i Polen och Tjeckien för €2 miljoner på kassa- och skuldfri basis och CMS-enheten i Österrike (CMS Austria) för €15 miljoner på kassa- och skuldfri basis. Dessa avyttringar kommer att möjliggöra för Transcom att fokusera på outsourcing av kundtjänster.

I januari 2014 omförhandlade Transcom den kreditfacilitet som skulle ha förfallit i oktober 2014. Med verkan från 29 januari 2014 ingicks ett avtal med samtliga långivare – SEB, DNB och Handelsbanken – om att ersätta den gamla faciliteten med en ny facilitet om €103,8 miljoner med en löptid på tre år. Denna facilitet har medfört en ökad finansiell flexibilitet för Transcom-koncernen.

B.8	Utvald proformaredovisning	Fusionen mellan Transcom Lux och Transcom Swe är en nedströmsfusion genom vilken Transcom Lux absorberas av det helägda dotterbolaget Transcom Swe, dvs. Transcom Swe är det överlevande bolaget.

Avsikten med den konsoliderade finansiella proforma-informationen nedan är att visa den hypotetiska påverkan Fusionen mellan Transcom Lux och Transcom Swe skulle ha haft på Transcom Swe-koncernens finansiella ställning om Fusionen hade genomförts per den 30 juni 2014. Avsikten med Transcom Swe:s proforma-balansräkning nedan är att visa den hypotetiska påverkan Fusionen mellan Transcom Lux och Transcom Swe skulle ha haft på Transcom Swe:s balansräkning om Fusionen hade varit avslutad per den 30 juni 2014.

Den finansiella proforma-informationen åskådliggör en hypotetisk situation och har upprättats enbart i illustrativt syfte. Informationen är varken avsedd att visa den finansiella ställning som verksamheten faktiskt skulle ha uppnått eller avsedd att visa på Transcom-koncernens finansiella position vid någon framtida tidpunkt. Potentiella synergier och integrationskostnader har inte medtagits i beräkningarna.

TRANSCOM SWE GROUP—RAPPORT ÖVER FINANSIELL STÄLLNING FÖR KONCERNEN

(PROFORMA)

30/06/2014 TEUR	Transcom Lux Group före Fusionen (IFRS) Ej reviderad	Proforma justeringar	Not	Transcom Swe Group efter Fusionen (IFRS) Ej reviderad
Tillgångar
Anläggningstillgångar
Goodwill	96 973			96 973
Övriga immateriella tillgångar	3 140			3 140
Materiella tillgångar	15 682			15 682
Uppskjutna skattefordringar	4 619			4 619

Övriga fordringar	3 287				3 287

	123 701	—			123 701
Omsättningstillgångar
Kundfordringar	87 702				87 702
Skattefordringar	5 989				5 989
Övriga fordringar	34 607				34 607
Förutbetalda kostnader och upplupna intäkter	23 870				23 870
Likvida medel	31 433				31 433

	183 601	—			183 601

Tillgångar som innehas för försäljning	20 894				20 894

	204 495				204 495
Summa tillgångar	328 196	—			328 196
Eget kapital och skulder
Eget kapital hänförligt till moderbolagets ägare
Aktiekapital	53 558	2 465	a	)	56 023
Övrigt tillskjutet kapital	11 458	- 2 465	a	)	8 993
Övriga reserver	16 983	- 4 264	b	)	12 719
Balanserade vinstmedel inklusive periodens resultat	29 117	4 264	c	)	33 381

Summa eget kapital	111 116	—			111 116
Långfristiga skulder
Räntebärande skulder	73 111				73 111
Pensionsskulder	2 608				2 608
Avsättningar	861				861
Uppskjutna skatteskulder	1 929				1 929
Skatteskulder	3 193				3 193
Övriga skulder	123				123

	81 825	—			81 825
Kortfristiga skulder
Räntebärande skulder	12 615				12 615
Avsättningar	1 486				1 486
Leverantörsskulder	24 249				24 249
Skatteskulder	10 765				10 765
Övriga skulder	28 132				28 132
Upplupna kostnader och förutbetalda intäkter	54 388				54 388

	131 635	—			131 635
Skulder hänförliga till tillgångar som innehas för försäljning	3 620				3 620

	135 255				135 255

Summa skulder	217 080	—			217 080

Summa eget kapital och skulder	328 196	—			328 196

Not a)
Aktiekapitalet i Transcom Swe ändras efter fusionen. Dotterföretaget planerar att i fusionsvederlaget utfärda 1 ny Stamaktie för varje Stamaktie A utfärdad av Transcom Lux och 1,09 ny Stamaktie för varje Preferensaktie B utfärdad av Transcom Lux. Dotterföretaget, Transcom Swe, har idag 1 279 070 Stamaktier (nominellt belopp 0,043 EUR) vilket kommer stanna kvar i bolaget efter fusionen. Registrerat aktiekapital i Transcom Swe kommer därmed ökas med 55 968 TEUR i och med fusionstillfället.

Stamaktier A, Transcom Lux, före fusion		622 767 823
Preferensaktier B, Transcom Lux, före fusion		622 764 910
Stamaktier, Transcom Swe, före fusion		1 279 070
Stamaktier, Transcom Swe, efter fusion		1 302 860 600	(1 279 070 + 622 767 823+(622 764 910x1,09))
TEUR
Aktiekapital före fusionen, Transcom Swe		55	(1 279 070 aktier x nominellt belopp EUR 0,043)
Ökning aktiekapital i och med fusion		55 968	(1 301 581 530 aktier x nominellt belopp EUR 0,043)
Aktiekapital efter fusionen		56 023
Proforma justering, Aktiekapital							2 465
Proforma justering, Övrigt tillskjutet kapital för ökning Aktiekapital							-2 465

Not b)
Fusionen kommer inte ha någon påverkan på koncernens tillgångar och skulder, och följaktligen inte heller på totalt eget kapital, med undantag för fusionskostnaderna. Förändring sker dock inom eget kapital till följd av förändring av aktiekapital och ändring av moderbolag för koncernen. “Övrigt tillskjutet kapital” kommer att minskas med motsvarande belopp som ökning av Aktiekapital, 2 465 TEUR.
“Reserver” har analyserats baserat på att Transcom Swe är det nya moderbolaget, och baserat på att vissa omklassificeringar har skett.

Proforma justeringar, Reserver							-4 264

Not c)
Transcom Lux’s del av Reserver kommer efter fusionen att inkluderas I fusionsdifferensen bokförd via “Balanserade vinstmedel”.

Proforma justeringar, Balanserade vinstmedel inklusive periodens resultat							4 264

TRANSCOM SWE (NYTT MODERBOLAG) – RAPPORT ÖVER FINANSIELL STÄLLNING (PROFORMA)

30/06/2014	Transcom Swe före fusionen Swedish GAAP	Transcom Lux före fusionen Lux GAAP ej	GAAP	Proforma			Transcom Swe efter fusionen Swedish GAAP ej
TEUR	Ej reviderad	reviderad	justeringar	justeringar	Not		reviderad
Tillgångar
Anläggningstillgångar
Bolagsbildningskostnader		1 714	-1 714		a	)	0
Immateriella anläggningstillgångar	—	2 940					2 940
Materiella anläggningstillgångar	85	231					316
Uppskjuten skattefordran	—	—					0
Skattefordringar	—	—					0
Aktier i dotterbolag	49	92 827		-98	b	)	92 778
Övriga finansiella tillgångar	—	134	-134		c	)	0
	134	97 846	-1 848	-98			96 034
Omsättningstillgångar
Kundfordringar	28 977	372 737	893	-84 296	d	)	318 311
Skattefordringar	73	24					97
Övriga fordringar	13	1 787					1 800
Förutbetalda kostnader och	96	868					964

upplupna intäkter
Likvida medel	—	418					418
	29 159	375 834	893	-84 296			321 590
Totala tillgångar	29 293	473 680	-955	-84 394			417 624
Eget kapital och skulder
Eget kapital hänförligt till moderbolagets ägare
Aktiekapital	55	53 558		2 410	e	)	56 023
Överkursfond		14 886	-3 428	-11 458	f	)	—
Uppskrivningsfond		- 893	893		d	)	—
Övrigt tillskjutet kapital	—	—					—
Reserver	—	54 001		-54 001	f	)	—
Balanserade vinstmedel inkl periodens resultat	- 1 083	- 62 134	1 580	62 951	f	)	1 314
Totalt eget kapital	- 1 028	59 418	-955	-98			57 337
Långfristiga skulder
Räntebärande skulder	—	72 893					72 893
	—	72 893	—	—			72 893
Kortfristiga skulder
Räntebärande skulder	—	10 000					10 000
Avsättningar	—	83					83
Leverantörsskulder	28 148	329 304		-84 296	g	)	273 156
Skatteskulder	73	975					1 048
Övriga skulder	328	406					734
Upplupna kostnader och förutbetalda intäkter	1 773	601					2 373
Totala skulder	30 322	414 262	—	-84 296	—		360 287
Totalt eget kapital och skulder	29 293	473 680	-955	-84 394			417 624

Not a)

GAAP justering

Bolagsbildningskostnader avser transaktionskostnader från 2011 när bolaget var omkapitaliserat. Enligt Swedish GAAP bokfördes dessa kostnader som en minskning av eget kapital							-1 714
Bolagsbildningskostnaderna har en avskrivningsperiod på 5 år enligt Lux GAAP

Not b)

Proforma justering

Eliminering av Transcom Lux bokförda värde på aktieinnehav i Transcom Swe.							-98

Not c)

GAAP justering

Enligt Lux GAAP är aktier i eget innehav bokförda som finansiella anläggningstillgångar. Aktier i eget innehav presenteras som finansiella anläggningstillgångar enligt Lux GAAP – enligt Swe GAAP, rapporteras dessa som en minskning av eget kapital	-134

Not d)

GAAP justering

Enligt Lux GAAP är orealiserade omräkningsdifferenser, intäkter, ej resultatförda medan de är resultatförda enligt Swe GAAP. Enligt Lux GAAP är orealiserade valutadifferenser, intäkter, bokförda till omräkningsreserv inom Eget kapital.	893

Proforma justering

Eliminering av koncerninterna kundfordringar.	-84 296

Not e)

Proforma justering

Aktiekapitalet i Transcom Swe ändras efter fusionen. Dotterföretaget planerar att i fusionsvederlaget utfärda 1 ny Stamaktie för varje Klass A Stamaktie utfärdad av Transcom Lux och 1,09 ny Stamaktie för varje Klass B Preferensaktie utfärdad av Transcom Lux. Dotterföretaget, Transcom Swe, har idag 1 279 070 Stamaktier (nominellt belopp 0,043EUR) vilket kommer stanna kvar i bolaget efter fusionen. Registrerad aktiekapital i Transcom Swe kommer därmed ökas med 55 968 TEUR I och med fusionstillfället.

Stamaktier A, Transcom Lux, före fusion	622 767 823
Preferensaktier B, Transcom Lux, efter fusion	622 764 910
Stamaktier, Transcom Swe, före fusion	1 279 070
Stamaktier, Transcom Swe, efter fusion (1 279 070 + 622 767 823+(622 764 910 x 1,09))	1 302 860 600
TEUR

Aktiekapital, Transcom Swe, före fusion	55
Aktiekapital, Transcom Lux, före fusion	53 558
Aktiekapital efter fusion	56 023
Proforma justering, Aktiekapital (622 764 910 x 0,09 x nominellt belopp EUR 0,043)	2 410

Not f)

Transaktionskostnader tidigare ej bokförda som minskning av Överkursfond enligt Lux GAAP.

GAAP justeringar

Bolagbildningskostnader/transaktionskostnader (se not a)	-1 714
Avskrivningar på bolagbildningskostnader (se not a)	-1 714

-3 428
Aktier I eget innehav presenteras som finansiella anläggningstillgångar enligt Lux GAAP – enligt Swedish GAAP rapporteras de som minskning av eget kapital.

Aktier i eget innehav (se not c)	-134
Avskrivningar på bolagsbildningskostnader (se not a)	1 714

Balanserade vinstmedel	1 580

Proforma justeringar

Transcom Lux’s del av Reserver kommer efter fusionen att inkluderas i fusionsdifferensen bokförd via “Balanserade vinstmedel”.

Överkursfond/Övrigt tillskjutet kapital omklassificeras som Balanserade vinstmedel		-11 458
Reserver omklassificerat som Balanserade vinstmedel		-54 001
Fusionsdifferens, netto efter ökning av Aktiekapital (se nedan)		2 397
Balanserade vinstmedel Transcom Lux enligt LUX GAAP		62 134
GAAP justeringar		-1 580

Balanserade vinstmedel		62 951

Nettotillgångar Transcom Lux	59 418
Aktier i Transcom Swe	-98
Justering Lux GAAP till RFR 2	-955

Fusionsdifferens	58 365
Ökning Aktiekapital	-55 968

Fusionsdifferens, netto efter ökning av Aktiekapital	2 397

Not g)

Proforma justeringar
Elimineringar av fordringar och skulder mellan bolagen		-84 296

B.9	Resultatprognos	Ej tillämplig. Transcom har inte lämnat resultatprognos.

B.10	Revisionsanmärkning	Revisionsberättelserna följer standardformat och innehåller inga anmärkningar utöver revisionsberättelsen avseende Transcom Lux:s årsredovisning för 2012 som understryker följande omständighet “utan att uttrycka vår uppfattning uppmärksammar vi det faktum att Bolaget har omformulerat dess koncernredovisning från 30 december 2011 och för det år som därvid slutade såsom diskuteras i not 2.1.1”.

B.11	Otillräckligt rörelsekapital	Ej tillämplig. Transcom har tillräckligt rörelsekapital för dess aktuella behov under den närmaste tolvmånadersperioden.

AVSNITT C – VÄRDEPAPPER

C.1	Aktier som upptas till handel	Aktierna som ska upptas till handel på Nasdaq OMX Stockholm är stamaktier i Bolaget (ISIN-koden på aktierna kommer vara SE0006055257). Efter genomförandet av den föreslagna sammanläggningen av aktier 50:1 kommer ISIN-koden på Aktierna att vara SE0006168316.

C.2	Denominering	Aktierna är denominerade i EUR.

C.3	Totalt antal aktier	Bolagets registrerade aktiekapital uppgår före den slutgiltiga registreringen av Fusionen och emissionen av vederlagsaktierna 55 000,01 EUR, fördelat på 1 279 070 Aktier. Varje aktie har ett kvotvärde om 0,043 EUR. När Fusionen registrerats hos Bolagsverket och vederlagsaktierna emitterats kommer Bolagets aktiekapital uppgå till 56 023 005,8 EUR fördelat på 1 302 860 600 Aktier. Kvotvärdet på 0,043 EUR. kommer fortsätta gälla efter att Fusionen registrerats.

C.4	Rättigheter sammanhängande med Aktierna	Varje Aktie berättigar till en röst på bolagsstämman och aktieägare får vid denna rösta för det fulla antalet av de ägda och företrädda Aktierna utan begränsning i rösträtten. Aktierna medför lika rätt till andel i Bolagets vinst och till eventuellt överskott vid likvidation. Beslut om vinstutdelning fattas av bolagsstämman och utbetalas genom Euroclears försorg. Rätt till utdelning tillkommer den som på den av bolagsstämman fastställda avstämningsdagen var registrerad som ägare i den av Euroclear förda aktieboken.

C.5	Inskränkningar i den fria överlåtbarheten	Ej tillämplig. Aktierna är inte föremål för några begränsningar i rätten att överlåta dem.

C.6	Upptagande till handel	Fullföljandet att Fusionen är villkorat av att Bolagets Aktier tas upp till handel på Nasdaq OMX Stockholm, vilket förväntas ske under det fjärde kvartalet 2014. De närmare datumen för sista handelsdagen med Transcom Lux:s depåbevis samt första handelsdag i Aktierna kommer offentliggöras i förväg så snart information finns tillgänglig.

C.7	Utdelningspolicy	Bolaget och Transcom-koncernen har inget uttalat mål gällande hur stor del av vinsten som ska delas ut till aktieägarna. Avsikten är, på kort sikt, att stärka Bolagets och Transcom-koncernens balansräkning för att reducera skuldsättningsgraden för Bolaget och Transcom-koncernen. På lång sikt, när processen att reducera skuldsättningsgraden är genomförd, avser Bolaget att göra årliga utdelningar.

 AVSNITT D – RISKER

D.1	Huvudsakliga risker som är specifika för emittenten eller branschen

Det finns ett antal riskfaktorer som inverkar och kan komma att inverka på Transcoms verksamhet, vilka i olika grad påverkar Transcoms resultat, verksamhet, finansiella ställning och resultat. Dessa risker övervakas och, i den mån det är möjligt, hanteras av Transcom.

De huvudsakliga riskerna som är specifika för Transcoms verksamhet är:

Risken för överkapacitet vid volymminskningar eller vid uppsägningar av kundkontrakt.

Risken för avsevärd volymminskning i relation till de största kunderna, eftersom en avsevärd del av Transcoms intäkter genereras av ett begränsat antal kunder i ett fåtal branscher. Vidare, då Transcom är högst beroende av kommunikationsbranschen och den finansiella sektorn, kan en framtida långvarig nedgång i dessa branscher leda till en volymminskning.

Risken för att inte lyckas uppnå önskad bemanningsflexibilitet på varje lokal marknad. Transcom är också utsatt för risker för ogynnsamma förändringar i personalkostnader, lagstiftning eller andra förhållanden som är hänförliga till bemanning.

Risken för att Transcoms kunder säger upp sina avtal innan de löper ut eller minskar sina beställningsvolymer, eftersom vissa av dessa avtal inte medför några uppsägningsavgifter eller möjlighet för Transcom att fakturera icke-periodiserade kostnader i förhållande till klientspecifika investeringar. Vidare innehåller många kundavtal prestationsrelaterade bonus och/eller straffbestämmelser som påverkas av Transcoms prestation i förhållande till avtalade mål. För det fall Transcom inte kan leverera enligt ett sådant avtal kan Transcom-koncernen tvingas erlägga vite.

Risken för hög personalomsättning på vissa av Transcoms marknader och svårigheter med att attrahera och behålla personal, eftersom Transcoms långsiktiga framgång i hög grad är beroende av förmågan att attrahera och utveckla rätt personer.

Risken för att framtida nedskrivningsprövningar av goodwill-värden leder till nedskrivningar, eftersom en stor del av Transcoms immateriella tillgångar består av goodwill.

Risken för avbrott i den teknologiska infrastrukturen p.g.a. flera anledningar såsom naturkatastrofer, förbiseenden från leverantörer, bristande funktionsförmåga i verksamheten, förbiseenden vid byte av ledningsrutiner, nätattacker, sabotage etc. Vidare kan även kontinuiteten i Transcoms verksamhet påverkas av naturliga skeenden, krig, terroristattacker, andra enskilda störningar, epidemier, tekniska misslyckanden etc.

Risken för utländska valutafluktuationer, innefattande transaktionsexponering eftersom Transcom fakturerar kunder i en valuta och betalar kostnader i en annan. Transcom är också exponerat för valutaomräkningar vid omvandling av tillgångar, skulder, resultat och kostnader denominerade i en annan valuta än Transcoms redovisningsvaluta, som är Euro.

Skatterisker såsom risker med olika skattesystem innefattande att företag inom Transcom-koncernen kan bli föremål för skatter för vilka lokala företag inte är föremål. Ytterligare skatterisker innefattar att Transcoms interna prissättningsmodell ifrågasätts av lokala skattemyndigheter, att uppskjutna skattefordringar kan behöva skrivas av och att Transcom kan bli föremål för skattekrav, p.g.a. exempelvis skatterevisioner.

D.3	Huvudsakliga risker som är specifika för värdepappren

Huvudsakliga risker som relaterar till Transcom och Fusionen är:

Risken för att avtal som är viktiga för Transcoms verksamhet kan komma att sägas upp med anledning av Fusionen, även om Transcom har bedömt att det inte finns några sådana avtal som, enligt avtalsvillkoren, kan komma att sägas upp i förtid med anledning av Fusionen.

Risken för negativa konsekvenser för det fall Fusionen inte genomförs, innefattande att stora delar av de kostnader som Fusionen medför måste betalas oavsett om Fusionen genomförs eller ej.

Risken för att ägarkoncentrationen begränsar andra aktieägares möjligheter att utöva inflytande, då Investment AB Kinnevik efter Fusionen kommer fortsätta att äga en väsentlig del av alla utstående aktier och kan komma att öka sitt aktieinnehav.

AVSNITT E – ERBJUDANDE

E.1	Emissionsbelopp och emissionskostnader	Ej tillämplig. Inga Aktier kommer säljas vid Fusionen. Uppskattade kostnader för Fusionen uppgår till cirka 1,1 MEUR och har medtagits i räkenskaperna per 30 juni 2014.

E.2a	Motiv för Fusionen och användning av emissionslikviden

Styrelserna för Bolaget och Transcom Lux har bedömt att ett byte av säte för det börsnoterade moderbolaget i Transcom-koncernen från Luxemburg till Sverige (“Hemvistbytet”) anpassar Transcoms hemvist till dess aktieägares, och har funnit att ett sådant hemvistbyte är en logisk åtgärd från flera perspektiv. Styrelserna har efter att ha utrett alternativa tillvägagångssätt funnit att Hemvistbytet skall genomföras genom en fusion mellan Transcom Lux och dess helägda dotterbolag Transcom Swe (“Fusionen”), varvid Transcom Lux:s aktieägare får möjligheten att godkänna Fusionen på en bolagsstämma.

Efter Fusionen kommer det nya börsnoterade moderföretaget i Transcom-koncernen inte längre vara bundet av lagstiftning i både Luxemburg och Sverige, vilket är fallet idag då bolaget har sitt säte i Luxemburg och dess depåbevis är upptagna till handel på en svensk börs. Detta kommer, förutom att spara kostnader vid bolagsrättsliga åtgärder, förenkla vid genomförandet av bolagsrättsliga åtgärder. En annan anledning till Hemvistbytet är att skapa förutsätntingar för bolagsstyrning som är mer välbekanta för de svenska aktieägarna, inklusive kravet att fullt ut tillämpa den svenska koden för bolagsstyrning. Efter Fusionen kommer bolagsstämmorna att hållas i Sverige istället för i Luxemburg. Eftersom majoriteten av aktieägarna är baserade i Sverige kan detta öka aktieägarnas deltagande och även den personliga närvaron på bolagsstämmorna. Genom Fusionen kommer den nuvarande ordningen med noterade depåbevis att upphöra vilket medför en förenklad och mindre kostsam handel och noteringsstruktur.

Som en del av Fusionen är det föreslaget att Transcom Lux:s två aktieslag, Stamaktier A och Preferensaktier B, slås samman till ett aktieslag. Styrelserna ser ett flertal fördelar med att ha en förenklad och mer transparent aktiestruktur, inklusive möjligheten till förbättrad likviditet i aktien.

Från ett kapitalmarknadsperspektiv kan även noteras att Transcom idag endast tillhandahåller aktiemarknadsinformation på engelska. Efter genomförandet av Fusionen kommer Transcom-koncernen att tillhandahålla information även på svenska, och därmed underlätta för ett stort antal aktieägare.

Ej tillämplig. Användning av emissionslikviden är inte aktuellt i förhållande till Fusionen.

E.3	Fusionens villkor och former

Fusionen är bland annat villkorad av att bolagsstämman i Transcom Lux godkänner Fusionen, emissionen av Aktierna att utgöra fusionsvederlag och att Aktierna i samband med emissionen av fusionsvederlaget godkänns för upptagande till handel på Nasdaq OMX Stockholm.

Som fusionsvederlag kommer Transcom Lux:s aktieägare, inklusive de personer som innehar sina aktier genom depåbevis, att erhålla en (1) ny Aktie för varje innehavd Stamaktie A och en komma noll nio (1,09) nya Aktier för varje innehavd Preferensaktie B.

Efter att den extra bolagsstämman i Transcom Lux har fattat de nödvändiga besluten för att genomföra Fusionen och Bolagsverket har registrerat Fusionen kommer alla aktier i Transcom Lux att ersättas med nyemitterade Aktier i Bolaget utan att innehavare av depåbevis behöver företa ytterligare åtgärder. Berättigade att erhålla fusionsvederlag kommer att vara de som är upptagna i Transcom Lux:s aktiebok, respektive i den av Euroclear Sweden AB förda förteckningen över depåbevis avseende Transcom Lux:s aktier, per dagen för Bolagsverkets slutliga registrering av Fusionen.

Avseende de aktieägare som äger sina aktier genom depåbevis kommer fusionsvederlaget redovisas (erläggas) genom att Euroclear Sweden AB och/eller Transcom Lux:s depåbevisbank snarast möjligt efter att Bolagsverket slutligt registrerat Fusionen, på varje vederlagsberättigads VP-konto registrerar det antal Aktier i Bolaget som tillkommer denne. Senast samtidigt därmed skall dennes innehav av depåbevis avseende aktier i Transcom Lux avregistreras från samma konto.

Registreringen av nya Aktier på VP-kontot beräknas inte ske tidigare än under det fjärde kvartalet 2014. Mer information om vilket datum Aktierna kommer registreras på respektive VP-konto kommer att offentliggöras så snart som möjligt.

E.4	Intressen och intressekonflikter	Det förekommer inte några familjeband mellan styrelseledamöter och ledande befattningshavare i Transcom. Samtliga styrelseledamöter är oberoende i förhållande till Transcom och koncernledningen med undantag för John C. Freker Jr., eftersom han innehaft ett konsultuppdrag för Transcom, vilket avslutades i juli 2014. Med undantag för Mia Brunell Livfors (nyligen VD i Investment AB Kinnevik), Mikael Larsson (ekonomidirektör i Investment AB Kinnevik) och Stefan Charette (VD i Creades AB) är alla styrelseledamöter oberoende även i förhållande till Transcoms större aktieägare.

E.5	Säljare av aktier och lock up-avtal	Ej tillämplig. Fusionen innefattar inte några säljare av aktier eller lock-up avtal.

E.6	Utspädningseffekt	Ej tillämplig. Ingen utspädningseffekt blir aktuell i förhållande till Fusionen.

E.7	Kostnader som åläggs investerare	Ej tillämplig. Inga kostnader kommer åläggas investerare i förhållande till Fusionen.

Summary

This summary contains specific disclosure requirements arranged in key elements. The elements are numbered under the Sections A–E (A.1–E.7). The summary contains the elements required for a prospectus summary for this type of issuer. Since some elements are not applicable for all types of prospectuses, there may be gaps between the numbering of the elements. Although the inclusion of an element may be required in this type of prospectus summary, the equivalent information may not always be available. In this case, the element is marked “N/A” followed by a brief description of the disclosure requirement.

Section A—Introduction and warnings

A.1	Introduction and warnings	This summary should be read as introduction to the Information Document. Any decision to invest in the Shares should be based on consideration of the Information Document as a whole by the investor. Where a claim relating to the information contained in the Information Document is brought before a court, the plaintiff investor might, under the national legislation of the Member States, have to bear the costs of translating the Information Document before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of the Information Document or it does not provide, when read together with the other parts of the Information Document, key information in order to aid investors when considering whether to invest in Shares.

A.2	Introduction and warnings	N/A. The Merger does not include financial intermediaries.

Section B -Issuer and any guarantor

B.1	The legal and commercial name of the issuer	The Company’s legal and commercial name is Transcom Worldwide AB (publ), corporate registration number 556880-1277. The Company’s Shares will be traded on Nasdaq OMX Stockholm under the ticker TWW.

B.2	Domicile and legal form of the issuer, etc.	The Company is domiciled in Stockholm, Sweden, and its legal form is a limited liability company. The Company was formed in Sweden and operates under Swedish legislation.

B.3	Nature of the operations and principal activities	Transcom is a global customer experience specialist, providing customer care, sales, technical support and credit management services through its network of 57 contact centers and work-at-home agents across 24 countries on five continents. Transcom’s principal role is to positively impact customer loyalty and, thus, increase revenue through making service and support interactions as effortless and enjoyable as possible for Transcoms clients’ customers. Transcom’s customer experience specialists engage with end customers in multiple channels, including phone, e-mail, chat and social media communities. The operations are divided into home markets, nearshore locations and offshore locations. Home markets are markets where the contact centers are located in the same country as the end customer. These markets are sometimes also served from contact centers located in countries close to the end market (nearshore locations) and from offshore locations located further away from the end market, generally on a different continent. Transcom’s clients are active in a large number of different industry sectors. However, companies in the telecommunications industry and the financial services industry dominate. In 2013, more than 60 per cent of Transcom’s revenue related to clients within the telecommunications industry and 15 per cent of the revenue came from clients in the financial services industry.

Transcom is operating in the Customer Management (CM) Contact Center BPO market, which is a subset of the global Business Process Outsourcing (BPO) market. As defined by Gartner, Inc., a world-leading information technology research and advisory company, the CM Contact Center BPO market comprises the processes that link an organization with its existing and potential customers. The overall goals are to find, select, attract, and win new clients, nurture and retain those the company already has, and win back those a company has lost. Gartner further divides the CM Contact Center BPO market into four sub-segments, reflecting the above-mentioned goals: customer selection, customer acquisition, customer retention, and customer extension.

B.4a	Trends

Non-voice interactions set to overtake phone in a few years

Today, the bulk of customer care outsourcing companies’ revenue is generated by voice-based services, i.e. phone. However, multichannel and automated self-service solutions are growing rapidly. Gartner predicts that non-voice services will overtake the voice channel in 2016 or 2017. Growth is expected to be highest in the web, chat, SMS and mobile app channels. Less complex issues will increasingly be resolved via self-service tools or non-voice interactions, resulting in fewer voice calls for contact centers. At the same time, more complex issues will migrate to the voice channel. This will put pressure on current business models, e.g. in terms of staff recruitment and training, price models and performance measurement.

Proliferation of web- and mobile-based technologies and services

Increasing numbers of advanced mobile devices are driving demand for customer management BPO, both in mature markets in emerging markets.

New markets are emerging

The global CM Contact Center BPO market is expected to grow by approximately 5 per cent per year up to the year 2018. Looking behind this aggregate number, growth rates vary significantly across different regions. Growth is expected in some mature western markets, particularly in the United States, the world’s single largest market for CM Contact Center BPO services. There is a clear pattern of higher demand from companies based in the Asia-Pacific region and in Latin America. Traditional offshore locations are now also developing into delivery centers for domestic clients. These rapidly growing home markets are likely to change competitive dynamics, as global and local outsourcing companies compete for opportunities.

Customer experience is becoming more important as a competitive differentiator

While increased cost efficiency is clearly an important driver of companies’ outsourcing decisions, viewing and evaluating customer management operations primarily as a cost center is becoming progressively less meaningful. To many companies, the quality of their customer care operations is fundamental to their ability to execute their service-based strategies to increase loyalty, retention and customer sales. Declining rates of economic growth in many markets, have only served to accelerate this trend. As a result, outsourcing companies need to adapt their business models as contract structures and incentive schemes are evolving to put greater emphasis on customer loyalty and revenue generation.

B.5	Description of the Group, and the issuer’s position within the Group	The Company is prior to the final registration of the Merger a wholly owned Subsidiary of Transcom Lux, which is the parent company of the Group. Transcom Lux owns, directly and indirectly, a substantial number of Subsidiaries worldwide. After the final registration of the Merger, the Company will constitute the parent company of the Group, since all assets and liabilities of Transcom Lux will through the Merger pass to the Company.

B.6	Major shareholders, individuals required to notify their interest in Transcom

The Company is, prior to the final registration of the Merger, wholly owned by Transcom Lux.

As of 30 May 2014 Investment AB Kinnevik holds 33.0 per cent of the capital and 39.7 per cent of the voting rights in Transcom Lux, Creades AB holds 6.6 per cent of the capital and 13.2 per cent of the voting rights in Transcom Lux and Försäkringsaktiebolaget Avanza Pension holds 5.4 per cent of the capital and 3.9 per cent of the voting rights in Transcom Lux.

After the final registration of the Merger, Investment AB Kinnevik is estimated to hold 32.68 per cent, Creades AB is estimated to hold 6.31 per cent and Försäkringsaktiebolaget Avanza Pension is estimated to hold 5.47 per cent of the capital and voting rights in the Company.

B.7	Selected key financial information and narrative description	TRANSCOM LUX GROUP—INTERIM CONDENSED CONSOLIDATED INCOME STATEMENT

	Jan-Jun, 2014	Jan-Jun, 2013
	(IAS 34)	(IAS 34)
TEUR	Unaudited	Unaudited
Revenue	312,097	336,930
Cost of sales	-249,542	-269,606

Gross profit	62,555	67,324
Marketing expenses	-2,817	-3,299
Administrative expenses	-49,736	-54,257
Restructuring expenses	-522	-6,044
Intangible assets impairment	0	0
Gain/loss on disposal of operating unit	-1,266	5,959
Other income/expenses	-1,367	-737

Operating profit/loss	6,847	8,946
Net financial items	-1,881	-3,563

Profit/loss before tax	4,966	5,383
Income tax expense	-4,592	-3,183

Profit/loss for the period attributable to equity holders of the parent	374	2,200
Earnings per share attributable to equity holders of the parent
Earnings before and after dilution per A class share, Euro cent per common share	0,0	0,2
Earnings before and after dilution per B class share, Euro cent per common share	0,0	0,2

TRANSCOM LUX GROUP—INTERIM CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

TEUR	Jan-Jun, 2014 (IAS 34) Unaudited	Jan-Jun, 2013 (IAS 34) Unaudited
Profit/loss for the period	374	2,200
Other comprehensive income
Other comprehensive income to be reclassified to profit or loss in subsequent periods:	0	0
Exchange differences on translation of foreign operations	-692	-1,576

Other comprehensive income not to be reclassified to profit or loss in subsequent periods:
Other comprehensive income for the period, net of tax	-692	-1,576

Total comprehensive income for the period, net of tax, attributable to equity holders of the parent	-318	624

TRANSCOM LUX GROUP—INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

TEUR	Jun 30, 2014 (IAS 34) Unaudited	Jun 30, 2013 (IAS 34) Unaudited
ASSETS
Non-current assets
Goodwill	96 973	140 153
Other intangible assets	3 140	6 666
Tangible assets	15 682	14 908
Deferred tax assets	4 619	1 330

Other receivables	3 287	1 301

	123 701	164 358
Current assets
Trade receivables	87 702	99 144
Income tax receivables	5 989	5 258
Other receivables	34 607	26 962
Prepaid expenses and accrued income	23 870	30 772
Cash and cash equivalents	31 433	34 421

	183 601	196 557
Assets classified as held for sale	20 894	68

	204 495	196 625
TOTAL ASSETS	328 196	360 983
EQUITY AND LIABILITIES
Equity attributable to equity holders of the parents	111 116	133 691

Non-current liabilities
Interest bearing liabilities	73 111	81 010
Employee benefit obligations	2 608	2 927
Provisions	861	8 630
Deferred tax liabilities	1 929	1 723
Income tax payables	3 193	0
Other liabilities	123	0

	81 825	94 290
Current liabilities
Interest bearing liabilities	12 615	10 125
Provisions	1 486	7 565
Trade payables	24 249	26 209
Income tax payables	10 765	3 591
Other liabilities	28 132	27 487
Accrued expenses and prepaid income	54 388	58 025

	131 635	133 002
Liabilities classified as held for sale	3 620	0

	135 255	133 002
Total liabilities	217 080	227 292

TOTAL EQUITY AND LIABILITIES	328 196	360 983

TRANSCOM LUX GROUP—INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
	Jan-Jun, 2014	Jan-Jun, 2013
	(IAS 34)	(IAS 34)
TEUR	Unaudited	Unaudited
Cash flow from operating activities
Profit/loss before tax	4 966	5 383
Adjustments to reconcile profit before tax to net cash:
Adjustments for non cash items	4 279	-4 945
Net financial items	1 881	0
Income taxes paid	-6 952	-3 904

Cash flow from operating activities before changes in working capital	4 174	-3 466

Change in working capital	-16 691	-6 722

Cash flow from operating activities	-12 517	-10 188
Investments and disposals of tangible assets	-3 145	-3 667
Investments and disposals of intangible assets	-75	-467

Disposals of business, net of cash	741	-1 483
Other cash flow from investing activities	0	0

Cash flow from investing activities	-2 479	-5 617

Borrowing of loans	2 546	10 432
Repayments of loans	-11 200	0
Payment of finance lease liabilities	0	0
Interest paid	-3 334	-2 806

Cash flow from financing activities	-11 988	7 626

Cash flow for the period	-26 984	-8 179
Cash and cash equivalents at beginning of the period	58 362	42 600
Cash flow for the year	-26 984	-8 179
Exchange rate differences in cash and cash equivalents	55	0
Cash and cash equivalents at end of the period	31 433	34 421

TRANSCOM LUX—GROUP CONSOLIDATED INCOME STATEMENT

	2013	2012	2011
	(IFRS)	(IFRS)	(IFRS)
TEUR	Audited	Audited	Audited
Revenue	653,184	605,581	554,069
Cost of sales	-522,086	-493,749	-458,335
Gross profit	131,098	111,832	95,734
Marketing expenses	-5,963	-6,459	-6,426
Administrative expenses	-107,255	-102,742	-84,203
Restructuring expenses	-7,082	-247	-18,167
Impairment of intangible assets	-21,125	-20,641
Net gain on disposal of business	5,128
Other operating income/expenses	-246	622	-15,978
Operating profit/loss	-5,445	-17,635	-29,040
Financial income	123	366	1,393
Financial expenses	-6,913	-6,320	-4,361
Profit/loss before tax	-12,235	-23,589	-32,008
Income tax expense	-6,328	-6,975	-18,350
Profit/loss for the period	-18,563	-30,564	-50,358
Attributable to:
-equity holders of the parent	-18,563	-30,564	-50,358
-non-controlling interests	—	—	—
Weighted average number of shares in issue during the year (000)	1,245,532	1,245,532	80,327
Earnings per share attributable to equity holders of the parent
Earnings before and after dilution per A class share. Euro cent per common share	-1.5	-2.4	-63.0
Earnings before and after dilution per B class share. Euro cent per common share	-1.5	-2.4	-63.0

TRANSCOM LUX GROUP—CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	2013	2012	2011
	(IFRS)	(IFRS)	(IFRS)
TEUR	Audited	Audited	Audited
Profit/loss for the period	-18,563	-30,564	-50,358
Other comprehensive income
Other comprehensive income to be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations	-3,198	1,522	-9,514
Cash flow hedges			-502
Income tax effect	—		166
	-3,198	1,522	-9,850
Other comprehensive income not to be reclassified to profit or loss in subsequent periods:
Actuarial profit/loss on post employment benefit obligations	-138	-388	251
Income tax effect	75
	-63	-388	251
Other comprehensive income for the period, net of tax	-3,261	1,134	-9,599
Total comprehensive income for the period, net of tax	-21,824	-29,430	-59,957
Attributable to:
-equity holders of the parent	-21,824	-29,430	-59,957
-non-controlling interests	—	—	—

TRANSCOM LUX GROUP—CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	2013	2012	2011
	(IFRS)	(IFRS)	(IFRS)
TEUR	Audited	Audited	Audited
Assets
Non-current assets
Intangible assets	116,334	147,921	171,682
Tangible assets	15,609	14,518	12,386
Deferred tax assets	4,784	3,540	5,088
Other receivables	1,143	1,350	2,185
	137,870	167,329	191,341
Current assets
Trade receivables	98,557	89,827	86,315
Income tax receivables	4,823	3,542	3,817
Other receivables	26,039	25,149	18,522
Prepaid expenses and accrued income	19,966	29,685	25,300
Cash and cash equivalents	58,362	42,600	52,076
	207,747	190,803	186,030
Total assets	345,617	358,132	377,371
Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	53,558	53,558	53,558
Other contributed capital	11,458	11,458	11,458
Reserves	17,583	20,704	19,223
Retained earnings including net profit for the year	28,743	47,306	78,175
Total equity	111,342	133,026	162,414
Non-current liabilities
Interest bearing liabilities	16	70,572	65,449
Employee benefit obligations	2,635	2,834	2,414
Provisions	2,225	10,518	18,081
Deferred tax liabilities	2,680	2,650	5,342

Income tax payables	4,417
Other liabilities	73	67	147
	12,046	86,641	91,433
Current liabilities
Interest bearing liabilities	94,425	10,167	152
Derivative financial instruments			272
Provisions	2,576	16,559	22,913
Trade payables	25,562	24,797	21,637
Income tax payables	9,809	544
Other liabilities	37,931	24,726	19,984
Accruedexpensesandprepaidincome	51,926	61,672	58,566
	222,229	138,465	123,524
Total liabilities	234,275	225,106	214,957
Total equity and liabilities	345,617	358,132	377,371

TRANSCOM LUX GROUP—CONSOLIDATED STATEMENT OF CASH FLOWS

	2013	2012	2011
	(IFRS)	(IFRS)	(IFRS)
TEUR	Audited	Audited	Audited
Cash flows from operating activities
Profit/loss before tax	-12,235	-23,589	-32,008
Adjustments for non cash items:
Depreciation and amortization	9,123	11,083	13,637
Impairment losses	21,125	20,641	2,168
Change in provisions including employee benefit obligations	1,678	-13,496	27,992
Result from disposal of business	-5,128
Other non-cash adjustments	431	3,207	-9,799
Income taxes paid	-7,885	-7,136	-5,625
Cash flows from operating activities before changes in working capital	7,109	-9,290	-3,635
Changes in working capital:
Change in operating receivables	-5,500	-14,158	-1,028
Change in operating liabilities	8,301	11,009	32,457
Changes in working capital	2,801	-3,149	31,429
Cash flow from operating activities	9,910	-12,439	27,794
Cash flows from investing activities
Investments in property, plant and equipment	-8,467	-8,530	-5,121
Investments in intangible assets	-631	-823	-120
Investments in business, net of cash	-80
Disposal of property plant and equipment	193
Disposals of business, net of cash	4,475		-8,662
Changes in other non-current assets	-8
Cash flow from investing activities	-4,518	-9,353	-13,903
Cash flows from financing activities
Proceeds from borrowings	14,000	15,244	31,116
Repayment of borrowings			-84,292
Payment of finance lease liabilities	-147
Interest paid	-2,630	-2,981	-3,429
Proceeds from issuance of shares net of share issuance costs			53,882
Dividends paid to equity holders of the parent			-69
Cash flow from financing activities	11,223	12,263	-2,792
Cash flow for the year	16,615	-9,529	11,099
Cash and cash equivalents at beginning of the year	42,600	52,076	40,977
Cash flow for the year	16,615	-9,529	11,099
Exchange rate differences in cash and cash equivalents	-853	53
Cash and cash equivalents at end of the year	58,362	42,600	52,076

TRANSCOM SWE GROUP—INTERIM CONDENSED CONSOLIDATED INCOME STATEMENT

TEUR	Jan-Jun, 2014 (IAS 34) Unaudited	Jan-Jun, 2013 (IAS 34) Unaudited
Revenue	10 501	1 331
Cost of sales	-4 494	-1 331

Gross profit	6 007	0
Administrative expenses	-7 152	-112
Other operating income/expenses	-327	0

Operating profit/loss	-1 472	-112
Finance net	0	-3

Profit/loss before tax	-1 472	-115
Income tax expense	-26	0

Profit/loss for the period	-1 498	-115

TRANSCOM SWE GROUP CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Jan-Jun, 2014	Jan-Jun, 2013
	(IAS 34)	(IAS 34)
TEUR	Unaudited	Unaudited
Profit/loss for the period	-1 498	-115
Exchange differences on translation of foreign operations	1	0

Total comprehensive income for the period, net of tax	-1 497	-115

TRANSCOM SWE GROUP—INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	Jun 30, 2014	Dec 31, 2013
	(IAS 34)	(IAS 34)
TEUR	Unaudited	Unaudited
Assets
Non-current assets
Tangible assets	190	13
Other receivables	40	0

	230	13
Current assets
Trade receivables	618	777
Trade receivables from Group companies	28 360	20 041
Income tax receivables	73	0
Other receivables	13	0
Prepaid expenses and accrued income	96	13
Cash and cash equivalents	17	0

	29 176	20 831

Total assets	29 406	20 844
Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	55	55
Foreign translation reserve	1	0
Retained earnings including net profit for the period	-1 199	299

Total equity	-1 143	364
Non-current liabilities	—	—

	—	—
Current liabilities
Trade payables	363	208
Trade payables to Group companies	27 989	19 369
Income tax payables	73	26
Other liabilities	328	609
Accrued expenses and prepaid income	1 796	278

	30 549	20 490

Total liabilities	30 549	20 490

Total equity and liabilities	29 406	20 844

TRANSCOM SWE GROUP—INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

TEUR	Jan-Jun, 2014 (IAS 34) Unaudited	Jan-Jun, 2013 (IAS 34) Unaudited
Cash flows from operating activities
Profit/loss before tax	-1 472	-115
Adjustments for non cash items:
Depreciation and amortization	4	0
Income taxes paid	-52	-7

Cash flows from operating activities before changes in working capital	-1 520	-122
Changes in working capital:
Change in operating receivables	-8 295	-1 749
Change in operating liabilities	10 013	1 815

Changes in working capital	1 718	66

Net cash flow from operating activities	198	-56

Cash flows from investing activities
Investments in property, plant and equipment	-181	0

Net cash flow from investing activities	-181	0

Cash flows from financing activities

Net cash flow from financing activities	0	0

Net cash flow for the period	17	-56

Cash and cash equivalents at beginning of the period	0	56
Net cash flow for the period	17	-56
Exchange rate differences in cash and cash equivalents	0	0

Cash and cash equivalents at end of the year	17	0

TRANSCOM SWE – UNCONSOLIDATED INCOME STATEMENT

TEUR	01/01/2013 31/12/2013 (Swe GAAP) Audited	09/01/2012 31/12/2012 (Swe GAAP) Audited
Revenue	17 920	—
Cost of sales	-5 666	—

Gross profit	12 255	—
Administrative expenses	-11 948	-43
Other operating income	275	—
Other operating expenses	-209	—

Operating profit/loss	373	-43
Financial income	—	—
Financial expenses	-1	—

Profit/loss before tax	372	-43
Income tax expense	-73	—

Profit/loss for the year	299	-43

TRANSCOM SWE – UNCONSOLIDATED STATEMENT OF FINANCIAL POSITION

	2013	2012
	(Swe GAAP)	(Swe GAAP)
TEUR	Audited	Audited
Assets
Non-current assets
Tangible assets	13	—

	13	—
Current assets
Trade receivables	777	—
Receivables from group companies	20 041	0
Prepaid expenses and accrued income	13	—
Cash and cash equivalents	—	56

	20 831	56

Total assets	20 844	56
Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	55	55
Retained earnings including net profit for the year	299	— 0

Total equity	354	55
Current liabilities
Trade payables	208	0
Liabilities to group companies	19 369	0
Income tax payables	26	—
Other liabilities	609	—
Accrued expenses and prepaid income	279	—

	20 490	1

Total liabilities	20 490	1

Total equity and liabilities	20 844	56

TRANSCOM SWE – UNCONSOLIDATED STATEMENT OF CASH FLOWS

	2013	2012
	(Swe GAAP)	(Swe GAAP)
TEUR	Audited	Audited
Cash flows from operating activities
Operating profit/loss	373	-43
Adjustments for non cash items:	-228	0
Received interest	0	0
Paid interest	-1	0
Income taxes paid	-47	0

Cash flows from operating activities before changes in working capital	97	-43
Changes in working capital:
Change in operating receivables	-20 601	0
Change in operating liabilities	20 464	1

Changes in working capital	-137	1

Net cash flow from operating activities	-40	-42

Cash flows from investing activities
Investments in property, plant and equipment	-15	0

Net cash flow from investing activities	-15	0

Cash flows from financing activities
Proceeds from issuance of shares net of share issuance costs	0	98

Net cash flow from financing activities	0	98

Net cash flow for the year	-56	56

Cash and cash equivalents at beginning of the year	56	0
Net cash flow for the year	-56	56

Cash and cash equivalents at end of the year	0	56

Significant events after December 31, 2013, affecting Transcom’s result and financial position.

Transcom closed the St. Catharines site in Canada in Q1 2014, improving the cost structure and capacity utilization in North America.

The Group has experienced higher costs in the Iberia & Latam region due to the simultaneous ramp-up of volumes at Transcom’s new site in Cali, Colombia, and the ramp-down of volumes in Chile.

Investments made in Spain in Q1 2014, in order to expand and increase revenues with installed base clients, impacted on Transcom’s profitability in Q1 2014.

Transcom has divested a number of Credit Management Services (CMS) units in 2014: CMS Austria for €15m on a cash and debt free basis, CMS Poland, Czech for €2m on a cash and debt free basis. These divestments will allow Transcom to focus on its core customer care outsourcing business.

In January 2014, Transcom renegotiated its existing Revolving Credit Facility, which was due to expire in October 2014. An agreement, coming into effect on 29 January 2014, was reached with all existing lenders – SEB, DNB, and Handelsbanken – to implement a new, €103.8 million three-year facility to replace the previous one. This agreement has provided the Group with increased financial flexibility.

B.8	Selected pro forma financial information	The Merger between Transcom Lux and Transcom Swe is a downstream merger by absorption where the parent company Transcom Lux is absorbed by its fully owned subsidiary Transcom Swe i.e. Transcom Swe is the surviving company.

The purpose of the consolidated proforma financial information below is to show the hypothetical impact which the Merger of Transcom Lux and Transcom Swe would have had on Transcom Swe’s consolidated statement of financial position if the Merger had been completed 30 June 2014. The purpose of the unconsolidated proforma financial information below is to show the hypothetical impact which the Merger of Transcom Lux and Transcom Swe would have had on Transcom Swe’s unconsolidated statement of financial position if the Merger had been completed 30 June 2014

The pro forma financial statements describe a hypothetical situation and have been produced solely for illustrative purposes. The information is neither intended to present the financial position that the business would actually have achieved, nor is it intended to indicate the Group’s financial position at any future point in time. Potential synergies or integration costs have not been taken into consideration.

TRANSCOM SWE GROUP—INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(PROFORMA)

30/06/2014 TEUR	Transcom Lux Group before Merger (IFRS) Unaudited	Proforma adjustments	Note		Transcom Swe Group after Merger (IFRS) Unaudited
Assets
Non-current assets
Goodwill	96 973				96 973
Other intangible assets	3 140				3 140
Tangible assets	15 682				15 682
Deferred tax assets	4 619				4 619
Other receivables	3 287				3 287

	123 701	—			123 701
Current assets
Trade receivables	87 702				87 702
Income tax receivables	5 989				5 989
Other receivables	34 607				34 607
Prepaid expenses and accrued income	23 870				23 870
Cash and cash equivalents	31 433				31 433

	183 601	—			183 601

Assets classified as held for sale	20 894				20 894

	204 495				204 495
Total assets	328 196	—			328 196
Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	53 558	2 465	a	)	56 023
Other contributed capital	11 458	-2 465	a	)	8 993
Other reserves	16 983	-4 264	b	)	12 719
Retained earnings including net profit for the period	29 117	4 264	c	)	33 381

Total equity	111 116	—			111 116
Non-current liabilities
Interest bearing liabilities	73 111				73 111
Employee benefit obligations	2 608				2 608
Provisions	861				861
Deferred tax liabilities	1 929				1 929

Income tax payables	3 193		3 193
Other liabilities	123		123

	81 825	—	81 825
Current liabilities
Interest bearing liabilities	12 615		12 615
Provisions	1 486		1 486
Trade payables	24 249		24 249
Income tax payables	10 765		10 765
Other liabilities	28 132		28 132
Accrued expenses and prepaid income	54 388		54 388

	131 635	—	131 635
Liabilities classified as held for sale	3 620		3 620

	135 255		135 255

Total liabilities	217 080	—	217 080

Total equity and liabilities	328 196	—	328 196

Note a)
The share capital in Transcom Swe will change after the merger. The subsidiary intends as merger consideration issue 1 new Ordinary share for each Class A Ordinary share issued by Transcom Lux and 1.09 new Ordinary share for each Class B Preference share issued by Transcom Lux. The subsidiary, Transcom Swe, today has 1 279 070 Ordinary shares (nominal value 0.043EUR) which will be kept by the Company after the merger. Therefore, the registered share capital of Transcom Swe will through the merger be increased with 55 968 TEUR.

Class A Ordinary shares, Transcom Lux, before merger	622 767 823
Class B Preference shares, Transcom Lux, before merger	622 764 910
Ordinary shares, Transcom Swe, before merger	1 279 070
Ordinary shares, Transcom Swe, after merger	1 302 860 600	(1 279 070 + 622 767 823+(622 764 910x1.09))

TEUR
Share capital before merger, Transcom Swe	55	(1 279 070 shares x nominal value EUR 0.043)
Share capital increase due to merger	55 968	(1 301 581 530 shares x nominal value EUR 0.043)

Share capital after merger	56 023
Proforma adjustment, Share capital			2 465

Proforma adjustment, Other contributed capital to increase Share capital			-2 465

Note b)
The merger will not have any impact on the assets or liabilities of the group, and consequently not on the total equity, over and above from the merger costs. However, the composition within equity will change due to change in share capital and change of parent company. “Other contributed capital” will be reduced with an amount corresponding to the increase in “Share capital”, 2 465 TEUR.
“Reserves” have been analysed based on the fact that Transcom Swe is the new parent company, and based on that some reclassifications have been recorded.

Proforma adjustment, Reserves			-4 264

Note c)
Transcom Lux’s part of Reserves and Other non distributable reserves will after the merger be included in the merger difference in Retained earnings.

Proforma adjustment, Retained earnings including net profit for the year			4 264

TRANSCOM SWE (NEW PARENT COMPANY) INTERIM UNCONSOLIDATED BALANCE SHEET (PROFORMA)

30/06/2014 TEUR	Transcom Swe before merger Swedish GAAP Unaudited	Transcom Lux before merger Lux GAAP Unaudited	GAAP adjustments	Proforma adjustments	Note		Transcom Swe after merger Swedish GAAP Unaudited
Assets
Non-current assets
Formation expenses		1 714	-1 714		a	)	0
Intangible assets	—	2 940					2 940
Tangible assets	85	231					316
Shares in affiliated undertakings	49	92 827		-98	b	)	92 778
Other financial assets	—	134	-134		c	)	0

	134	97 846	-1 848	-98			96 034
Current assets
Trade receivables	28 977	372 737	893	-84 296	d	)	318 311
Income tax receivables	73	24					97
Other receivables	13	1 787					1 800
Prepaid expenses and accrued income	96	868					964
Cash and cash equivalents	—	418					418

	29 159	375 834	893	-84 296			321 590
Total assets	29 293	473 680	-955	-84 394			417 624
Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	55	53 558		2 410	e	)	56 023
Share premium		14 886	-3 428	-11 458	f	)	—
Revaluation reserve		- 893	893		d	)	—
Reserves	—	54 001		-54 001	f	)	—
Retained earnings including net profit for the period	-1 083	-62 134	1 580	62 951	f	)	1 314

Total equity	-1 028	59 418	-955	-98			57 337
Non-current liabilities
Interest bearing liabilities	—	72 893					72 893

	—	72 893	—	—			72 893
Current liabilities
Interest bearing liabilities	—	10 000					10 000
Provisions	—	83					83

Trade payables	28 148	329 304		-84 296	g	)	273 156
Income tax payables	73	975					1 048
Other liabilities	328	406					734
Accrued expenses and prepaid income	1 773	601					2 373

Total liabilities	30 322	414 262	—	-84 296	—		360 287
Total equity and liabilities	29 293	473 680	-955	-84 394			417 624

Note a)

GAAP adjustment

Formation expenses correspond to transaction costs incurred in 2011 when the Company was recapitalized. According to Swedish GAAP these costs are deducted from equity.	-1 714
The formation expenses are amortized over 5 years according to Lux GAAP.

Note b)

Proforma adjustment

Elimination of Transcom Lux’s book value of shares in Transcom Swe.	-98

Note c)

GAAP adjustment

According to Lux GAAP treasury shares are capitalized as a financial asset. Treasury shares are presented as financial assets according to Lux GAAP – according to Swedish GAAP, they are reported as a reduction of equity.	-134

Note d)

GAAP adjustment

According to Lux GAAP, unrealized exchange gains are not recognized whereas they are recognised under Swedish GAAP. In Lux GAAP unrealized exchange gains are booked as an revaluation reserve within equity.	893

Proforma adjustment

Intercompany trade receivables are eliminated.	-84 296

Note e)

Proforma adjustment

The share capital in Transcom Swe will increase as a result of the merger. The subsidiary intends as merger consideration issue 1 new Ordinary share for each Class A Ordinary share issued by Transcom Lux and 1.09 new Ordinary share for each Class B Preference share issued by Transcom Lux. The subsidiary, Transcom Swe, today has 1 279 070 Ordinary shares (nominal value 0.043EUR) which will be maintained as treasury shares by the Company after the merger. Therefore, the registered share capital of Transcom Swe will through the merger be increased with 55 968 TEUR.

Class A Ordinary shares, Transcom Lux, before merger	622 767 823
Class B Preference shares, Transcom Lux, before merger	622 764 910
Ordinary shares, Transcom Swe, before merger	1 279 070
Ordinary shares, Transcom Swe, after merger (1 279 070 + 622 767 823+(622 764 910 x 1.09))	1 302 860 600

TEUR

Share capital, Transcom Swe, before merger		55
Share capital, Transcom Lux, before merger		53 558
Share capital after merger		56 023

Proforma adjustment, Share capital (622 764 910 x 0.09 x nominal value EUR 0.043)		2 410

Note f)

Incurred transaction cost previously not recorded as a reduction of share premium according to Lux GAAP.

GAAP adjustments

Formation expenses/transaction costs (see note a)		-1 714
Amortization on formation expenses (see note a)		-1 714

-3 428
Treasury shares are presented as financial assets under Lux GAAP – under Swedish GAAP, they are reported as a reduction of equity.
Treasury shares (see note c)		-134
Amortization on formation expenses (see note a)		1 714

Retained earnings		1 580

Proforma adjustments

Transcom Lux’s part of Share premium and Reserves will after the merger be included in the merger consideration shown in retained earnings.
Share premium/Other contributed capital reclassified as retained earnings		-11 458
Reserves reclassified as retained earnings		-54 001
Merger effect net of increase in share capital (see below)		2 397
Retained earnings Transcom Lux under LUX GAAP		62 134
GAAP adjustments		-1 580

Retained earnings		62 951
Net book value Transcom Lux	59 418
Shares in Transcom Swe	-98
Adjustment Lux GAAP to RFR 2	-955

Merger effect	58 365
Share capital increase	-55 968

Merger effect net of increase in share capital	2 397

Note g)

Proforma adjustment

Trade receivables and payables between the merged entities are eliminated.		-84 296

B.9	Profit forecast	N/A Transcom has not provided a profit forecast.

B.10	Qualifications in audit reports	The audit reports follow the standard format and contain no remarks except for the audit report with regard to the 2012 financial statements of Transcom Lux which includes the following emphasis of matter “Without qualifying our opinion we draw attention to the fact that the Company has restated its consolidated financial statements as of 31 December 2011 and for the year then ended as discussed under note 2.1.1”.

B.11	Insufficient working capital	N/A Transcom has sufficient working capital for the current needs over the coming 12 months.

Section C - Securities

C.1	Shares being admitted to trading	The Shares being admitted to trading on Nasdaq OMX Stockholm are the ordinary Shares of the Company (the ISIN- code of the Shares will be, SE0006055257). After the execution of the proposed reversed split 50:1, the ISIN-code will be SE0006168316.

C.2	Currency	The currency of the Shares is EUR.

C.3	Total number of shares issued	Prior to the final registration of the Merger and the issue of the consideration Shares, the Company’s registered share capital amounts to EUR 55,000.01, represented by 1,279,070 Shares. The quota value per share is EUR 0.043. When the Merger has been registered with the SCRO and the consideration Shares have been issued, the Company’s share capital will amount to EUR 56,023,005.8 represented by 1,302,860,600 Shares. The quota value of each share will remain EUR 0.043.

C.4	Rights attached to the Shares	Each Share of the Company carries one voting right at general meetings of shareholders and the shareholders may vote for the total number of shares they hold and represent, with no limitations on voting rights. The Shares carry equal rights to the Company’s profit, as well as to any surplus upon liquidation. A resolution on the distribution of profit is adopted at a general meeting of shareholders and payment is administered by Euroclear Sweden. Entitlement to receive a dividend is limited to those who are registered in the share register maintained by Euroclear on the record date determined by the general meeting of shareholders.

C.5	Transferability restrictions	N/A. The Shares are not subject to any restrictions on the right to be transferred.

C.6	Admission to trading	The completion of the Merger is conditional upon the admittance to trading at Nasdaq OMX Stockholm of the Shares issued by the Company, which is estimated to occur during the fourth quarter 2014. The exact date in relation to the last day of trading in the Share SDRs and the first day of trading in the Shares will be made public in advance as soon as such information is available.

C.7	Dividend policy	The Company and Transcom Group have no explicit target with regard to the proportion of net earnings that is to be distributed to its shareholders. The intention is to, over the short term, strengthen the Company’s and Transcom Group’s balance sheet to reduce the leverage of the Company and Transcom Group. Over the long term, once such process of reducing the leverage etc has been completed, the Company intends to commence distribution of dividends annually.

Section D – Risks

D.1	Key risks that are specific to the issuer or its industry

There are a number of risk factors that affect and may affect Transcom’s operations which, to varying degrees, have an impact on Transcom’s revenue, operations, profitability and financial position. These risks are monitored and to the extent possible, managed by Transcom.

Key risks specific for Transcom’s operations are:

The risk of overcapacity situations in case of volume reductions or termination of client contracts.

The risk of significant volume reduction in relation to key clients, since a significant portion of Transcom’s revenue is generated from a limited number of clients in few industry verticals. Furthermore, since Transcom is highly dependent on ‘Communications’ and ‘Financial services’ industries, any future prolonged downturn in these industry verticals may lead to reduction in volume.

The risk of failure to achieve the desired flexibility in staffing in each local market. Transcom is also exposed to the risk of adverse movements in labor costs, legislation or other conditions relating to staffing.

The risk of Transcom’s clients terminating contracts before their scheduled expiration date, or reduces business volumes, since some of these contracts do not require any termination fees or the possibility by Transcom to invoice any non-amortized costs to recover client specific investments. In addition, many client contracts have performance- related bonus and/or penalty provisions which are driven by Transcom’s performance vis-a-vis agreed-upon performance metrics. In the event that Transcom is unable to deliver on the agreed upon performance metrics, the Group could face penalties.

The risk of high staff attrition in some of Transcom’s markets or inability to attract and retain personnel, since Transcom’s long-term success largely depends on the ability to attract and develop the right people.

The risk of that future impairment tests in respect of decreases in the value of goodwill should lead to impairment, since a substantial part of Transcom’s intangible fixed assets consists of goodwill.

The risk of disruption in technological infrastructure due to host of reasons including natural disaster, lapses from vendors, operating malfunction, lapses in change management procedures, cyber attacks, sabotage etc. Further, continuity in Transcom’s operations may be affected by natural events, wars, terrorist attacks, other civil disturbances, epidemics, technical failures etc.

The risk of foreign exchange flotation, involving transaction exposure where Transcom invoices clients in one currency and pay costs in another currency. Transcom is also exposed to translation exposure due to conversion of assets, liabilities, revenues and costs denominated in non-reporting currencies, into Transcom’s reporting currency, which is the Euro.

Tax risks such as risks with different tax systems involving that Group companies may be subject to certain taxes to which local companies are not subject. Further tax risks involve that Transcom’s intra group pricing model is challenged by local tax authorities, that deferred tax assets may need to be written off and that Transcom may be subject to tax claims, due to e.g. tax audits.

D.3	Risks that are specific to the securities

Key risks relating to Transcom and the Merger are:

The risk that contracts that are critical for Transcom’s operations might be terminated due to the Merger, although Transcom has assessed that there are no such agreements that, according to their terms, could be prematurely terminated due to the Merger.

The risk of negative consequences if the Merger is not consummated, involving that a large portion of the costs associated with the Merger must be paid irrespective of whether or not the Merger is consummated.

The risk that concentration of ownership limits other shareholders’ possibility to exert influence, since following the Merger, Investment AB Kinnevik will continue to own a significant part of all outstanding Shares and might increase its holding of Shares.

Section E – Offer

E.1	Total net proceeds and expenses of the Merger	N/A Since no shares will be sold in relation to the Merger. Estimated costs for the merger amounts to approximately 1.1m EUR and are included in the figures per 30 June 2014.

E.2a	Reasons for the Merger and use of proceeds	The Board of Directors deems that a re-domiciliation of the listed parent company of the Group from Luxembourg to Sweden will align the legal domicile of Transcom with the domicile of its owners, and has found that such a re-domiciliation is a logical measure from several perspectives. The Board of Directors has following investigations into alternative methods found that the Re-domiciliation should be implemented by means of a statutory merger between Transcom Lux and its wholly owned Swedish subsidiary Transcom Swe, whereby Transcom Lux’s shareholders are given the opportunity to approve the Merger at a shareholders’ meeting.

Following the Merger, the new listed parent company of the Group will no longer be bound to comply with dual legal systems, as it is today with its legal domicile in Luxembourg and its Share SDR listed on a Swedish stock exchange. This will save costs associated with corporate actions in general and facilitate a more efficient execution of corporate actions in particular. Another reason behind the Re-domiciliation is to create a corporate governance structure that is more familiar to Swedish shareholders, including the requirement to fully comply with the Swedish Code of Corporate Governance. Following the completion of the Merger, the general meetings of shareholders will be held in Sweden rather than in Luxembourg. Since the majority of owners are based in Sweden, this could increase shareholder participation and also personal attendance at the general meetings. Through the Merger the set up with listed Swedish Depository Receipts (SDRs) will be abandoned resulting in a simplified and less costly listing structure.

As part of the Merger, it is proposed that Transcom Lux’s two share classes, the Class A Ordinary Shares and the Class B Preference Shares, are merged into a single share class. The Board of Directors sees a number of advantages with having a simplified and more transparent share class structure, including a potential for increased liquidity in the share.

From a capital markets perspective, it may also be noted that Transcom today provides stock market information in English only. Following the completion of the Merger, the Group will also provide information in Swedish, thus creating a benefit for a significant number of its shareholders.

N/A The use of proceeds is not applicable in relation to the Merger

E.3	Terms and conditions of the Merger	The Merger is inter alia conditional upon shareholders’ meetings in Transcom Lux approving the Merger and the issue of the merger consideration Shares and that the Shares in conjunction with the issue of the merger consideration are being admitted to trading on Nasdaq OMX Stockholm.

As merger consideration, Transcom Lux shareholders, including those holding their shares through Share SDRs, will receive one (1) new Share for each Class A Ordinary Share held, and one point zero nine (1.09) new Shares for each Class B Preference Share held.

After the extraordinary general meetings Transcom Lux has taken the decisions necessary to implement the Merger and the SCRO has registered the Merger, all shares in Transcom Lux will be exchanged for newly issued Shares in the Company without further actions needed from the Share SDR holders. Those entitled to receive merger consideration will be shareholders registered in the share register of Transcom Lux, respectively in the register of the SDRs maintained by Euroclear Sweden AB, on the date when final registration of the Merger occurs with the SCRO.

For the shareholders that own their shares through Share SDRs, the merger consideration will be accounted for by Euroclear Sweden AB and/or Transcom Lux’s depository bank SEB registering the number of Shares in the Company in the securities account of each duly entitled party, as soon as possible following the final registration of the Merger with the SCRO. No later than at the same time, the shareholding via Share SDRs in Transcom Lux of such parties will be deregistered from the same account.

The registration of the new Shares on the VP account is expected to occur not earlier than during the fourth quarter 2014. Further information on the date on which the Shares will be registered on the respective VP account will be issued as soon as possible.

E.4	Material and conflicting interests	There are no family ties between board members and senior executives in Transcom. All board members are independent in relation to Transcom and the Group management, with the exception of John C. Freker Jr. since he has had a consultancy assignment for Transcom which ended in July 2014. With the exception of Mia Brunell Livfors (recently CEO of Investment AB Kinnevik), Mikael Larsson (CFO of Investment AB Kinnevik) and Stefan Charette (CEO of Creades AB), all board members are also independent in relation to Transcoms’s major shareholders.

E.5	Selling Shareholders and lock up- agreements	N/A The Merger does not involve any selling shareholders or lock up- agreements

E.6	Dilution effect	N/A No dilution effect is applicable in relation to the Merger

E.7	Expenses charged to investors	N/A No expenses will be charged to investors in relation to the Merger

Risk factors

There are a number of risk factors that affect and may affect Transcom’s operations which, to varying degrees, could have an impact on Transcom’s revenue, profitability and financial position. These risks are monitored and to the extent possible, managed by Transcom. In forecasting Transcom’s future development, it is important to consider the risk factors. The risk factors that are deemed to be of most significance to Transcom or an investment in Transcom are described below, in no specific order. It is impossible to describe all possible risk factors; instead an overall evaluation must take into account other information available in this Information Document and an assessment of the business climate and the industries in which Transcom operates. Any of the risks mentioned in this Information Document may have a negative effect on Transcom’s revenue, operations, profitability and financial position. This may have a negative effect on the valuation of the Shares and shareholders may lose all or parts of their invested capital.

Risks relating to Transcom’s operations

Market risks

Competition

Transcom’s operations are currently conducted in highly competitive and fragmented industries. In all countries where Transcom operates, it faces competition from multinational, regional and/or local competitors. New competitors, mergers/alliances among competitors, entry of niche service providers may further intensify competition. Both prices and qualitative aspects of service offerings influence the ability to successfully compete in these industries. Some of the competitors may have or may develop a low cost structure and price aggressively. Failure to lower pricing for certain clients/sectors may affect Transcom’s ability to retain clients/win new clients. Clients may look for better pricing in the future, and in order to respond to increased competition and/or pricing pressure, Transcom may reduce its prices to retain clients or win new clients, which could have a material adverse effect on Transcom’s revenue, profitability and financial position.

Furthermore, some of the competitors may offer services that gain greater traction in the market than Transcom’s service offerings. Countering competition in such services may require additional investments in technology which could lead to significant costs for Transcom. Transcom may not be able to respond more quickly than some of the larger and better capitalized competitors, which could affect Transcom’s ability to compete with the service offerings of one or more competitors and could have a material adverse effect on Transcom’s revenue, operations, profitability and financial position.

Global economic climate sensitivity

Deterioration and/or sustained volatility in general economic conditions in the markets in which Transcom operates/will operate may adversely affect its clients’ businesses and the level of demand from customer and credit management services, which could have a material adverse effect on Transcom’s revenue, profitability & strategy. Increases in revenues generally correspond with economic recoveries, while decreases generally correspond with economic downturns and regional and local economic recessions. Therefore, the local market conditions and national economic conditions in these markets are likely to affect Transcom’s operating results, financial position and strategic decisions in the future.

Geographical markets and market conditions

Transcom has contact centers in many different countries, including countries in emerging markets, and revenue is generated across different markets. Transcom is thus exposed to local, as well as global, market trends and conditions. Historically, there have been shifts in the relative geographic concentration of contact centers. Shifts in customer preferences with regard to the location of contact centers may force Transcom to adapt their operations geographically and thus incur additional costs. Furthermore, local market conditions and trends could have a material adverse effect on Transcom’s revenue, cost base and profitability.

Operational risks

Structural Business Risk/Overcapacity

Financial performance in the contact center industry is closely linked with the degree of capacity utilization. Transcom may get exposed to long-term overcapacity situations in case of significant volume reductions or terminations of client contracts, if Transcom is unable to replace these volumes with new or other existing clients. In the past, Transcom has faced long-term overcapacity issues and has addressed them through the implementation of restructuring programs, incurring significant restructuring costs. However, these circumstances may also occur in the future. Long term sub-optimal capacity utilization could have a material adverse effect on Transcom’s revenue, operations, profitability and financial position.

Transcom may also face short term capacity utilization problems in case of short-term downward fluctuations in client volumes. Furthermore, when Transcom opens new contact centers to accommodate new or expanded outsourcing contracts, this may result in a short-term decrease in overall capacity utilization. In the past, Transcom has faced short-term overcapacity and these circumstances may also occur in the future. Short-term capacity utilization issues could have a material adverse effect on Transcom’s revenue, operations and profitability temporarily.

Dependency on key clients and industries

A significant portion of Transcom’s revenues is generated from a limited number of key clients in few industry verticals. Key clients have a significant impact on Transcom’s financial performance. Many key client contracts do not have a minimum volume commitment and any significant volume reduction can affect Transcom’s capacity utilization.

The largest client in terms of revenue in 2013 was Tele2, a closely related party to Transcom, accounting for approximately seventeen (17) per cent of Transcom’s consolidated revenue. Top ten clients accounted for approximately sixty (60) per cent of Transcom’s consolidated revenue in 2013. In three regions, North America and Asia Pacific, the North Europe region and Iberia and Latam, the largest client of the region accounted for approximately forty to fifty (40–50) per cent of the respective revenue of the region during 2013. Transcom has recently, and also in the past, been exposed to volatility in demand from key clients and has therefore experienced periods of significant overcapacity burdens. Any future significant loss of work from one or more of these key clients may lead to a reduction in volume which can create significant overcapacity which could, if relevant for extended periods of time, have a material adverse effect on Transcom’s revenue, profitability, operations and financial position.

Furthermore, Transcom is highly dependent on ‘Communications’ and ‘Financial services’ industries which accounted for sixty one (61) and fifteen (15) per cent of Transcom’s consolidated revenue respectively in 2013. The global communications industry has in the past experienced significant fluctuations in growth rates and is currently transitioning rapidly due to an evolving industry landscape and disruptive innovations. The global financial services industry was recently affected by the global financial crisis and it is still under recovery in some markets. Any future prolonged downturn in these industry verticals may lead to reductions in volume, which can create significant overcapacity. This could have a material adverse effect on Transcom’s revenue, profitability, operations and financial position.

Staffing

Transcom is a personnel intensive business with employee related costs accounting for the largest portion of Transcom’s cost base. Considering the nature of Transcom’s operations and the seasonality of the business, it is of high importance for Transcom to have a flexible workforce, including adequate access to temporary staff. Failure to achieve the desired flexibility in staffing in each local market could have a material adverse effect on Transcom’s profitability, operations and financial position. Transcom is exposed to the risk of adverse movements in labor costs, legislation or other conditions relating to staffing. Such adverse movements might have a negative impact on Transcom’s profitability, operations and financial position.

Long-term lease agreements

Group companies usually enter into agreements to rent premises. Generally, the Group’s lease contracts require deposits and certain provisions for inflation-indexed rental increases. In addition, lease agreements may contain provisions on rent related to non-cancellable leases. Certain Group companies are thus subject to future payment obligations, stretching as far as five (5) years from 31 December 2013, for rent on material leases for premises which cannot be cancelled. In the event that Transcom would have to downsize or close down sites, these long-stretching payment obligations can have a negative impact on Transcom’s overall profitability and cash flows.

Client contract related risks

Some of the terms and conditions in client contracts, even though commonly accepted in the contact center industry, can expose Transcom to risks. Client contracts generally allow clients to terminate the contract for convenience or to reduce the business levels. Some of these contracts further do not require any termination fees or the possibility by Transcom to invoice any non-amortized costs (related to IT or otherwise) to recover client specific investments. Transcom’s clients may terminate contracts before their scheduled expiration date, or reduce business volumes which could have a material adverse effect on Transcom’s revenue, operations, profitability and financial position. Further, it could lead to impairment of unamortized investment from Transcom (e.g. tailored IT solution for a client) which could have a material adverse effect on Transcom’s profitability and financial position.

In addition, many client contracts have performance-related bonus and/or penalty provisions which are driven by Transcom’s performance vis-a-vis agreed-upon performance metrics. In the event that Transcom is unable to deliver on the agreed-upon performance metrics, the Group could face penalties, which could have an adverse effect on its profitability. Furthermore, Transcom has varying pricing models in client contracts. Each such model exposes Transcom to different risks. A failure to manage these different pricing models efficiently could have a material adverse effect on Transcom’s profitability and financial position. In the past, Transcom has had and still has some client contracts which are not profitable and some contracts may also be unprofitable in the future.

Guarantee undertakings

Some companies within the Group have made guarantee undertakings, including Transcom Lux (whose undertakings will be taken over by Transcom Swe through the Merger). The beneficiaries of the guarantees include clients to the Group, vendors to the Group and buyers of businesses that have been divested by the Group. In the event that Transcom, or the relevant Subsidiary, would become liable under such guarantees, this could have a material adverse effect on the Group’s financial position and profitability, beyond what has been provided for.

Inability to attract and retain talent

Transcom’s long-term success largely depends on the ability to attract and develop the right people. The contact center industry is prone to relatively higher staff attrition especially at the agent/customer service representative level. In the past, Transcom has been, and continues to be, subject to high staff attrition in some of its markets, and these circumstances may also occur in the future. Any inability to attract and retain personnel could have a material adverse effect on Transcom’s business, financial position and results of operations.

Changes in executive management

Transcom is exposed to changes in management, which may affect Transcom’s operations negatively for a period of time. Any future changes to Transcom’s management, including changes triggered by the Merger, may temporarily result in management challenges and have an adverse effect on Transcom’s revenue, profitability and financial position.

Business disruption risk

Technology is a key enabler in the delivery of contact center services and has played a pivotal role in the evolution of the contact center industry. Transcom is dependent on technology infrastructure, including communication lines, switches, third party software and in-house tools, to deliver services to its clients. Disruption in technological infrastructure can happen due to a host of reasons, including natural disaster, lapses from vendors, operating malfunction, lapses in change management procedures, cyber attacks, sabotage etc. Any sustained disruption in business critical technology infrastructure could have a material adverse effect on Transcom’s revenue, operations, profitability and financial position.

Further, continuity in Transcom’s operations may be affected by natural events, wars, terrorist attacks, other civil disturbances, epidemics, technical failures etc. In the past, Transcom has experienced such events, e.g. flood and typhoons in the Philippines, and an earthquake in Italy which temporarily affected its operations and Transcom may also be affected by such events in the future. Prolonged disruptions may affect the continuity of service to clients which could have a material adverse effect on Transcom’s revenue, operations, profitability and financial position. Furthermore, Transcom may be subject to damages and/or termination of client contract in case of prolonged disruption in services.

Fraud risk

Transcom’s internal controls, may not prevent or detect frauds in future and may not have detected frauds from past. Transcom’s employees, owing to the inherent nature of the industry and service offerings, may be able to perpetrate fraud which may not only affect Transcom, but also its clients. Most of the client contracts hold Transcom liable for damages and/or liabilities arising due to fraud.

A large scale fraud perpetrated could expose Transcom to significant client claims which could have a material adverse effect on the profitability temporarily. Further, Transcom processes, transmits and/or stores personally identifiable information which is subject to data protection and privacy legislation. Any willful unauthorized access and dissemination of such information could lead to significant claims for damages and create unfavorable publicity which could have a material adverse effect on Transcom’s revenue, operations, profitability and financial position.

Reputational risk

Transcom is, in its ordinary course of business, exposed to events that may damage its reputation. These events may relate to end-customer interactions, employee relations, client relations and relations with its shareholders. Future damage to Transcom’s reputation might have an adverse impact on Transcom’s revenue, profitability, financial position and ability to attract financing.

Financial risks

Financing risk

Financing risk is defined as the risk of it being difficult and/or expensive to obtain financing for the operations. Though Transcom’s financial flexibility has improved significantly after renegotiating its existing Revolving Credit Facility and replacing it with a new three-year facility, Transcom may in the future not be able to renew the facilities, which could adversely affect Transcom’s business operations and financial position. Further, Transcom may in the future breach financial covenants in its credit agreement due to, for example, the general economic environment or disruption in the capital or credit markets. This could adversely affect Transcom’s business operations and financial position.

Liquidity risk

Liquidity risk is the risk of Transcom not being able to meet its financial obligations as they fall due. Transcom is dependent upon continuing financial support from principal shareholders as well as financing from external banks. If Transcom’s current financing proves insufficient and the financial support from above sources ceases, then certain of Transcom’s contact centers might have to be discontinued. Any such action could have a materially adverse effect on Transcom’s business, financial position and results of operations.

In a future situation, where Transcom does not develop as planned, Transcom may need to obtain new capital. Any additional funding obtained through share capital increases may dilute the ownership percentage held by current shareholders. Such additional capital may not be obtained on favorable terms for Transcom’s shareholders. Furthermore, such an addition of capital, if obtained, may not be sufficient to achieve Transcom’s strategy. If Transcom fails to obtain necessary capital in the future, the continuation of Transcom’s operations cannot be guaranteed. Turbulence in financial markets can disrupt or limit the availability of financing and also adversely affect the terms and conditions of such financing. In general, the overall economic condition has shown that it is difficult to draw any definitive conclusions regarding future financing based on past experience.

Goodwill

A substantial part of Transcom’s intangible fixed assets consists of goodwill. Goodwill is tested annually to identify any necessary impairment requirements. An impairment test is also carried out should events or circumstances change which may indicate that there may be need for impairment. In the event that future impairment tests in respect of decreases in the value of goodwill should lead to impairment, this may have a negative impact on Transcom’s financial position and result from operations.

Foreign exchange fluctuation risk

Transcom is exposed to exchange rate fluctuations:

Transcom is exposed to transaction exposure where Transcom invoices clients in one currency and has to pay its costs in another currency; this is common in case of offshore delivery. The major currency pairs exposing Transcom to external transaction exposure as of March 2014 are USD-PHP, GBP-PHP, CAD-PHP, EUR-HUF, EUR-HRK, EUR-TND and EUR-COP. Further, Transcom has some of its major vendor contracts related payables in USD and EUR whereas the revenue of the group companies are in a different currency (e.g. for operations in Sweden, it creates a SEK-EUR exposure).

Transcom is exposed to translation exposure due to conversion of assets, liabilities, revenues and costs denominated in non-reporting currencies, into Transcom’s reporting currency, which is the Euro. In 2013, 54% of the Group’s sales were denominated in currencies other than EUR.

Significant adverse movements in a key currency pair could have a materially adverse effect on Transcom’s financial position, profitability and results of operations. Furthermore, extreme movements in key currency pairs can additionally affect the competitiveness of offshore or near-shore delivery centers, which may in turn affect Transcom’s delivery strategy and can lead to significant restructuring costs which could have a materially adverse effect on Transcom’s financial position, profitability and results of operations.

Interest rate risk

Transcom is exposed to the risk of changes in market interest rates primarily due to its revolving credit facility. The interest is calculated on each loan under the facility agreement for each term as the aggregate of the Interbank offered rate (IBOR), plus a margin calculated on the basis of consolidated total net debt to consolidated EBITDA. As old loans expire and are replaced with new ones, the new interest rates may increase due to external or internal conditions, thereby increasing financial costs for Transcom, and risk of breach of Transcom’s interest coverage covenant which could have a materially adverse effect on Transcom’s financial position, profitability and results of operations.

Credit risk

Credit risk is the risk that the counterparty in a transaction will not fulfill its contractual obligations, which can lead to a loss for Transcom. Transcom’s trade receivables account for the majority of Transcom’s credit risk. Client concentration further accentuates credit risk for Transcom, as a significant part of trade receivables is accounted for by a limited number of key clients. Clients may not settle their commitments in the future, which could negatively affect Transcom’s profits and financial position. Credit risk may also arise in connection with financial transactions, especially in conjunction with deposits/cash with banks.

Tax risks

Risks with different tax systems

The Group’s business is affected by tax regulations in force in the countries where the Group is represented. Each country determines applicable tax rules and ascertains that the rules are followed. In some countries, entities within an international group such as the Group, may be subject to certain taxes to which local companies are not subject. Such targeted taxes may place the Group at a competitive disadvantage when compared to local companies and this may have a materially adverse effect on the Group’s business, financial condition and results of operations.

Risks relating to services provided within the Group

Services provided within the Group include intercompany management and administrative services as well as call center services. The basis for transfer pricing requirements within the jurisdictions in which the Group operates is the arm’s length principle, which the Group honors by services generally being compensated based on cost plus an arms-length mark-up. This intra group pricing model is open to challenges by local tax authorities, which also applies to the Group’s previous model where operating companies within the Group were charged a franchise fee for the provision of various services. Even though Transcom has made and makes the assessment that all tax law requirements are complied with, any such challenges by local tax authorities may have a materially adverse effect on Transcom’s business, financial condition and results of operations.

Risks relating to deferred tax assets

Deferred tax assets are recognized for tax losses carried forward and other tax attributes to the extent that the realization of the related tax benefit through future taxable profit is probable. The carrying value of recognized deferred tax assets as at 30 June was €4,619 thousand. Although it is believed that the tax relief justifying the deferred tax assets will be available, there is a risk that if future taxable profits decrease, the deferred tax assets may need to be written off which may have a materially adverse effect on the Group’s financial condition and results of operations.

Tax audits and litigations

The Group is subject to tax audits in the normal course of business. The Group is currently the subject of tax audits in five jurisdictions, and has made provisions for the outcome of such tax audits amounting to €974 thousand as at 30 June 2014 (31 December 2013: €2,375 thousand). Potential additional tax exposures of approximately €1,860 thousand (31 December 2013: nil), have been identified but not provided for as at 30 June 2014. In addition to such additional tax exposures, the Group may also be subject to other tax claims going forward for which the risk of future economic outflows is currently evaluated to be remote. A negative outcome in respect of such audits may have a materially adverse effect on the Group’s business, financial condition and results of operations, beyond what has already been provided for.

Disputes and Claims

Companies within the Group are occasionally involved in disputes in the ordinary course of business and are subject to disputes and litigation risk. Further, the inherent nature and business model of the contact center industry requires Transcom to continuously optimize its delivery capacity. This is sometimes achieved by downsizing and/or closing sites, which may result in disputes and claims. Furthermore, as any other commercial enterprise, Transcom may be exposed to risks relating to e.g. contractual matters and alleged defects in the delivery of services. These disputes and claims may prove time-consuming and may have an adverse effect on Transcom’s revenue, profitability, operations and financial position.

Change to applicable legislation and political risks

Transcom conducts business in a large number of legal jurisdictions worldwide. This implies that there could be an increased risk for Transcom being negatively affected by changes to legislation and practices applied within such jurisdictions, in particular if such changes should increase the conceptual differences between jurisdictions.

Transcom is subject to changes in applicable laws and regulations relating to e.g. foreign ownership, state involvement, tax, labor legislation and contact centers in the countries where Transcom conducts business, such changes could have a materially adverse effect on Transcom’s business operations, results and financial condition. Furthermore, Transcom’s business, financial condition and results of operations could additionally be adversely affected by acts of war or terrorism, as well as other political and financial instability.

Risks relating to Transcom and the Merger

Change of control

Although Transcom has assessed that there are no agreements that are critical for the operations of Transcom that, according to their terms, could be prematurely terminated due to the Merger, counterparties to such contracts may disagree, or contracts might be terminated due to the Merger. If so, such termination could create costs or other adverse effects on Transcom’s business, financial position and revenue.

Failure of the Merger

Transcom risks negative consequences if the Merger is not consummated. For example, a large portion of the costs associated with the Merger must be paid irrespective of whether or not the Merger is consummated. Furthermore, the existing and future employees of Transcom may experience uncertainty as to the Re-domiciliation of Transcom and choose to terminate their employment. Such terminated employments may present obstacles in the Merger process and, if the Merger is not consummated, may have a negative effect on Transcom’s operations.

Other risks

Apart from operational, financial and insurable risks there is also a risk that the executive management, the Board of Directors or shareholders will not receive reliable information in order to make well-founded decisions in different situations, or that they will not receive the information in due time. Other risks that Transcom is exposed to include, among others, fire, traditional insurance risks, and theft. These risks may eventually have a material adverse effect on Transcom’s revenue, profitability or financial position.

Owner with considerable influence

Following the Merger, Investment AB Kinnevik will continue to own a significant part of all outstanding Shares and might increase its holding of Shares. Investment AB Kinnevik has the possibility of exercising significant influence on matters that require the approval of shareholders, including appointment and removal of members of the Board of Directors and any proposals for mergers, consolidations, as well as other company transactions. This concentration of ownership could limit other shareholders’ possibility to exert influence.

Directors who hold positions with major shareholders Investment AB Kinnevik and Creades AB and potential conflicts of interest

Two members of the Board of Directors in Transcom hold, or have recently held, executive and/or director positions with Investment AB Kinnevik. One member of the Board of Directors in Transcom holds an executive and/or director position with Creades AB. Such a position may create, or appear to create, potential conflicts of interest when decisions have to be made by the Board of Directors that may have different implications for Transcom, Investment AB Kinnevik or Creades AB.

Background and reasons

This section should be read in conjunction with the Merger Plan, in particular Section 12 and 15, with auditor’s statements, see under Merger Plan below.

On 21 July 2014, the Board of Directors adopted a merger plan resolving to change the legal domicile from Luxembourg to Sweden through a statutory cross border merger between Transcom Lux and its wholly owned Swedish subsidiary Transcom Swe. The Shares of Transcom Swe will be listed on Nasdaq OMX Stockholm and shareholders will receive one (1) Share in Transcom Swe for each one (1) Class A Ordinary Share held in Transcom Lux and one point zero nine (1.09) Shares in Transcom Swe for each one (1) Class B Preference Share held in Transcom Lux.

Rationale for the Merger

Transcom Lux, with its legal domicile in Luxembourg, has been listed on Nasdaq OMX Stockholm since 6 September 2001. Its shareholders are predominately based in Sweden with approximately 80 per cent of the shares being owned by Swedish shareholders1. The Merger will align the legal domicile of Transcom with the domicile of its owners, and the Board of Directors has found that such a re-domiciliation is a logical measure from several perspectives.

Corporate governance perspective

As Transcom Lux has its legal domicile in Luxembourg and is listed on a Swedish stock exchange, the Group is today bound to comply with regulations in both Luxembourg and Sweden. Following the Merger, the new listed parent company will no longer be bound to comply with dual legal systems. This will save costs associated with corporate actions in general and facilitate a more efficient execution of corporate actions in particular.

Another reason behind the Re-domiciliation is to create a corporate governance structure that is more familiar to Swedish shareholders, including the requirement to fully comply with the Swedish Code of Corporate Governance. Following the completion of the Merger, the general meetings of shareholders will be held in Sweden rather than in Luxembourg. Since the majority of owners are based in Sweden, this could increase shareholder participation and also personal attendance at the general meetings.

Transcom Lux today has its shares admitted to trading through Swedish Depository Receipts (SDRs). Following the Merger, the Group’s Shares will be admitted to trading, resulting in a simplified and less costly listing structure.

Capital markets perspective

As part of the Merger, it is proposed that Transcom Lux’s two share classes, the Class A Ordinary Shares and the Class B Preference Shares, are merged into a single share class. The Board of Directors sees a number of advantages with having a simplified and more transparent share class structure, including a potential for increased liquidity in the share.

From a capital markets perspective, it may also be noted that Transcom today provides stock market information in English only. Following the completion of the Merger, the Group will also provide information in Swedish, thus creating a benefit for a significant number of its shareholders.

In order to ensure that the Re-domiciliation is in accordance with Swedish good stock market practise, Transcom has obtained a statement from the Swedish Securities Council, AMN 2014:34 which verifies this. Transcom has also obtained an exemption from certain rules set out in the Swedish Takeover Rules applicable on Nasdaq OMX Stockholm that would otherwise have applied, AMN 2014:36.

Choice of re-domiciliation method

The Board of Directors has following investigations into alternative methods found that the Re-domiciliation of the parent company of the Group should be implemented by means of a statutory merger between Transcom Lux and its wholly owned Swedish subsidiary Transcom Swe, whereby Transcom Lux’s shareholders are given the opportunity to approve the Merger at a shareholders’ meeting.

[1]	Based on the shareholder list from Euroclear as per 31 May 2014

Determination of merger consideration

When resolving on the merger consideration exchange ratio, the Board of Directors has taken such considerations as further outlined in Section 15 of the Merger Plan, including the market prices at which the Class A Ordinary Shares and the Class B Preference Shares have been traded at Nasdaq OMX Stockholm. In addition, the Boards of Directors has, when determining the merger consideration, relied upon a fairness opinion issued by SEB Corporate Finance as included in this Information Document below (see also under “Method for determining the merger consideration” under “Merger Terms and Conditions” below).

This Information Document has been prepared by the Board of Directors of Transcom WorldWide S.A. and Transcom WorldWide AB as a basis for the resolutions at the Extraordinary General Meetings which are expected to be held on 4 September, 2014. The Board of Directors are responsible for the contents of this information document.

The Board of Directors hereby provides assurance that all reasonable care has been taken to ensure that the information contained in this Information Document is, as far as the Board of Directors knows, true and that nothing has been omitted that could affect its meaning.

Luxembourg and Sweden, 4 August, 2014

TRANSCOM WORLDWIDE S.A.

TRANSCOM WORLDWIDE AB

Board of Directors

Merger terms and conditions

Merger terms

General

The purpose of the Merger is to change the legal domicile of the listed parent of the Group from Luxembourg to Sweden through a statutory cross border merger between Transcom Lux and its wholly owned Swedish subsidiary Transcom Swe. The shareholders of Transcom Lux will upon the final registration of the Merger receive merger consideration in the form of Shares issued by Transcom Swe. In conjunction therewith, the Shares will be admitted to trading on Nasdaq OMX Stockholm.

Shareholder approval

According to statutory law and as set out in Section 14 of the Merger Plan, the Merger is inter alia conditional upon shareholders’ meetings in Transcom Lux and Transcom Swe1 approving the Merger and the issue of the merger consideration Shares.

The approval of the Merger at the shareholders’ meeting of Transcom Lux must, in order to be valid, fulfil the conditions as to attendance and majority applicable to an amendment of the company’s articles of association for each class of shares held in Transcom Lux. A quorum of 50 per cent of each class of shares and of the share capital shall first be met. If the latter condition is not met, a second meeting can be convened with a notice period of 17 days. Such convening notice shall reproduce the agenda and indicate the date and results of the previous meeting. The second meeting shall validly deliberate regardless of the proportion of the share capital present or represented. At both meetings, resolutions in order to be adopted must be carried by at least two-thirds of the votes cast including all classes of shares but also in each class of shares separately.

For information on how to give notice to attend the shareholders’ meeting, please see under “How to attend the EGM” below.

Merger consideration

As further outlined in Section 3 of the Merger Plan, Transcom Lux shareholders, including those holding their shares through Share SDRs, will receive one (1) new Share for each Class A Ordinary Share held, and one point zero nine (1.09) new Share for each Class B Preference Share held. Such merger consideration will also be given for any treasury shares held by Transcom Lux itself.2

Thus, a shareholder or Share SDR holder in Transcom Lux who holds 100 Class A Ordinary Shares will receive 100 new Shares of the Company. A shareholder in Transcom Lux who holds 100 Class B Preference Shares will receive 109 new Shares of the Company. For information on treatment of fractions of Shares, see below under “Issue of the merger consideration”.

Each Share entitles the holder to one vote at general meetings. All Shares have equal right to the Company’s profits and assets. The merger consideration Shares entitle the holder to dividend distribution as from the first record date for dividend which occurs after the final registration of the Merger with the SCRO.

Method for determining the merger consideration

As further outlined in Section 12 and 15 of the Merger Plan, the Board of Directors has, when resolving on the merger consideration, taken a number of factors into consideration, including the market prices at which the Class A Ordinary Shares and the Class B Preference Shares have been traded at Nasdaq OMX Stockholm and the rights vested in the Class A Ordinary Share and the Class B Preference Share of Transcom Lux respectively. As stated in the Merger Plan, the Board of Directors consider that the merger consideration has been determined in a diligent and correct manner, observing applicable rules on equal treatment and that the Merger is beneficial to the Transcom Group and the shareholder collective.

In addition, the Boards of Directors have when determining the merger consideration relied upon a fairness opinion issued by SEB Corporate Finance as included in this Information Document below, which concludes that the merger consideration is fair from a financial point of view to the shareholders of Transcom Lux.

[1]	The shareholder approval of the Merger by the general meeting of Transcom Swe is merely a formality, as Transcom Lux holds all outstanding shares in Transcom Swe.
[2]	Provided however, that merger consideration shall not be paid for such treasury shares, to the extent that (i) the Company through the Merger would acquire more than 10 per cent of its outstanding Shares, or (ii) the total number of Shares in the Company after the registration of the Merger would not be divisible by 50.

Issue of the merger consideration

At the time of the final registration of the Merger by the SCRO, Transcom Lux is intended to have 622,767,823 Class A Ordinary Shares and 622,764,910 Class B Preference Shares. Based on this, the number of Shares issued by the Company as merger consideration will be 1,301,581,530 Shares.

As outlined in Section 3.3 of the Merger Plan, only full (non-fractional) new Shares will be issued as merger consideration. The Company and Transcom Lux will assign SEB to combine all fractions Shares and on behalf of the shareholders sell the Shares on Nasdaq OMX Stockholm. The sale shall occur as soon as possible following the registration of the Merger by SCRO, after which the proceeds will be paid to the relevant shareholders of the Company.

Those entitled to receive merger consideration will be shareholders registered in the share register of Transcom Lux, respectively in the register of the SDRs maintained by Euroclear Sweden AB, on the date when final registration of the Merger occurs with the SCRO.

Conditions for the Merger

The completion of the Merger is conditional upon the following:

1.	the admittance to trading at Nasdaq OMX Stockholm of the Shares issued by the Company as merger consideration. No permission to implement the Merger Plan in accordance with Chapter 23, Section 23 of the Companies Act will be utilized, and no final registration of the Merger will occur, except once the Shares of the Company have been approved for admittance to trading at Nasdaq OMX Stockholm, and all other necessary steps have been taken in order to ensure that the last day of trading in the Share SDRs will be as close as possible to the first day of trading in the Shares issued by Transcom Swe,

2.	that the Boards of Directors have not, before or after approval of the Merger by the extraordinary general meetings of the shareholders of the companies, decided to cancel the Merger due to the fact that the Merger as a result of circumstances having become known after the adoption of the Merger Plan by the Boards of Directors have proven to be too costly or otherwise impossible or onerous to implement,

3.	that the general meeting of the shareholders of the Company and Transcom Lux have approved the Merger, the issue of the merger consideration and have passed any other resolutions necessary for the Merger in compliance with the quorum and majority rules provided for by Luxembourg law and Swedish law respectively,

4.	that all permits and approvals of the authorities that are necessary for the Merger have been obtained on terms that are acceptable for the Company and Transcom Lux, and

5.	that the Merger is not in whole or in part made impossible, more costly or materially impeded as a result of legislation, court rulings, decisions by public authorities (including tax authorities) or anything similar.

No need for further action to receive the merger consideration

After the extraordinary general meetings of the Company and Transcom Lux have taken the decisions necessary to implement the Merger and the SCRO has registered the Merger, all shares in Transcom Lux will be exchanged for newly issued Shares in the Company without further actions needed from the Share SDR holders.

Entitled to receive merger consideration will be the shareholders registered in the share register of the Parent Company, respectively in the register of the SDRs maintained by Euroclear Sweden AB, on the date when final registration of the Merger occurs with the SCRO.

The shareholders of Transcom Lux that do not own their shares through Share SDRs (less than 0.3 per cent of Transcom Lux’s shares) shall, in order to receive the consideration Shares, inform the Company in writing about the Swedish securities account (VP-account) or custody account to which the shareholder would like the merger consideration to be delivered. Such notice shall be set to the Company’s head office at Rålambsvägen 17, SE-112 59 Stockholm, or by e-mail to egm@transcom.com no later than on 1 October 2014, or such later date which the Company in its own discretion will accept. If the shareholder would not have stated such information as set out above, then the merger consideration will be registered at a specific account in the name of the Company on behalf of the shareholder, from which the merger consideration Shares can be delivered to the shareholder when the shareholder has informed in accordance with instructions from the Company about the Swedish VP-account or custody account to which such delivery shall be made.

For the shareholders that own their shares through Share SDRs, the merger consideration will be accounted for by Euroclear Sweden AB and/or Transcom Lux’s depository bank SEB registering the number of Shares in the Company in the securities account of each duly entitled party, as soon as possible following the final registration of the Merger with the SCRO. No later than at the same time, the shareholding via Share SDRs in Transcom Lux of such parties will be deregistered from the same account. The registration of the new Shares on the VP account is expected to occur not earlier than during the fourth quarter 2014. Further information concerning the date on which the Shares will be registered on the respective VP account will be issued as soon as possible.

The merger consideration related to the selling of fractions of Shares described under “Issue of the merger consideration” above is intended to be accounted for by SEB no later than on the tenth (10) banking day following the selling of the fractions.

If the Share SDRs representing shares in Transcom Lux are registered with a nominee, account shall be made to the nominee.

If the Share SDRs representing shares in Transcom Lux are held in a VP-account that is pledged on the date of accounting for the merger consideration, then the merger consideration will also be included in such pledge.

Costs

No commission is charged for the exchange of shares in conjunction with the implementation of the Merger.

Indicative Time Table

21 August 2014	Record date for participating in Transcom Lux extraordinary general meeting

21 August 2014	Last day to register for Transcom Lux extraordinary general meeting

4 September 2014	Extraordinary general meeting in Transcom Lux and Transcom Swe

September 2014	The SCRO grants permission to implement the Merger Plan

23 October 2014	Interim report for the period 1 January – 30 September 2014 of Transcom Lux made public

September – December 2014	Final registration of the Merger, admittance to trading of the Shares at Nasdaq OMX Stockholm

The final registration of the Merger with the SCRO as well as the issuing of the consideration Shares is estimated to occur during the fourth quarter 2014. The exact date of such final registration of the Merger will be made public in advance as soon as such information is available. The last day of trading in Share SDRs on Nasdaq OMX Stockholm is expected to be two trading days prior to the final registration of the Merger, and the first day of trading in Shares on Nasdaq OMX Stockholm is expected to be on or about the day occurring two days after the final registration of the Merger.

How to attend the EGM

The extraordinary general meeting (“EGM”) of Transcom Lux resolving on the Merger will be held on Thursday 4 September 2014 at 11.30 am CET at avenue J.P. Pescatore, L-2324 Luxembourg.

As further described in the convening notice for the EGM, which was issued on 28 July 2014, and is available on the website of Transcom Lux, the right to participate at the EGM is reserved to shareholders and holders of Share SDRs who are duly registered as holder of shares in the share register of Transcom Lux or Share SDRs in the records maintained by Euroclear Sweden AB as of 21 August 2014 (the “Record Date”).

Holders of shares shall file their intention to attend the EGM by mail to the following address: Hogan Lovells (Luxembourg) LLP, 10A, rue des Mérovingiens, L-8070 Bertrange, Grand Duchy of Luxembourg or by e-mail to the following address: egm@transcom.com, so that it shall be received no later than on the Record Date (inclusive).

Shareholders may be represented at the EGM by signing and sending by mail or e-mail (with the original to follow by post) to the above mentioned address a duly completed and signed power of attorney so that it shall be received by Transcom Lux no later than on 29 August 2014 at 4.00 pm CET.

Holders of Share SDRs shall notify their intention to attend the EGM to SEB at the following address: SEB, Issuer Agent Department, R B6, SE—106 40 Stockholm, Sweden, by email to: issuedepartment5@seb.se or by fax to: fax number +46 8 763 6250 so that the notification shall be received by SEB no later than on the Record Date (inclusive).

Those holders of Share SDRs having registered their SDRs in the name of a nominee must temporarily re-register the SDRs in their own name in the records maintained by Euroclear Sweden AB in order to exercise their shareholders’ rights at the EGM. SDR holders wishing to re-register must inform their nominee well in advance of the Record Date so that they appear on the records maintained by Euroclear Sweden AB on the Record Date.

Holders of Share SDRs, wishing to be represented at the EGM by an attorney-at-fact, must send a duly completed, dated and signed power of attorney, whereby the holders of SDRs authorises the chairman of the EGM or another designated person to represent him/her/it at the EGM, to SEB at the address above mentioned (by post or by e-mail with the original to follow by post), so that it shall be received no later than on 29 August 2014 at 4.00 pm CET.

The form of notification of attendance and power of attorney may be downloaded on Transcom website, www.transcom.com/egm2014, or may be requested from Transcom Lux at the address mail or e-mail mentioned above free of charge. For holders of Share SDRs the forms are available at Transcom’s website or may be requested from SEB at the mail address or e-mail address mentioned above.

On the same date, an extraordinary general meeting in Transcom Swe also resolving on the Merger will be held. This general meeting is however merely a formality, as Transcom Lux holds all outstanding Shares in the Company.

Fairness opinion from SEB Corporate Finance

Fairness opinion from SEB Corporate Finance

To the Board of Directors of Transcom WorldWide.

The Board of Directors of Transcom WorldWide S.A. (“Transcom”) has retained SEB Corporate Finance, Skandinaviska Enskilda Banken AB (“SEB CF”) to provide an opinion regarding the fairness, from a financial point of view, for holders of shares or Swedish Depositary Receipts (“SDR”) in Transcom (the “Shareholders”) of the merger Consideration to be paid to the Shareholders in relation to the contemplated merger between Transcom and its fully owned subsidiary Transcom WorldWide AB (“TWW AB”). According to an advanced draft of the merger plan, Transcom is to be absorbed by TWW AB. As part of the contemplated merger, it has been decided that the merger plan shall stipulate that holders of shares and SDRs of class A and holders of shares and SDRs of class B in Transcom are to receive 1.09 shares in TWW AB for each share or SDR of class B (the “Merger Consideration”).

In order to provide an opinion as to the fairness from a financial point of view of the Merger Consideration, SEB CF has:

a)	Reviewed and advanced draft of the merger plan dated 11 June 2014 and the separately decided Merger Consideration to be stipulated under the merger plan (as described above);

b)	Reviewed and analysed, by SEB CF deemed relevant, public financial and other information regarding Transcom;

c)	Discussed the Articles of Association of Transcom with representatives of Transcom and considered the rights of each share class;

d)	Conducted valuations of the economic differences of Transcom’s share classes based on discounted forecasted cash flows; and

e)	analysed statistics from NASDAQ OMX Stockholm and other information regarding traded volumes and prices for Transocm’s SDRs of class A and B.

SEB CF has, without conducting any independent verification, relied on the presumption that all the financial and other information reviewed for purposes of this opinion is in all material aspects and that no information of material importance to SEB CF’s opinion, has been omitted or withheld. SEB CF has not conducted any investigation in order to assure the accuracy of the information reviewed or received.

SEB CF’s opinion is based upon the draft merger plan dated 11 June 2014, current market, economic, financial and other conditions and such information obtained of the date hereof. Any change in such conditions may result in a reconsideration of this opinion.

SEC CF is part of Skandinaviska Enskilda Banken AB (“SEB”). SEB conducts operations in fields of securities trading and brokerage operations. Within the framework of its normal trading and brokerage operations, SEB or any of its affiliates may at certain times hold long or short positions and trade, or in some other manner conduct transactions, for its own account or on behalf of clients in Transcom’s shares, SDRs or other securities. SEB CF has during the last twelve months acted as financial adviser to Transcom in its strategic review of its Credit Management Services (“CMS”) operation, including the divestment of the CMS operations based in the Czech Republic, Germany and Poland. SEB is a so called relationship bank with Transcom and offers Transcom as wide range of financial services including giving and arranging credit facilities.

This opinion had been provided to the Board of Directors of Transom in regards to the merger consideration in the intended merger and as information material to be presented to the Shareholders in Transocm prior to the Extraordinary General Meeting of the Shareholders, which shall decide on the merger. This opinion may not be summarised, quoted or in any other way referred to without SEB CF’s written consent. This opinion is not a recommendation to the Shareholders regarding whether they should vote in favour of the contemplated merger or not. Swedish law shall to this opinion.

Based on the foregoing and such other circumstances which SEB CF considers relevant, it is SEB CF’s view that the Merger Consideration as of the date hereof is fair from a financial point of view to Transcom’s Shareholders.

Stockholm June 25, 2014

SEB Corporate Finance, Skandinaviska Enskilda Banken AB (publ)

Message from the CEO

Almost three years ago, in November 2011, Transcom disclosed that we were investigating a move of the legal domicile of the publicly listed parent of the Group from Luxembourg to Sweden. This project was later put on hold, as we prioritized the execution of the operational and financial turnaround of the company.

Since then, we have successfully addressed a number of pressing issues that had weighed on our results, created uncertainty and consumed significant management attention. For example, we signed a settlement agreement in 2013 concerning our former French subsidiary, stopping the considerable losses generated there over the past several years. We also reached a satisfactory agreement with Italian tax authorities, resolving a tax dispute in that country. In addition, we have recently divested a number of Credit Management Services (CMS) units in order to focus on Transcom’s core customer care business. The strategic review of our Credit Management Services (CMS) business unit is now nearing completion.

In parallel, we have focused hard on improving our performance across a number of key operational dimensions: increased seat capacity utilization, a higher proportion of revenue generated in offshore delivery centers, and the broadening of our client base. The positive results we have achieved in terms of these measures are central to our successful performance turnaround, improving the company’s operational and financial stability and creating a solid foundation for future profitable growth.

The timing is now right for carrying out a re-domiciliation to Sweden, given the benefits of such a move for the Group and its shareholders. A change of domicile to Sweden would align Transcom’s legal domicile with the domicile of its owners, as the majority of Transcom’s shareholders are Swedish. Following a re-domiciliation to Sweden, general meetings of the shareholders would be held in Sweden rather than in Luxembourg, thus facilitating shareholder participation at general meetings. Furthermore, following a change of domicile, Transcom would no longer be bound by dual legal systems – Swedish and Luxemburgish. This would lower costs and simplify the execution of corporate actions. A change of domicile would also simplify Transcom’s listing set-up, abandoning the SDR system and establishing one class of shares.

Johan Eriksson, President & CEO

Market overview

Market definition

Transcom’s services and relevant market

Transcom is operating in the Customer Management (CM) Contact Center BPO market, which is a subset of the global Business Process Outsourcing (BPO) market. As defined by Gartner, Inc., a world-leading information technology research and advisory company, the CM Contact Center BPO market comprises the processes that link an organization with its existing and potential customers. The overall goals are to find, select, attract, and win new clients, nurture and retain those the company already has, and win back those a company has lost. Gartner further divides the CM Contact Center BPO market into four sub-segments, reflecting the above-mentioned goals: customer selection, customer acquisition, customer retention, and customer extension.

Customer selection

•	Market segmentation and data analysis includes the collection, management, augmentation, analysis and application of customer data in support of marketing and sales efforts.

•	Campaign design and communications planning includes campaign planning, communications planning, design and printing/developing of marketing collateral.

•	Other customer selection functions include testing, brand planning, account/territory planning, product introduction and other customer selection functions not included in the above categories.

Customer acquisition

•	Lead management and opportunity management include administration of business-to business team selling across field and inside sales channels, as well as guiding sales executives through lead generation, qualification and quantification of the opportunity, and deal closing.

•	Telesales, telemarketing, Web sales and marketing include telephone calls made (outbound) or received (inbound) by agents either attempting to generate sales leads or complete immediate sales, as well as the design, installation, operations and management of websites used to conduct marketing, sales and other commerce activities.

•	Other customer acquisition functions include direct mail campaign management, channel management, proposal generation, solution design, negotiation, deal closing and other customer acquisition functions not included in the above categories.

Customer retention

•	Self-service includes leveraging an organizational knowledge base to provide unassisted customer support. Self-service is a component of customer service and support.

•	Inquiry handling and problem resolution include managing customer concerns either through outbound or inbound communications, over the telephone, or over the Internet.

•	Field service automation includes managing personnel resource allocation, communication of problem tickets, diagnostics, spares inventory and preventive maintenance in the field service and repair organization.

•	Other customer retention functions include order management, repair and returns handling, attrition management, and other customer retention functions not included in the above categories.

Customer extension

•	Customer data analytics includes analysis of customer data with the purpose of extending services to current and new customers.

•	Upsell and cross-sell include identifying existing products and services purchased by a customer and using that information to influence the purchase of associated products and services.

•	Other customer extension functions include needs reassessment, campaign management and other customer extension functions not included in the above categories.

Help desk services

Transcom’s core business is customer care outsourcing, as described above. However, the company also delivers technical support (help desk) services. This includes the provision of internal and end-user support for all information technology services: help desk (first- and second-level support) and problem management (problem categorization and logging, problem tracking and escalation and problem resolution).

Transcom’s services include, but are not limited to customer service, technical support, customer acquisition, customer retention, marketing & sales services, and credit management (collections) services. Some early collections services (e.g. payment reminder calls) are offered as an integrated part of Transcom’s core customer care business, separate from the contingent and legal debt collections work that characterizes a significant part of the business in Transcom’s credit management services (CMS) unit. The CMS unit is not part of the company’s core business, and has undergone a strategic review during the last few quarters. Several country CMS units have been divested.

The market can be divided into onshore delivery and offshore/nearshore delivery;

•	Onshore: Contact center in the same country as the customers it serves.

•	Offshore/nearshore: Contact center outside of the country market it serves

Transcom’s vertical market (i.e. the sectors in which its clients are active) includes a broad range of sectors. However, the majority of Transcom’s clients are active within the telecommunications and financial services sectors.

Services are delivered across many channels, including telephony, email response management, web chat and social media, and knowledge management for web-based self-service. Currently, voice-based services (telephony) account for the greater part of industry revenues. However, non-voice services are forecast to grow at a rapid rate in the next few years.

Market overview

The market data in this section is based on information published by Gartner, Inc.1 The market forecast data used was published in Gartner’s “Forecast: IT Services, Worldwide, 2012-2018, 1Q14 Update”.

Geographical distribution

The global CM Contact Center BPO market size in 2013 has been estimated by Gartner to amount to USD 32.9 billion2. This number includes customer care and sales & marketing services, but it excludes help desk outsourcing. It also excludes infrastructure and software expenditures.

North America is the largest regional market by far, accounting for an estimated 71 per cent of the worldwide market in 2013, according to Gartner. The English language dominates the global market in terms of the number of agent positions. This is also reflected in the fact that the Philippines and India are the most important offshore delivery locations in the industry.

[1]	Gartner Inc., 56 Top Gallant Road, Stamford, CT 06902-7700, U.S.A.
[2]	Gartner’s “Forecast: IT Services, Worldwide, 2012-2018, 1Q14 Update”, published in March 2014

Historical development

According to Gartner estimates, the global Contact Center BPO market grew from USD 30.8 billion in 2011 to USD 32.9 billion in 2013, representing a compounded annual growth rate (“CAGR”) of 3.4 per cent. The CAGR was higher in North America (5.2 per cent), Latin America (4.5 per cent) and emerging Asia-Pacific countries (9.3 per cent), while the European market grew at a slower rate over this period (1.3 per cent CAGR).

The market for help desk outsourcing grew from USD 17.9 billion in 2011 to USD 18.4 billion in 2013, representing a compounded annual growth rate (“CAGR”) of 1.4 per cent.

Market forecast

Gartner expects the global Contact Center BPO market to grow to approximately USD 43 billion by 2018, representing a CAGR of 5.3 per cent between 2013 and 2018, considerably faster than global GDP growth. In some markets, the annual growth rate is expected to be significantly higher: ~20 per cent in emerging Asian economies and 8–9 per cent in Latin America. The world’s largest CM Contact Center BPO market – the United States – is also expected to grow at a healthy annual rate of 5.9 per cent between 2013 and 2018. In Europe, the market is forecast to expand by 3.3 per cent per year during the same period. Considering the global market for help desk outsourcing, it is expected to grow to approximately USD 22 billion in 2018, representing a CAGR of 3.6 per cent between 2013 and 2018. Growth is expected to be higher in Latin America (5%) and emerging Asia-Pacific countries (15%), while growth in North America (3.1%) and Western Europe (-0.5%) is projected to be lower.

A growing middle class and an increased penetration of smartphones and mobile technologies in emerging markets will drive the need for services in native (non-English) languages. This domestic expansion will generate new growth opportunities for customer care outsourcing companies. An increased use of outsourcing also presents an opportunity for additional growth. According to Everest Group1, approximately 20% of the global customer care market is currently outsourced, but the number of new contracts has grown steadily since 2010.

The majority of CM Contact Center BPO services are delivered by agents located in the same country as the end customers using the service, i.e. onshore. However, a substantial part of industry revenues is generated using delivery centers in locations outside of the country where the service is consumed, i.e. offshore or nearshore delivery. The primary advantage of onshore outsourcing versus offshore or nearshore outsourcing is that language and/or time zone is not an issue. The primary advantage of offshore and nearshore outsourcing is cost efficiency, as a result of lower wages in those delivery locations.

Vertical markets

Outsourcing of customer care is prevalent in many industries, the two most significant ones being telecommunications and financial services. However, many other sectors have increased their use of outsourcing customer care in the last few years, e.g. healthcare, utilities, government and gaming.

[1]	Everest Group, 2013

Key market drivers

In Transcom’s view, the growth of the CM Contact Center BPO market is supported by the key drivers listed below.

Focus on core operations

As a result of companies focusing on their core business and the desire to reallocate resources (i.e. employees and areas of investment), outsourcing of services is likely to become more prevalent.

Cost savings

Outsourcing of services is often a result of the desire to achieve cost savings. Outsourcing provides access to lower-cost economies and hence labor arbitrage generated by the wage gap between developed and developing countries.

Contracting an outsourcing vendor eliminates the need to develop and manage a service in-house. In-house development might come with uncertainty regarding number of employees and cost of such an undertaking. Outsourcing, however, is undertaken through a contract with greater visibility and predictability regarding the future cost of the service.

Knowledge

Outsourcing is also driven by access to wider experience and knowledge than a company potentially possesses in-house. Such expertise and knowledge could, for example, be sector and/or process expertise, as well as product knowledge, among other areas.

Market trends

Non-voice interactions set to overtake phone in a few years

Digital natives expect customer service to be accessible at all times. They also expect to be able to resolve their issues via the channel of their choice, without the hassle of having to switch modes of communication. Today, the bulk of customer care outsourcing companies’ revenue is generated by voice-based services, i.e. phone. However, multichannel and automated self-service solutions are growing rapidly. Gartner predicts that non-voice services will overtake the voice channel in 2016 or 2017. Growth is expected to be highest in the web, chat, SMS and mobile app channels. Less complex issues will increasingly be resolved via self-service tools or non-voice interactions, resulting in fewer voice calls for contact centers. At the same time, more complex issues will migrate to the voice channel. This will put pressure on current business models, e.g. in terms of staff recruitment and training, price models and performance measurement.

Proliferation of web- and mobile-based technologies and services

Increasing numbers of advanced mobile devices is driving demand for customer management BPO, both in mature markets in emerging markets.

New markets are emerging

The global CM Contact Center BPO market is expected to grow by approximately 5 per cent per year up to the year 2018. However, looking behind this aggregate number, growth rates vary significantly across different regions. We will see healthy growth in some mature western markets, particularly in the United States, the world’s single largest market for CM Contact Center BPO services. However, there is a clear pattern of higher demand from companies based in the Asia-Pacific region and in Latin America. This trend is likely to influence the evolution of the industry in the years to come as vendors move to capitalize on opportunities in these emerging growth markets, in order to drive growth and diversify their client portfolios. Historically, the presence of global contact center outsourcers in these markets has been founded primarily on the operation of offshore delivery centers for overseas clients. Traditional offshore locations are now also developing into delivery centers for domestic clients. These rapidly growing home markets are likely to change competitive dynamics, as global and local outsourcing companies compete for opportunities.

Customer experience is becoming more important as a competitive differentiator

While increased cost efficiency is clearly an important driver of companies’ outsourcing decisions, viewing and evaluating customer management operations primarily as a cost center is becoming progressively less meaningful. To many companies, the quality of their customer care operations is fundamental to their ability to execute their service-based strategies to increase loyalty, retention and customer sales.

Source: Gartner 2013

Declining rates of economic growth in many markets, have only served to accelerate this trend. As a result, outsourcing companies need to adapt their business models as contract structures and incentive schemes are evolving to put greater emphasis on customer loyalty and revenue generation.

Credit management

The market for credit management services is fragmented with a multitude of local players. In recent years, there has been a consolidation trend, not least in response to regulation and compliance requirements.

While early collections services, e.g. payment reminder calls, are an integrated part of Transcom’s core customer care business, the business model in credit management – contingent and legal debt collections – is entirely different. Transcom’s credit management unit (CMS) is not part of the company’s core business, and has undergone a strategic review during the last few quarters. Several CMS country units have been divested.

Competitors

The potential of the CM Contact Center BPO market is driven by the overall level of outsourcing undertaken by companies. In-house contact centers, which are the most common alternative to outsourcing, constitute a significant part of the competition in the market.

In addition to Transcom, there is a limited number of customer care outsourcing companies that operate on a global basis. The market is fragmented and market leaders differ from country to country. Transcom faces competition from a large number of companies in each geographic region in which the company operates.

Description of operations

Transcom is a global customer experience specialist, providing customer care, sales, technical support and credit management services through Transcom’s network of 57 contact centers and work-at-home agents across 24 countries on five continents. Transcom’s principal role is to positively impact customer loyalty and, thus, increase revenue through making service and support interactions as effortless and enjoyable as possible for Transcom’s clients’ customers.

Business focus and strategic priorities

Value proposition

As a global specialist of outsourced customer care solutions, Transcom has an important role in helping to make sure that end-customers form positive perceptions of their interactions with the companies that Transcom supports. To many of Transcom’s clients, the quality of their customer care operations is fundamental to their ability to execute their service-based strategies to increase loyalty, retention and customer sales. This is why they partner with Transcom, whose core business is to deliver excellent multi-channel customer service and support.

Transcom’s service portfolio

Transcom’s service portfolio is designed to enable the creation of outstanding customer experiences, while also reducing cost and helping to drive growth for Transcom’s clients. The company’s suite of services includes customer care, sales, technical support and credit management services, delivered through an extensive network of contact centers and a work-at-home agent network.

Transcom’s customer experience specialists engage with end customers in multiple channels, including phone, e-mail, chat and in social media communities.

Customer service

Transcom’s agents deliver service excellence in order to help create competitive differentiation for clients’ businesses. They are trained to support best-in-class product, service and brand experiences.

Transcom’s services are delivered through a structured and proven process with rigorous quality controls. Continuous improvement practices, focused on strengthening service quality and enhancing operational efficiency, are embedded into daily operations. Transcom constantly validates the impact of its service delivery on customer experience, e.g. through Customer Satisfaction, Customer Effort, and Net Promoter indices.

Technical support

Transcom’s technical product support solutions are tailored to deliver end-user experiences through tiered support models, from the simplest questions to more complex support scenarios. Technical support agents go through extensive product training and they have access to detailed knowledge databases to assure that they have the skills, support and tools needed in order to resolve customer issues satisfactorily at the first contact.

Customer retention

Preventing defection and maximizing the lifetime of a customer are key objectives for Transcom’s customer retention initiatives. The company’s customer retention specialists are highly skilled at listening, understanding and resolving more complicated customer issues that could threaten customer relationships. Transcom’s retention training programs focus on teaching agents how to show empathy, diffuse customer anger, and get to the heart of the issue in order to resolve problems quickly and mitigate customer defection.

Customer acquisition

Transcom adds value to clients’ sales efforts by acquiring new customers cost-efficiently, and by building strong customer relationships as a basis for future interactions. The company’s sales specialists are extensively trained, not only on clients’ products and services but also on competitors’ offerings. This ensures that they are in the best possible position to convey the value of clients’ products and services, and to secure sales.

Transcom’s in-house training programs, sales incentives, and call guides all support the sales process by making sure that agents are skilled at uncovering customer needs, identifying the right offerings to fit those needs, and secure customer orders.

Cross-selling & upselling

By delivering an outstanding service experience, agents strengthen customer loyalty and create future sales opportunities (“sales-through-service”). But Transcom also helps its clients to generate new sales directly from their existing customer base, both by increasing sales of the same product and by selling additional products. Transcom has the capability to support varied and complex products, and to introduce them effectively to customers in day-to-day service interactions.

Successful cross-selling and upselling efforts require more than just an understanding of product and service features and benefits. Agents need to be adept at the art of building relationships with customers, identifying customer needs during any type of interaction, and taking appropriate action to satisfy customers’ needs while maximizing cross-sales and upsales.

Collections

Although Transcom still offers credit management and debt recovery services in some markets, this is not part of the company’s core business. Transcom has recently divested collections businesses in several countries. In Q1 2014, CMS accounted for 7.1 per cent of total revenue. In May 2014, the Polish and Czech CMS units were divested. In June 2014, Transcom signed an agreement to divest its Austrian Credit Management Services operations (CMS Austria). The transaction was closed in the end of July 2014.

Strategic priorities and growth opportunities

Transcom’s vision is to be recognized as a global leader in customer experience. In order to succeed, the company needs to bring together innovative solutions, processes and technology with people. Transcom’s long-term strategic priorities are informed by a number of important trends: more channels and increasing complexity, increased focus on customer loyalty, and the emergence of new markets:

What we are seeing...	Transcom is responding by…

More channels and increasing complexity

• Rising interaction volumes with an increasingly sophisticated customer base	• Developing integrated channel competencies

• Social networks are emerging as important customer channels	• Providing more insight due to increasing customer demands

• Increasing product complexity	• Developing analytic platforms and KPIs specific to customer service via non-voice channels

Business Focus

• While price is still an issue, more and more, the focus is on generating revenue – up-sell/cross-sell and customer retention – and customer loyalty	• Sourcing, training and retaining the best agents to deliver higher levels of customer service

Market

• Stagnant growth in mature, Western outsourcing markets	• Seeking to capitalize on domestic opportunities in developing markets to drive growth and diversify revenue

• Significantly higher growth in emerging markets, particularly APAC and Latin America	• Developing traditional offshore locations as delivery centers

• Increasing focus on community engagement

Transcom sees attractive opportunities to grow in several markets:

North America and Asia Pacific

•	Continue expanding in local markets in Asia Pacific

•	Expand onshore volumes in North America

Latin America

•	Serving domestic markets and the US, in addition to Spanish clients

North Europe

•	Leverage strong position in home market

Central Europe

•	Primarily nearshore opportunities

•	Strong capability in expanding Eastern European markets

Business model and value creation

Transcom’s operations are built on the collection and analysis of sound and solid data. The insight the company gains together with its clients enables innovation and also drives efficiency and cost savings through operational process optimization.

Analytics – the key to having real impact on customer experience

The customer care industry is exceptionally data-driven. In order to run the business efficiently and track performance against key indicators, an immense amount of data is automatically collected on Transcom’s 1.4 million daily customer interactions. This is complemented by significant amounts of additional information, most of which is gathered during live customer interactions. The data can offer crucial insights for Transcom and its clients in terms of enhancing the understanding of customers, and the drivers of loyalty and disloyalty. Root cause analysis is a powerful example, giving insight into the fundamental reasons that customers contact customer service or technical support. This type of analysis can, for example, uncover issues that drive unnecessary contacts. Successfully addressing these factors often reduces customer effort, thus improving customer experience and loyalty. Speech analytics is another example. This is a technology that delivers rapid insight into a range of improvement opportunities, based on an analysis of a large number of customer conversations. Some of the benefits of speech analytics include an improved understanding of customer behaviors, potential revenue opportunities, as well as positive and negative aspects of service interactions.

Data collection and analysis is becoming more critical as clients expect Transcom to play an ever-greater role in improving customer loyalty. Also, analytics is being applied to an increasing number of areas, both to improve customer experience and create efficiency improvements. For example, as the number of interaction channels keeps growing, structured analysis can help make better decisions in terms of “right channeling” different types of issues, i.e. proactively directing contacts to the channel that is best suited to addressing the customer’s need.

On-going process improvements, driving efficiency and cost savings

Given the high level of complexity in successfully managing a contact center, coupled with the rapid pace of change, effective process management is vital. Streamlining and standardizing basic aspects of service delivery, and ensuring quality control, is fundamental to success.

Clients expect Transcom to continuously improve working processes in order to ensure efficiency as well as high-quality interactions with their customers. Analytics can have a powerful impact in this area as well, creating new insights into how processes, technology and people can come together in order to generate superior results.

Although automation and self-service solutions are becoming more important, effective workforce management is fundamental to running a customer care operation, not least to manage the inherent volatility in the industry. Therefore, workforce optimization is at the very core of Transcom’s client proposition. The company’s approach to recruitment, induction, performance management and organizational culture adaptation has been refined over many years across several hundreds of deployments in different industries and geographies.

Continuous innovation in order to stay ahead

Innovation, agility, and best practice implementation are some of the most important things clients say they expect Transcom to bring to their customer service organizations. They want Transcom to push them to stay ahead and to help put them in a position from which they are able to benefit from the unrelenting change that characterizes many industries today.

Contact centers are complex environments which merge many different disciplines and skills. Continuous improvement is necessary in each individual area, but also in terms of how the different components are combined into customized solutions for each client.

Transcom uses a structured, fact-based approach to enhancing the value the company adds to Transcom’s clients and their customers. This is reflected in Transcom’s management model, which serves as the basic foundation for how all units deliver value.

Innovation is embedded through the daily work with clients. Transcom’s management model encapsulates a set of common value creation elements that is applied to most situations. However, the use of the model is tailored to each specific case, and the methods employed are constantly sharpened and refined in the day-to-day work with clients.

Operations by regional segment

Transcom is organized according to geographical regions and reports group segments according to four different regions and the CMS business unit (currently under strategic review; several CMS country units have been divested):

North Europe: The region includes the Netherlands, Norway, Sweden, Estonia, Latvia and Lithuania. In 2013, this was the largest region in terms of revenue, accounting for 30 per cent of Group revenue.

Central & South Europe: The region includes Austria, Croatia, Germany, Hungary, Italy, Poland, Serbia, Tunisia, and the United Kingdom. The region accounted for 22 per cent of revenue in 2013.

Iberia & Latam: The region includes Chile, Peru, Portugal, Spain and Colombia. In 2013, the region accounted for 20 per cent of revenue.

North America and Asia Pacific: The region includes Canada, the Philippines, USA and Australia. In 2013, the region accounted for 19 per cent of revenue.

Credit Management Services (CMS): This segment is under strategic review and is not part of Transcom’s core business. Several CMS country units have been divested during 2013 and 2014. Currently, the segment only includes the Danish and the Austrian CMS units. In 2013, CMS accounted for 9 per cent of revenue, and in Q1 2014, it accounted for 7.1 per cent of revenue. Since then, the Polish and Czech CMS units have been divested.

Region	Countries	Contact centers	Employees (end of 2013)
North Europe	Sweden, Norway, Latvia, Lithuania, Estonia and the Netherlands	14	5,050
Central & South Europe	Croatia, Serbia, Germany, Hungary, Italy, Poland, Tunisia, and the United Kingdom	18	5,947
Iberia & Latam	Chile, Peru, Portugal, Spain and Colombia	12	6,056
North America & Asia Pacific	Canada, the United States, Philippines	9	10,632
Credit Management Services	Austria**, Denmark	4	761	*

*	Includes employees in several CMS units that have since been divested
**	On June 27 2014 Transcom announced that the company has signed an agreement to divest its Austrian Credit Management Services operations (CMS Austria). On 31 July 2014 it was announced that the transaction was closed.

Business model and organization

Geographical footprint

Transcom has global operations with 57 contact centers in 24 countries, serving over 400 clients in 33 different languages. The operations are divided into home markets, nearshore locations and offshore locations. Home markets are markets where the contact centers are located in the same country as the end customer. These markets are sometimes also served from contact centers located in countries close to the end market (nearshore locations) and from offshore locations located further away from the end market, generally on a different continent. By being present in many locations, Transcom can offer its clients flexibility with regards to sourcing options and find a solution that is customized to the client’s need.

Contract structure

Transcom has standardized master service agreements for clients. These contracts may be entered into either on a local country level by the relevant subsidiary or through a master service agreement entered into centrally by Transcom with local sub-agreements. For further information on client contracts, please see under “General information on client contracts” below on page 123.

The pricing model and mechanism differ between contracts, and is a very important factor in striking the right balance between revenue, service levels and cost. This balance varies, e.g. depending on the industry, the type of customer contacts, and client priorities. The pricing models that Transcom uses with its clients generally fall into four key categories, as outlined in the table below:

PRICING MODEL	KEY CHARACTERISTICS	PRICING MODEL	KEY CHARACTERISTICS
Price per transaction (e.g. call or data entry)	• Transcom gets paid for each transaction, e.g. each call taken	Price per minute	• Transcom gets paid based on the time the agent spends with each customer (usually no cap)

	• Time spent per transaction is capped - critical to balance quality and time spent on each transaction • Accuracy of volume forecast is key to planning and profitability		• Accuracy of volume forecast is key to planning and profitability, but less risk than in price per call models

Price per activity

•     Typically used for back-office tasks/processes

•     Time spent per activity is capped - important to balance quality and time spent on each task

•     Transcom uses client systems and pre defined processes

•     Back-office tasks usually take longer to complete than the typical call

		Price per hour	• Provides a greater degree of financial predictability and stability

Although the basic terms are usually set out in multi-year frame agreements, the models are regularly reviewed and adjusted, as Transcom’s partnerships evolve over time and clients’ priorities shift. Each pricing model has its own tradeoffs in terms of cost, quality, and predictability for Transcom and its clients. For example, a cost-per-contact unit rate creates an incentive to reduce handling times, in contrast to a cost-per-minute model. This can, in turn, have implications in terms of customer service quality and, ultimately, customer loyalty. Therefore, various KPIs are used in order to manage quality, e.g. first-call resolution and customer satisfaction scores.

Performance against these KPIs is usually tied to bonuses or financial penalties. The pricing model used also has important implications for Transcom in terms of financial predictability and stability. For example, models based on a price per customer contact or per minute spent resolving a customer issue, imply a higher exposure to the accuracy of volume forecasts than a contract based on an agreed staffing level (price per hour worked). Transcom’s target is to achieve an appropriate mix of pricing models used in all regions, in order to avoid excessive financial risk associated with poor forecast accuracy.

Irrespective of the commercial model used, effective workforce management is fundamental to successfully operating a contact center, not least in order to manage volatile demand. Therefore, workforce optimization is at the very core of Transcom’s client proposition.

For CMS contracts, Transcom is usually paid based on a commission for collection services while other CMS services could have compensation models based on factors such as a success rate.

Clients

Transcom’s clients are active in a large number of different industry sectors. However, companies in the telecommunications industry and the financial services industry dominate. In 2013, more than 60 per cent of Transcom’s revenue related to clients within the telecommunications industry and 15 per cent of the revenue came from clients in the financial services industry.

Transcom’s largest client is Tele2, accounting for approximately 17 per cent of total revenue in 2013. The ten largest clients in terms of 2013 revenue accounted for 60 per cent of total revenue. Each of the largest ten clients accounted for more than two per cent of total revenue on an individual basis. Beyond the largest eleven clients, no single client accounted for more than two per cent of total revenue in 2013.

Employees

Transcom’s employees are the core of the Transcom’s operations and the single largest cost item. Transcom’s operations are seasonal and there could be variations in the volume handled by a specific contact center, something that creates a need to have a flexible workforce. As such, access to interim employees in addition to the regular workforce is critical to Transcom. At the end of the 2013 fiscal year, 15 per cent of the Company’s 28,591 employees were temporary employees. As per April 30 2014, 15.6 per cent of the Company’s 28,193 employees were temporary employees. While it is important to have a flexible workforce it is also of importance to maintain quality and employee experience, creating a need for extensive employee training programs.

Contact center employee roles

The main roles in a contact center are agents, team leaders, business managers and contact center managers. Agents are handling inbound and outbound calls and the interaction with clients’ customers. Team leaders manage and coach teams of agents, and team leaders are in turn supervised by business managers. A contact center manager is responsible for the operations of one or two contact centers and report to the manager responsible for all contact centers in a specific country or region.

Organizational structure

Transcom’s current legal domicile is Luxembourg, with a Group Management office in Stockholm, Sweden. The organization is divided into four geographical regions and the CMS business unit (under strategic review) and there are regional heads responsible for the operations in the relevant area.

Historical overview

2014

•	Divestment of Polish and Czech Credit Management Services (CMS) operations.

•	Agreement reached with current lenders for EUR 103.8 million revolving credit facility, replacing previous facility.

•	Investigation regarding re-domiciliation to Sweden reopened.

2013

•	Settlement agreement signed concerning former French subsidiary

•	Settlement agreement resolving tax dispute in Italy

•	Divestment of German Credit Management Services (CMS) operations

•	Establishment of operations in Colombia

•	Transcom Cares launched as the company’s overarching corporate social responsibility (CSR) governance program

2012

•	Transcom significantly expanded operations in the Philippines, almost doubling its workforce in the country during the year, to over 8,000 employees at the end of 2012.

•	Transcom’s corporate organization was streamlined, and a Group management office was established in Stockholm, Sweden.

•	Transcom launched its updated brand positioning, emphasizing the company’s role in creating outstanding customer experiences, driving revenue and brand loyalty for clients.

•	Transcom Swe was established.

2011

•	Rights issue completed in December.

•	Johan Eriksson was appointed President & CEO of Transcom.

•	Transcom announces a restructuring program.

•	Divestment of two French sites: Roanne and Tulle.

2010

•	Transcom enters the Australian market, offering service from its Philippines-based contact centers.

•	Transcom’s major business win with INPS (Istituto Nazionale della Previdenza Sociale) marked the company’s first move into Italy’s public sector marketplace.

2009

•	Transcom doubles its capacity in the Philippines, opening two new sites.

2008

•	Transcom extends UK presence with the acquisition of a second credit management business, Newman & Company Ltd.

2007

•	Transcom cements its presence in the North American market with the acquisition of NuComm International, with operations in the US, Canada and the Philippines.

•	Transcom expands its credit management business with the acquisition of Austria’s largest credit management business IS Inkasso Service GmbH, and Poland’s CENT.

2006

•	Transcom opens offshore operation in Chile to support Spanish speaking markets in North America and Europe.

•	Transcom establishes joint venture with Cloud 10, a US based home agent Company in order to offer home agent solutions to clients across the US and Canada.

•	Transcom enters the UK market with the acquisition of credit management business, Credit & Business Service Ltd.

•	Transcom strengthens its credit management business in Germany with the acquisition of Dr Finsterer & Königs Inkasso Gmbh a leading credit management business.

•	Transcom acquires leading Swedish translation business, Stockholms Tolkförmedling AB, subsequently known as Transvoice.

2005

•	Transcom expands into Tunisia, Croatia and the Czech Republic with the acquisition of credit management business Creditexpress CR sro.

2004

•	Transcom expands into Hungary with the acquisition of customer management business, MarketLink.

•	Transcom expands into Belgium, opening its first contact center operation in Liège.

2003

•	Transcom expands into Portugal and Poland.

•	Acquisition of debt collection business, CIS, gives Transcom credit management capability across the Nordic countries.

2002

•	Transcom acquires a majority share in Spanish customer management business, Gestel.

•	Transcom expands into Lithuania with acquisition of Nelte.

2001

•	Transcom is listed on the OMX Nordic Exchange.

•	Transcom moves into Latvia.

2000

•	Transcom expands into Estonia, Spain and Italy.

•	Creation of Transcom Worldwide through the merger of Transcom AB and Transcom Europe SA

1999

•	Transcom cements European presence with operations in 11 countries: Austria, Denmark, Finland, France, Germany, Italy, Luxembourg, Norway, the Netherlands, Sweden and Switzerland.

1997

•	Creation of Transcom Europe with offices in Sweden, Luxembourg and Norway.

1995

•	Transcom AB is established and opens for business in Sweden.

Information on Transcom Swe’s business

Transcom Swe was established in 2012 for the purpose of serving as the new Swedish parent of the Group, following the completion of a re-domiciliation project. Subsequently, Transcom Swe has become the legal entity that holds the Management Office in Stockholm, Sweden, which the Group has established. Out of this office, some central Group functions are managed by 19 employees. Most of those employees are members of the Group’s Finance team, but there are also people belonging to other functions, e.g. corporate HR, global account management and corporate communications. Besides its function as employer of the staff at the Stockholm Management office, and coordinating Group activities, Transcom Swe has had no operations.

Pro forma financial information

Purpose of the pro forma financial information

The Merger between Transcom Lux and Transcom Swe is a downstream merger by absorption where the parent company Transcom Lux will be absorbed by its fully owned subsidiary Transcom Swe.

The purpose of the consolidated pro forma financial information below is to show the hypothetical impact which the Merger of Transcom Lux and Transcom Swe would have had on Transcom Swe’s consolidated financial position if the Merger would have been completed 30 June 2014. Since the merger is between Transcom Lux (i.e the current parent company of the Group) and its fully owned subsidiary Transcom Swe, it will have no effect on the consolidated income statement of the Group. Therefore a consolidated pro forma income statement has not been prepared.

The Merger will have a significant impact on the financial position of Transcom Swe (new parent company). The purpose of the unconsolidated pro forma financial information below is to show the hypothetical impact which the Merger of Transcom Lux and Transcom Swe would have had on Transcom Swe’s unconsolidated financial position if the Merger had been completed 30 June 2014.

The pro forma financial statements describe a hypothetical situation and have been produced solely for illustrative purposes. The information is neither intended to present the financial position that the business would actually have achieved, nor is it intended to indicate the Group’s or the Company’s financial position at any future point in time.

Costs for the merger estimates to approximately EUR 1.1m and are included in the figures per June 30 2014. These costs are approximate and the final cost for the Merger can therefore deviate.

Basis for the pro forma financial information

Transcom Swe Group

The balance sheet used as a basis for the pro forma interim consolidated statement of financial position is Transcom Lux’s unaudited interim condensed consolidated statement of financial position as of June 30 2014.

All the underlying financial information was prepared according to IFRS, as adopted by the EU. The pro forma financial statements have been prepared in accordance with IFRS as described in the consolidated financial statement for 2013 of Transcom Lux.

Transcom Swe (new parent company)

The unconsolidated interim balance sheet used as a basis for the pro forma unconsolidated interim balance sheet is Transcom Swe’s unaudited unconsolidated interim balance sheet as of June 30 2014 as well as Transcom Lux’s unaudited unconsolidated interim statement of financial position as of June 30 2014.

The unconsolidated interim financial information of Transcom Swe was prepared in accordance with the Swedish Annual Accounts Act and RFR 2 Accounting for Legal Entities of the Swedish Financial Reporting Board (“Swedish GAAP”). RFR 2 implies that the Parent Company in the Annual Report of a legal entity shall apply all International Financial Reporting Standards and interpretations approved by the EU as far as this is possible within the framework of the Swedish Annual Accounts Act, and taking into account the connection between reporting and taxation.

The pro forma financial statements have been prepared in accordance with Transcom Swe’s accounting principles as described in the annual report for 2013.

The unaudited interim financial information for Transcom Lux was prepared in accordance with Lux GAAP.

Pro forma adjustments

The pro forma adjustments are described in detail in the notes to the statement of financial position provided below. The following textual description is more comprehensive.

Transcom Swe Group

Adjustment of Equity:

The merger will not have any impact on the assets or liabilities of the group, and consequently not on the total equity, over and above from the merger costs. However, the composition within equity will change due to change in share capital and change of parent company.

Transcom Swe (new parent company)

Elimination of Intercompany receivables and liabilities:

Receivables and liabilities, between the entities Transcom Swe and Transcom Lux have been eliminated.

Adjustment of Equity:

The composition within equity will change due to the merger. The subsidiary shall as merger consideration issue 1 new Ordinary share for each Class A Ordinary share issued by Transcom Lux and 1.09 new Ordinary share for each Class B Preference share issued by Transcom Lux. The subsidiary, Transcom Swe, today has 1 279 070 Ordinary shares (nominal value 0.043EUR) which will be maintained as treasury shares by the Company after the merger. Therefore, the registered share capital of Transcom Swe will through the merger be increased with 55 968 TEUR. Transcom Lux’s part of Share premium and Reserves will after the merger be included in the merger consideration shown in retained earnings.

GAAP adjustments

Adjustments have been made to adapt Transcom Lux’s accounting principles to Transcom Swe’s. An analysis of differences between Swedish GAAP and Lux GAAP has been prepared and significant differences have been adjusted for in the column “GAAP adjustments”. The following significant differences have been identified;

1. Transaction costs on capital increase are capitalised and amortised over 5 years under Lux GAAP – under Swedish GAAP these costs are presented as a reduction of equity.

2. Unrealised foreign exchange gains on intercompany current accounts are not recognised under Lux GAAP – under Swedish GAAP, unrealised gains are recognised.

3. Treasury shares are presented as financial assets under Lux GAAP – under Swedish GAAP, they are reported as a reduction of equity.

The differences are described in detail in the notes to the proforma statement of financial positions.

TRANSCOM SWE GROUP— INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION (PROFORMA)

30/06/2014 TEUR	Transcom Lux Group before Merger (IFRS) Unaudited	Proforma adjustments	Note	Transcom Swe Group after Merger (IFRS) Unaudited
Assets
Non-current assets
Goodwill	96 973			96 973
Other intangible assets	3 140			3 140
Tangible assets	15 682			15 682
Deferred tax assets	4 619			4 619
Other receivables	3 287			3 287

	123 701	—		123 701
Current assets
Trade receivables	87 702			87 702
Income tax receivables	5 989			5 989
Other receivables	34 607			34 607
Prepaid expenses and accrued income	23 870			23 870
Cash and cash equivalents	31 433			31 433

	183 601	—		183 601

Assets classified as held for sale	20 894			20 894

	204 495			204 495
Total assets	328 196	—		328 196

Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	53 558	2 465	a	)	56 023
Other contributed capital	11 458	-2 465	a	)	8 993
Other reserves	16 983	-4 264	b	)	12 719
Retained earnings including net profit for the period	29 117	4 264	c	)	33 381

Total equity	111 116	—			111 116
Non-current liabilities
Interest bearing liabilities	73 111				73 111
Employee benefit obligations	2 608				2 608
Provisions	861				861
Deferred tax liabilities	1 929				1 929
Income tax payables	3 193				3 193
Other liabilities	123				123

	81 825	—			81 825
Current liabilities
Interest bearing liabilities	12 615				12 615
Provisions	1 486				1 486
Trade payables	24 249				24 249
Income tax payables	10 765				10 765
Other liabilities	28 132				28 132
Accrued expenses and prepaid income	54 388				54 388

	131 635	—			131 635
Liabilities classified as held for sale	3 620				3 620

	135 255				135 255

Total liabilities	217 080	—			217 080

Total equity and liabilities	328 196	—			328 196

Note a)

The share capital in Transcom Swe will change after the merger. The subsidiary intends as merger consideration issue 1 new Ordinary share for each Class A Ordinary share issued by Transcom Lux and 1.09 new Ordinary share for each Class B Preference share issued by Transcom Lux. The subsidiary, Transcom Swe, today has 1 279 070 Ordinary shares (nominal value 0.043EUR) which will be kept by the Company after the merger. Therefore, the registered share capital of Transcom Swe will through the merger be increased with 55 968 TEUR.

Class A Ordinary shares, Transcom Lux, before merger	622 767 823
Class B Preference shares, Transcom Lux, before merger	622 764 910
Ordinary shares, Transcom Swe, before merger	1 279 070
Ordinary shares, Transcom Swe, after merger	1 302 860 600	(1 279 070 + 622 767 823+(622 764 910x1.09))
TEUR
Share capital before merger, Transcom Swe	55	(1 279 070 shares x nominal value EUR 0.043)
Share capital increase due to merger	55 968	(1 301 581 530 shares x nominal value EUR 0.043)

Share capital after merger	56 023
Proforma adjustment, Share capital		2 465
Proforma adjustment, Other contributed capital to increase Share capital		-2 465

Note b)

The merger will not have any impact on the assets or liabilities of the group, and consequently not on the total equity, over and above from the merger costs. However, the composition within equity will change due to change in share capital and change of parent company. “Other contributed capital” will be reduced with an amount corresponding to the increase in “Share capital”, 2 465 TEUR. “Reserves” have been analysed based on the fact that Transcom Swe is the new parent company, and based on that some reclassifications have been recorded.

Proforma adjustment, Reserves	- 4 264

Note c)

Transcom Lux’s part of Reserves and Other non distributable reserves will after the merger be included in the merger difference in Retained earnings.

Proforma adjustment, Retained earnings including net profit for the year	4 264

TRANSCOM SWE (NEW PARENT COMPANY) INTERIM UNCONSOLIDATED BALANCE SHEET (PROFORMA)

30/06/2014	Transcom Swe before merger Swedish GAAP Unaudited	Transcom Lux before merger Lux GAAP unaudited	GAAP adjustments	Proforma adjustments	Note		Transcom Swe after merger Swedish GAAP Unaudited
Assets
Non-current assets
Formation expenses		1 714	-1 714		a	)	0
Intangible assets	—	2 940					2 940
Tangible assets	85	231					316
Shares in affiliated undertakings	49	92 827		-98	b	)	92 778
Other financial assets	—	134	-134		c	)	0

	134	97 846	-1 848	-98			96 034
Current assets
Trade receivables	28 977	372 737	893	-84 296	d	)	318 311
Income tax receivables	73	24					97
Other receivables	13	1 787					1 800
Prepaid expenses and accrued income	96	868					964
Cash and cash equivalents	—	418					418

	29 159	375 834	893	-84 296			321 590
Total assets	29 293	473 680	-955	-84 394			417 624
Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	55	53 558		2 410	e	)	56 023
Share premium		14 886	-3 428	-11 458	f	)	—
Revaluation reserve		-893	893		d	)	—
Reserves	—	54 001		-54 001	f	)	—

Retained earnings including net profit for the period	- 1 083	- 62 134	1 580	62 951	f	)	1 314

Total equity	- 1 028	59 418	-955	-98			57 337
Non-current liabilities
Interest bearing liabilities	—	72 893					72 893

	—	72 893	—	—			72 893
Current liabilities
Interest bearing liabilities	—	10 000					10 000
Provisions	—	83					83
Trade payables	28 148	329 304		-84 296	g	)	273 156
Income tax payables	73	975					1 048
Other liabilities	328	406					734
Accrued expenses and prepaid income	1 773	601					2 373

Total liabilities	30 322	414 262	—	-84 296			-360 287
Total equity and liabilities	29 293	473 680	-955	-84 394			417 624

Note a)

GAAP adjustment

Formation expenses correspond to transaction costs incurred in 2011 when the Company was recapitalized. According to Swedish GAAP these costs are deducted from equity.							-1 714

The formation expenses are amortized over 5 years according to Lux GAAP.

Note b)

Proforma adjustment

Elimination of Transcom Lux’s book value of shares in Transcom Swe.							-98

Note c)

GAAP adjustment

According to Lux GAAP treasury shares are capitalized as a financial asset. Treasury shares are presented as financial assets according to Lux GAAP – according to Swedish GAAP, they are reported as a reduction of equity.							-134

Note d)

GAAP adjustment

According to Lux GAAP, unrealized exchange gains are not recognized whereas they are recognised under Swedish GAAP. In Lux GAAP unrealized exchange gains are booked as an revaluation reserve within equity.							893

Proforma adjustment

Intercompany trade receivables are eliminated.							-84 296

Note e)

Proforma adjustment

The share capital in Transcom Swe will increase as a result of the merger. The subsidiary intends as merger consideration issue 1 new Ordinary share for each Class A Ordinary share issued by Transcom Lux and 1.09 new Ordinary share for each Class B Preference share issued by Transcom Lux. The subsidiary, Transcom Swe, today has 1 279 070 Ordinary shares (nominal value 0.043EUR) which will be maintained as treasury shares by the Company after the merger. Therefore, the registered share capital of Transcom Swe will through the merger be increased with 55 968 TEUR.

Class A Ordinary shares, Transcom Lux, before merger		622 767 823
Class B Preference shares, Transcom Lux, before merger		622 764 910
Ordinary shares, Transcom Swe, before merger		1 279 070
Ordinary shares, Transcom Swe, after merger (1 279 070 + 622 767 823+(622 764 910 x 1.09))		1 302 860 600
TEUR
Share capital, Transcom Swe, before merger		55
Share capital, Transcom Lux, before merger		53 558
Share capital after merger		56 023

Proforma adjustment, Share capital (622 764 910 x 0.09 x nominal value EUR 0.043)		2 410

Note f)

Incurred transaction cost previously not recorded as a reduction of share premium according to Lux GAAP.

GAAP adjustments

Formation expenses/transaction costs (see note a)		-1 714
Amortization on formation expenses (see note a)		-1 714

-3 428

Treasury shares are presented as financial assets under Lux GAAP – under Swedish GAAP, they are reported as a reduction of equity.

Treasury shares (see note c)		-134
Amortization on formation expenses (see note a)		1 714

Retained earnings		1 580

Proforma adjustments

Transcom Lux’s part of Share premium and Reserves will after the merger be included in the merger consideration shown in retained earnings.

Share premium reclassified as retained earnings		-11 458
Reserves reclassified as retained earnings		-54 001
Merger effect net of increase in share capital (see below)		2 397
Retained earnings Transcom Lux under LUX GAAP		62 134
GAAP adjustments		-1 580

Retained earnings		62 951
Net book value Transcom Lux	59 418
Shares in Transcom Swe	-98
Adjustment Lux GAAP to RFR 2	-955

Merger effect	58 365

Share capital increase	-55 968

Merger effect net of increase in share capital	2 397

Note g)

Proforma adjustment

Trade receivables and payables between the merged entities are eliminated.		- 84 296

Auditors report on pro forma financial information

To the board of directors of Transcom WorldWide AB (publ)

Corp. Reg. No. 556880-1277

Auditor’s report on the pro forma financial information

We have examined the pro forma financial information presented on page 71-77 of the Information Document of Transcom WorldWide AB (publ) dated August 4, 2014 (the “Information Document”).

The pro forma financial information has been prepared for illustrative purposes only to provide information about how the merger between Transcom WorldWide S.A. and Transcom WorldWide AB might have affected the unaudited consolidated statement of financial position of Transcom WorldWide AB as of 30 June 2014 and the unaudited unconsolidated statement of financial position of Transcom WorldWide AB as of 30 June 2014.

Responsibility of the Board of Directors

It is the responsibility of the Board of Directors to prepare the pro forma financial information in accordance with the requirements of the Prospectus Regulation 809/2004/EC.

The Auditor’s responsibility

It is our responsibility to provide an opinion pursuant to Annex II Item 7 of the Prospectus Regulation 809/2004/EC. We are not responsible for expressing any other opinion on the pro forma financial information or any of its constituent elements. We do not accept any responsibility for any financial information used in the compilation of the pro forma financial information beyond that we have for auditor’s reports regarding historical financial information issued in the past.

Work performed

We have conducted our work in accordance with Far’s recommendation RevR 5 Examination of Prospectuses. Our work, which involved no independent review or audit of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents as described on page 71-77, assessing the evidence supporting the pro forma adjustments and discussing the pro forma financial information with the management of Transcom WorldWide AB.

We planned and performed our work so as to obtain the information and explanations that we considered necessary to obtain reasonable assurance that the pro forma financial information has been properly complied on the basis stated on page 71-77 and that such basis is consistent with the accounting policies of Transcom WorldWide AB.

Opinion

In our opinion, the pro forma financial information has been properly compiled on the basis stated on pages 71-77 of the Information Document; and that basis is consistent with the accounting policies of Transcom WorldWide AB.

Stockholm August 4, 2014

Ernst & Young AB

Erik Åström

Authorized Public Accountant

Selected financial information

Financial overview

Full years 2011–2013 and the periods January–June 2014 and 2013

Transcom Lux audited consolidated financial statements for the past three fiscal years are incorporated into this Information Document by reference and are also available at Transcom’s website www.transcom.com. Transcom Swe’s audited annual reports for 2012 and 2013 are also incorporated into this Information Document by reference and are available at Transcom’s head office as stated under “Addresses” below. The consolidated financial statements can also be ordered from Transcom at e-mail: ir@transcom.com or by telephone: +46 (0)70-776 80 88

Transcom Lux’s audited consolidated financial statements for 2011, 2012 and 2013 have been audited by Ernst & Young Société anonyme Cabinet de révision agréé. The auditor in charge was Olivier Lemaire (member of the Institut des Réviseurs d’Entreprises (IRE)). The audit reports are included in the consolidated financial statements for the respective year. The audit reports follow the standard format and contain no remarks except for the audit report with regard to the 2012 financial statements of Transcom Lux which include the following emphasis of matter “Without qualifying our opinion we draw attention to the fact that the Company has restated its consolidated financial statements as of 31 December 2011 and for the year then ended as discussed under note 2.1.1”. Transcom Swe’s annual reports for 2012 and 2013 have been audited by Ernst & Young AB. The auditor in charge was Erik Åström (member of FAR). The audit reports are included in the annual reports for the respective year. The audit reports follow the standard format and contain no remarks.

Transcom Lux’s unaudited interim condensed consolidated financial statement as of and for the six-months period ended 30 June 2014 has been reviewed by Ernst & Young Société anonyme and the review report follows the standard format and contains no remarks. Transcom Lux’s interim condensed consolidated financial statement as of and for the six-month period ended 30 June 2014 has been prepared in accordance with IAS 34 and incorporated into this Information Document by reference.

Transcom Lux’s audited consolidated financial statements for 2011, 2012 and 2013 have been prepared in accordance with the International Financial Reporting Standards (IFRS) as adopted by the EU. Transcom Swe’s audited annual report for the year ended 31 December 2012 has been prepared in accordance with the Swedish Annual Accounts Act and the accounting standards issued by the Swedish Accounting Standards Board. Transcom Swe’s audited annual report for the year ended 2013 has been prepared in accordance with the Swedish Annual Accounts Act and Recommendation RFR 2 “Accounting for Legal Entities” of the Swedish Financial Reporting Board. Transcom Swe’s interim condensed consolidated financial statement for the six months period ended 30 June 2014 has been prepared in accordance with IAS 34.

The information in this section should be read in conjunction with the information in the section “Commentary on financial development” and Transcom’s financial information with accompanying notes, which are incorporated into this Information Document by reference.

TRANSCOM LUX GROUP—INTERIM CONDENSED CONSOLIDATED INCOME STATEMENT

TEUR	Jan-Jun, 2014 (IAS 34) Unaudited	Jan-Jun, 2013 (IAS 34) Unaudited
Revenue	312 097	336 930
Cost of sales	-249 542	-269 606

Gross profit	62 555	67 324
Marketing expenses	-2 817	-3 299
Administrative expenses	-49 736	-54 257
Restructuring expenses	-522	-6 044
Intangible assets impairment	0	0
Gain/loss on disposal of operating unit	-1 266	5 959
Other income/expenses	-1 367	-737

Operating profit/loss	6 847	8 946
Net financial items	-1 881	-3 563

Profit/loss before tax	4 966	5 383
Income tax expense	-4 592	-3 183

Profit/loss for the period attributable to equity holders of the parent	374	2 200
Earnings per share attributable to equity holders of the parent
Earnings before and after dilution per A class share, Euro cent per common share	0,0	0,2
Earnings before and after dilution per B class share, Euro cent per common share	0,0	0,2

TRANSCOM LUX GROUP—INTERIM CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

TEUR	Jan-Jun, 2014 (IAS 34) Unaudited	Jan-Jun, 2013 (IAS 34) Unaudited
Profit/loss for the period	374	2 200
Other comprehensive income
Other comprehensive income to be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations	-692	-1 576

Other comprehensive income not to be reclassified to profit or loss in subsequent periods:
Actuarial profit/loss on post-employment benefit obligations	0	0
Income tax effect	0	0
Net other comprehensive income not to be reclassified subsequently to profit or loss:	0	0

Other comprehensive income for the period, net of tax	-692	-1 576

Total comprehensive income for the period, net of tax, attributable to equity holders of the parent	-318	624

TRANSCOM LUX GROUP—INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

TEUR	Jun 30, 2014 (IAS 34) Unaudited	Jun 30, 2013 (IAS 34) Unaudited
ASSETS
Non-current assets
Goodwill	96 973	140 153
Other intangible assets	3 140	6 666
Tangible assets	15 682	14 908
Deferred tax assets	4 619	1 330
Other receivables	3 287	1 301

	123 701	164 358
Current assets
Trade receivables	87 702	99 144
Income tax receivables	5 989	5 258
Other receivables	34 607	26 962
Prepaid expenses and accrued income	23 870	30 772
Cash and cash equivalents	31 433	34 421

	183 601	196 557
Assets classified as held for sale	20 894	68

	204 495	196 625
TOTAL ASSETS	328 196	360 983
EQUITY AND LIABILITIES
Equity attributable to equity holders of the parents	111 116	133 691

Non-current liabilities
Interest bearing liabilities	73 111	81 010
Employee benefit obligations	2 608	2 927
Provisions	861	8 630
Deferred tax liabilities	1 929	1 723
Income tax payables	3 193	0
Other liabilities	123	0

	81 825	94 290
Current liabilities
Interest bearing liabilities	12 615	10 125
Provisions	1 486	7 565
Trade payables	24 249	26 209
Income tax payables	10 765	3 591
Other liabilities	28 132	27 487
Accrued expenses and prepaid income	54 388	58 025

	131 635	133 002
Liabilities classified as held for sale	3 620	0

	135 255	133 002
Total liabilities	217 080	227 292

TOTAL EQUITY AND LIABILITIES	328 196	360 983

TRANSCOM LUX GROUP—INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

TEUR	Jan-Jun, 2014 (IAS 34) Unaudited	Jan-Jun, 2013 (IAS 34) Unaudited
Cash flow from operating activities
Profit/loss before tax	4 966	5 383
Adjustments to reconcile profit before tax to net cash:
Adjustments for non cash items	4 279	-4 945
Net financial items	1 881	0
Income taxes paid	-6 952	-3 904

Cash flow from operating activities before changes in working capital	4 174	-3 466

Change in working capital	-16 691	-6 722

Cash flow from operating activities	-12 517	-10 188

Investments and disposals of tangible assets	-3 145	-3 667
Investments and disposals of intangible assets	-75	-467
Disposals of business, net of cash	741	-1 483
Other cash flow from investing activities	0	0

Cash flow from investing activities	-2 479	-5 617

Borrowing of loans	2 546	10 432
Repayments of loans	-11 200	0
Payment of finance lease liabilities	0	0
Interest paid	-3 334	-2 806

Cash flow from financing activities	-11 988	7 626

Cash flow for the period	-26 984	-8 179
Cash and cash equivalents at beginning of the period	58 362	42 600
Cash flow for the year	-26 984	-8 179
Exchange rate differences in cash and cash equivalents	55	0

Cash and cash equivalents at end of the period	31 433	34 421

TRANSCOM LUX GROUP CONSOLIDATED INCOME STATEMENT

	2013 (IFRS)	2012 (IFRS)	2011 (IFRS)
TEUR	Audited	Audited	Audited
Revenue	653,184	605,581	554,069
Cost of sales	-522,086	-493,749	-458,335

Gross profit	131,098	111,832	95,734
Marketing expenses	-5,963	-6,459	-6,426
Administrative expenses	-107,255	-102,742	-84,203
Restructuring expenses	-7,082	-247	-18,167
Impairment of intangible assets	-21,125	-20,641
Net gain on disposal of business	5,128
Other operating income/expenses	-246	622	-15,978

Operating profit/loss	-5,445	-17,635	-29,040
Financial income	123	366	1,393
Financial expenses	-6,913	-6,320	-4,361

Profit/loss before tax	-12,235	-23,589	-32,008
Income tax expense	-6,328	-6,975	-18,350

Profit/loss for the period	-18,563	-30,564	-50,358
Attributable to:
-equity holders of the parent	-18,563	-30,564	-50,358
-non-controlling interests	—	—	—

Weighted average number of shares in issue during the year (000)	1,245,532	1,245,532	80,327
Earnings per share attributable to equity holders of the parent
Earnings before and after dilution per A class share, Euro cent per common share	-1.5	-2.4	-63.0
Earnings before and after dilution per B class share, Euro cent per common share	-1.5	-2.4	-63.0

TRANSCOM LUX GROUP CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	2013 (IFRS)	2012 (IFRS)	2011 (IFRS)
TEUR	Audited	Audited	Audited
Profit/loss for the period	-18,563	-30,564	-50,358
Other comprehensive income
Other comprehensive income to be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations	-3,198	1,522	-9,514
Cash flow hedges			-502
Income tax effect	—		166
	-3,198	1,522	-9,850
Other comprehensive income not to be reclassified to profit or loss in subsequent periods:
Actuarial profit/loss on post employment benefit obligations	-138	-388	251
Income tax effect	75
	-63	-388	251
Other comprehensive income for the period, net of tax	-3,261	1,134	-9,599
Total comprehensive income for the period, net of tax	-21,824	-29,430	-59,957
Attributable to:
-equity holders of the parent	-21,824	-29,430	-59,957
-non-controlling interests	—	—	—

TRANSCOM LUX GROUP CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	2013 (IFRS)	2012 (IFRS)	2011 (IFRS)
TEUR	Audited	Audited	Audited
Assets
Non-current assets
Intangible assets	116,334	147,921	171,682
Tangible assets	15,609	14,518	12,386
Deferred tax assets	4,784	3,540	5,088
Other receivables	1,143	1,350	2,185

	137,870	167,329	191,341
Current assets
Trade receivables	98,557	89,827	86,315
Income tax receivables	4,823	3,542	3,817
Other receivables	26,039	25,149	18,522
Prepaid expenses and accrued income	19,966	29,685	25,300
Cash and cash equivalents	58,362	42,600	52,076

	207,747	190,803	186,030

Total assets	345,617	358,132	377,371
Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	53,558	53,558	53,558
Other contributed capital	11,458	11,458	11,458
Reserves	17,583	20,704	19,223
Retained earnings including net profit for the year	28,743	47,306	78,175

Total equity	111,342	133,026	162,414
Non-current liabilities

Interest bearing liabilities	16	70,572	65,449
Employee benefit obligations	2,635	2,834	2,414
Provisions	2,225	10,518	18,081
Deferred tax liabilities	2,680	2,650	5,342
Income tax payables	4,417
Other liabilities	73	67	147

	12,046	86,641	91,433
Current liabilities
Interest bearing liabilities	94,425	10,167	152
Derivative financial instruments			272
Provisions	2,576	16,559	22,913
Trade payables	25,562	24,797	21,637
Income tax payables	9,809	544
Other liabilities	37,931	24,726	19,984
Accrued expenses and prepaid income	51,926	61,672	58,566

	222,229	138,465	123,524

Total liabilities	234,275	225,106	214,957

Total equity and liabilities	345,617	358,132	377,371

TRANSCOM LUX GROUP—CONSOLIDATED STATEMENT OF CASH FLOWS

	2013 (IFRS)	2012 (IFRS)	2011 (IFRS)
TEUR	Audited	Audited	Audited
Cash flows from operating activities
Profit/loss before tax	-12,235	-23,589	-32,008
Adjustments for non cash items:
Depreciation and amortization	9,123	11,083	13,637
Impairment losses	21,125	20,641	2,168
Change in provisions including employee benefit obligations	1,678	-13,496	27,992
Result from disposal of business	-5,128
Other non-cash adjustments	431	3,207	-9,799
Income taxes paid	-7,885	-7,136	-5,625

Cash flows from operating activities before changes in working capital	7,109	-9,290	-3,635
Changes in working capital:
Change in operating receivables	-5,500	-14,158	-1,028
Change in operating liabilities	8,301	11,009	32,457

Changes in working capital	2,801	-3,149	31,429

Net cash flow from operating activities	9,910	-12,439	27,794
Cash flows from investing activities
Investments in property, plant and equipment	-8,467	-8,530	-5,121
Investments in intangible assets	-631	-823	-120
Investments in business, net of cash	-80
Disposal of property plant and equipment	193
Disposals of business, net of cash	4,475		-8,662
Changes in other non-current assets	-8

Cash flow from investing activities	-4,518	-9,353	-13,903
Cash flows from financing activities
Proceeds from borrowings	14,000	15,244	31,116
Repayment of borrowings			-84,292
Payment of finance lease liabilities	-147
Interest paid	-2,630	-2,981	-3,429
Proceeds from issuance of shares net of share issuance costs			53,882
Dividends paid to equity holders of the parent			-69

Cash flow from financing activities	11,223	12,263	-2,792
Cash flow for the year	16,615	-9,529	11,099
Cash and cash equivalents at beginning of the year	42,600	52,076	40,977
Cash flow for the year	16,615	-9,529	11,099
Exchange rate differences in cash and cash equivalents	-853	53

Cash and cash equivalents at end of the year	58,362	42,600	52,076

TRANSCOM LUX GROUP THREE-YEAR SUMMARY

	2013	2012	2011
	Audited	Audited	Audited
Revenue (€m)	653.2	605.6	554.1
Profit before tax (€m)	-12.2	-23.6	-32.0
Profit/loss for the year (€m)	-18.6	-30.6	-50.4
Net cash flow from operating activities (€m)	9.9	-12.4	27.5
Net cash flow from operating activities per share (Euro cents)	1	-1	32
Earnings per share (Euro cents)	-1.5	-2.4	-63.0
Return on Equity	-15.2%	-23.0%	-29.5%
Operating margin	-0.8%	-2.9%	-5.1%
Equity ratio	32.2%	37.1%	43.0%
Net debt/EBITDA	1.5	2.0	0.8

TRANSCOM SWE GROUP—INTERIM CONDENSED CONSOLIDATED INCOME STATEMENT

TEUR	Jan-Jun, 2014 (IAS 34) Unaudited	Jan-Jun, 2013 (IAS 34) Unaudited
Revenue	10 501	1 331
Cost of sales	-4 494	-1 331

Gross profit	6 007	0
Administrative expenses	-7 152	-112
Other operating income/expenses	-327	0

Operating profit/loss	-1 472	-112
Finance net	0	-3

Profit/loss before tax	1 472	-115
Income tax expense	-26	0

Profit/loss for the period	1 498	-115

TRANSCOM SWE GROUP CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

TEUR	Jan-Jun, 2014 (IAS 34) Unaudited	Jan-Jun, 2013 (IAS 34) Unaudited
Profit/loss for the period	-1 498	-115
Exchange differences on translation of foreign operations	1	0

Total comprehensive income for the period, net of tax	-1 497	-115

TRANSCOM SWE GROUP—INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

TEUR	Jun 30, 2014 (IAS 34) Unaudited	Dec 31, 2013 (IAS 34) Unaudited
Assets
Non-current assets
Tangible assets	190	13
Other receivables	40	0

	230	13
Current assets
Trade receivables	618	777
Trade receivables from Group companies	28 360	20 041

Income tax receivables	73	0
Other receivables	13	0
Prepaid expenses and accrued income	96	13
Cash and cash equivalents	17	0

	29 176	20 831

Total assets	29 406	20 844
Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	55	55
Foreign translation reserve	1	0
Retained earnings including net profit for the period	-1 199	299

Total equity	-1 143	354
Non-current liabilities

	—	—
Current liabilities
Trade payables	363	208
Trade payables to Group companies	27 989	19 369
Income tax payables	73	26
Other liabilities	328	609
Accrued expenses and prepaid income	1 796	278

	30 549	20 490

Total liabilities	30 549	20 490

Total equity and liabilities	29 406	20 844

TRANSCOM SWE GROUP—INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

TEUR	Jan-Jun, 2014 (IAS 34) Unaudited	Jan-Jun, 2013 (IAS 34) Unaudited
Cash flows from operating activities
Profit/loss before tax	-1 472	-115
Adjustments for non cash items:
Depreciation and amortization	4	0
Income taxes paid	-52	-7

Cash flows from operating activities before changes in working capital	-1 520	-122
Changes in working capital:
Change in operating receivables	-8 295	-1 749
Change in operating liabilities	10 013	1 815

Changes in working capital	1 718	66

Net cash flow from operating activities	198	-56

Cash flows from investing activities
Investments in property, plant and equipment	-181	0

Net cash flow from investing activities	-181	0

Cash flows from financing activities
Net cash flow from financing activities	0	0

Net cash flow for the period	17	-56

Cash and cash equivalents at beginning of the period	0	56
Net cash flow for the period	17	-56
Exchange rate differences in cash and cash equivalents	0	0

Cash and cash equivalents at end of the period	17	0

TRANSCOM SWE – UNCONSOLIDATED INCOME STATEMENT

	01/01/2013	09/01/2012
	31/12/2013 (Swe GAAP)	31/12/2012 (Swe GAAP)
TEUR	Audited	Audited
Revenue	17 920	—
Cost of sales	-5 666	—

Gross profit	12 255	—
Administrative expenses	-11 948	-43
Other operating income	275	—
Other operating expenses	-209	—

Operating profit/loss	373	-43
Financial income	—	—
Financial expenses	-1	—

Profit/loss before tax	372	-43
Income tax expense	-73	—

Profit/loss for the year	299	-43

TRANSCOM SWE – UNCONSOLIDATED STATEMENT OF FINANCIAL POSITION

	2013 (Swe GAAP)	2012 (Swe GAAP)
TEUR	Audited	Audited
Assets
Non-current assets
Tangible assets	13	—

	13	—
Current assets
Trade receivables	777	—
Receivables from Transcom group companies	20 041	0
Prepaid expenses and accrued income	13	—
Cash and cash equivalents	—	56

	20 831	56

Total assets	20 844	56
Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	55	55
Retained earnings including net profit for the year	299	0

Total equity	354	55
Current liabilities
Trade payables	208	0
Liabilities to Transcom group companies	19 369	0
Income tax payables	26	—
Other liabilities	609	—

Accrued expenses and prepaid income	279	—

	20 490	1

Total liabilities	20 490	1

Total equity and liabilities	20 844	56

TRANSCOM SWE – UNCONSOLIDATED STATEMENT OF CASH FLOWS

	2013 (Swe GAAP)	2012 (Swe GAAP)
TEUR	Audited	Audited
Cash flows from operating activities
Operating profit/loss	373	-43
Adjustments for non cash items:	-228	0
Received interest	0	0
Paid interest	-1	0
Income taxes paid	-47	0

Cash flows from operating activities before changes in working capital	97	-43
Changes in working capital:
Change in operating receivables	-20 601	0
Change in operating liabilities	20 464	1

Changes in working capital	-137	1

Net cash flow from operating activities	-40	-42

Cash flows from investing activities
Investments in property, plant and equipment	-15	0

Net cash flow from investing activities	-15	0

Cash flows from financing activities
Proceeds from issuance of shares net of share issuance costs	0	98

Net cash flow from financing activities	0	98

Net cash flow for the year	-56	56

Cash and cash equivalents at beginning of the year	56	0
Net cash flow for the year	-56	56

Cash and cash equivalents at end of the year	0	56

Commentary on financial development

The period January – June 2014 compared to the equivalent period 2013

Net revenue and earnings

Net revenue was €312.1.0 million, a 7.4% decrease compared to same period last year, 5.0% adjusted for exchange rate impact. All CRM regions, as well as Credit Management Services (CMS), reported negative revenue growth: North Europe (-6.7%), Central & South Europe (-1.5%), Iberia & Latam (-9.3%), North America & Asia Pacific (-8.2%), and CMS (-24.6%). Currency effects had a €7.9 million negative impact on the first six months 2014 vs. same period 2013 revenue comparison.

EBIT the first six months was €6.8 million compared to €8.9 million in same period 2013, Currency effects had a negligible effect on EBIT. EBIT decrease was mainly driven by cost related to the re-domiciliation, divestment of CMS Austria and lower performance in Iberia & Latam especially in Chile. This was somewhat counter balanced by improvements in Central & South Europe and North America & Asia Pacific. Gross margin was 20.0%, flat compared to same period 2013. Depreciation was €3.1 million (€3.0 million same period in 2013), amortization was €1.5 (€1.4 million same period in 2013). SG&A was €52.6 million, compared to €57.6 million same period in 2013 .The tax charge amounted to €4.6 million (€3.2 million in same period 2013). Finance cost was €1.9 million in the first six months (including €0.6 million in positive currency impact) compared to €3.6 million (including € 0.3 million in negative currency impact) same period 2013 mainly due to the currency impact, lower interest costs and lower bank fees.

In June Transcom signed an agreement to divest its Austrian CMS operations, for €15.0 million on a cash and debt free basis (excluding €2.4 million in cash and debt). The transaction closed in the end of July 2014. The consideration was paid in cash at closing. Transcom recorded an adjustment to fair value less costs to sell of €1,866 thousand classified as Gain/loss on disposal of operating unit. Assets held for sale includes goodwill of €14,064 thousand. In May 2014 Transcom announced the divestment of its Polish and Czech CMS business to Credit Express Group for €2.0 million on a cash and debt free basis (including an escrow balance of €0.6 million that will be released 6 months after the closing upon fulfillment of contractual conditions). The transaction was simultaneously signed and closed.

As part of the rationalization and reorganization in the CMS business, restructuring costs amounting to €0.5 million were recorded.

Net revenue and earnings per region

In Q2 2014, the CMS business units in Sweden and Norway were integrated with Transcom’s core CRM operations in the North Europe region. Effective January 1 2014, the former part of the CMS business unit in the United Kingdom was consolidated into the Central & South Europe Region. Segmental information has been restated accordingly.

North America & Asia Pacific

The revenue decrease is due to lower volumes on a number of client accounts. The downsizing of our Canadian operation also impacted negatively on revenue, as did the discontinuation of a number of smaller contracts. Revenue was negatively impacted by foreign exchange effects, amounting to approximately €2.7 million.

Cost reductions, partly as a result of site rationalizations, improved margins. New profitable business won, delivered from our centers in the Philippines, also contributed positively. These effects were partly counterbalanced by the decrease in volumes overall.

North Europe

The revenue and EBIT comparison is influenced by the transfer of the right to collect on a Swedish debt portfolio to a third party in Q1 2013 where Transcom received €3.8 million in compensation. The corresponding positive effect in Q1 2014 was €0.9 million. The closure of the loss-making Danish CRM business in 2013 also had a negative impact on the revenue comparison, amounting to €0.8 million. Foreign exchange effects negatively impacted revenue by €4.6 million.

Lower volumes and market activity weighted on the result in Norway and Sweden, whereas EBIT in the Netherlands has improved significantly. The closure of the Danish CRM operations also contributed positively. In addition, a number of smaller, unprofitable client contracts in the region have been ended.

Central & South Europe

Solid growth in Poland, Germany and Italy almost compensated the revenue decline from the deconsolidation of the former French subsidiary as of 1 March 2013 and the Belgium divestment.

The deconsolidation of the loss-making former French subsidiary and the positive growth of clients in Italy, Germany and Poland had a positive impact on profitability that improved compared to last year.

Iberia & Latam

Lower volumes in Chile were the main driver of the revenue decline. Revenue also decreased in Portugal and Spain, but to a lesser extent. Increased volumes at our new site in Cali, Colombia, and at the Lima site in Peru, partly compensated.

The volume decrease described above is the main reason for the margin decline. In addition, performance was impacted by higher costs related to the ramp-up of business at our new site in Cali, Colombia.

CMS

The decline in revenue and EBIT is mainly due to the sale of several CMS country units. These transactions are in line with Transcom’s strategy to focus on its core business – outsourced customer care solutions (CRM). EBIT was negatively impacted by €1.3 million due to the disposals.

Cash Flow

Net cash flow from operating activities was €-12.5 million compared to € -10.2 million same period previous year. Higher profits after adjustments for non-cash items, as well as an improvement in financial items, had a positive effect on cash flow. Cash flow for the period was also marginally positively affected by disposal of business, while a temporary deterioration or working capital, and the repayment of loans and investments affected cash flow negatively.

Financial position and liquidity

Gross debt was €85.7 million and Net debt was €54.3 million compared to € 91.3 million and € 56.9 million respectively at 30 June 2013. Cash and cash equivalents were €31.4 million, a change by €-3.0 million compared to previous year. Net Debt/EBITDA was 2.3 on a rolling twelve months basis, flat compared to same period previous year.

The period January – June 2014 compared to the equivalent period 2013 (Transcom Swe)

During 2014, Transcom WorldWide AB acquired a subsidiary in Serbia.

The decision was made to investigate the possibility to merge Transcom Worldwide AB with the Parent Company, Transcom Worldwide S.A. Luxembourg, whereby Transcom Worldwide AB will become the new Parent Company of the Transcom Group.

During the interim period, Transcom Worldwide AB continued conducting intra-Group operations as well as communication services to an external customer. The average number of employees increased to 18.

Per June 2013, the Company had not yet taken over Group functions from the parent company in Luxembourg, which explains the year-on-year deviations in the income statement.

The main factor driving the negative result is the cost of 1.1 mEUR for the proposed merger described above.

Equity in the parent company amounted to €-1,028 thousand per June 30 2014 mainly due the Merger cost. A capital increase, shareholders contribution, was received from the parent company Transcom WorldWide S.A. after the interim period

The period January – December 2013 compared to the equivalent period 2012

Net revenue and earnings

Net revenue was €653.2 million, a 7.9% increase compared to 2012, 8.8% adjusted for exchange rate impact. All CRM regions, as well as Credit Management Services (CMS), reported positive revenue growth: North Europe (+9.2%), Central & South Europe (+5.5%), Iberia & Latam (+9.6%), North America & Asia Pacific (+9.4%), and CMS(+2.7%). Currency effects had a €5.4 million negative impact on the 2013 vs. 2012 revenue comparison.

EBIT was €-5.4 million compared to €-17.6 million in 2012, Currency effects had a €0.2 million positive effect on EBIT. EBIT increased driven by improvements in Central & South Europe and CMS. Gross margin was 20.1%, a 1.6 per centage point increase compared to 2012 (18.5%). Depreciation was €6.3 million in 2013 (€7.1 million in 2012), amortization was €2.8 million (€4.0 million in 2012). SG&A in 2013 was €113.2 million, compared to €109.2 million in 2012 (2012 included €5.9 million in non-recurring costs). The tax charge amounted to €6.3 million (€7.0 million in 2012). A settlement agreement resolving tax dispute in Italy was signed 2013. Finance cost was €6.9 million (including €1.6 million in negative currency impact) compared to €6.3 million (including €1.3 million in negative currency impact) in 2012, mainly due to higher average borrowing levels in 2013.

The results of Transcom’s goodwill impairment test as of 31 December 2013 for each cash generating unit resulted in an impairment of € 21.1 million related to the CMS unit. After impairment, the total goodwill carrying value amounts to €111.1 million. Out of this amount, €21.9 million is allocated to the CMS unit.

The divestment of the German Credit Management Services operations (CMS Germany) resulted in a loss amounting to €1.1 million.

In Q4 2013 restructuring costs amounting to €1.0 million were recorded for the closures of the Norrköping site in Sweden and the Valdivia site in Chile.

In Q1 2013, Transcom recorded €6.0 million in restructuring costs, mainly related to the cost for a settlement agreement connected to the closure of Transcom’s former subsidiary in France. The company was deconsolidated on 1 March 2013 and the gain on disposal of the subsidiary amounted to €6.0 million.

Net revenue and earnings per region

In 2013, Management changed the structure of the internal organization of the Group in a manner that has caused the composition of the Group reportable segments to change, compared to the prior financial year.

• CRM North America & Asia Pacific: Canada, the Philippines, USA, the United Kingdom and Australia;

• CRM Central and South Europe: Austria, Belgium, Croatia, Germany, Hungary, Italy, Luxembourg, Poland, Slovakia, Switzerland and Tunisia (France deconsolidated per 1 March 2013);

• CRM Iberia & Latam: Chile, Peru, Portugal, Spain and Colombia;

• CRM North Europe: Denmark, Netherlands, Norway, Sweden, Estonia, Latvia and Lithuania;

• CMS: Austria, the Czech Republic, the United Kingdom, Poland, Denmark, Norway and Sweden (Germany deconsolidated per 30 December 2013).

North America & Asia Pacific

The revenue growth compared to 2012 primarily reflects the significant expansion of Transcom’s operations in the Philippines during the year. Decreased business volumes delivered onshore in North America partly offset this strong growth in Asia-Pacific. Margins benefited from the growth in business volumes delivered from the Philippines while the impact of a price decrease pertaining to one of Transcom’s client agreements, following a new contract signing, had a negative impact. Also the volume drop experienced at Transcom’s sites in North America negatively affected results.

North Europe

Higher volumes in the Netherlands, as a result of winning more business from a major client, were a significant driver of the revenue increase compared to 2012. The continued ramp-up during the year of a technical support program for a consumer electronics client also contributed strongly to top-line growth. Revenue also benefited from higher business volumes with clients in Norway, as well as from a new agreement, as a result of which Transcom took over ownership and management of a client’s contact center in Umeå, Sweden. Margin decreased as a result of higher costs for the closure of the Norrköping site in Sweden, the closure of CRM operations in Denmark, as well as temporarily higher costs due to volume ramp-up with clients in Norway and Sweden. Also, the opening of new sites in Oslo, Norway and Umeå, Sweden increased SG&A costs.

Central & South Europe

Higher demand from Transcom’s clients in Italy explains most of the top-line growth, more than offsetting the €9.3 million revenue decrease associated with the deconsolidation of Transcom’s former French subsidiary in the first quarter of the year, and the sale of Transcom’s operations in Belgium.

The improved profitability in the region is partly due to the deconsolidation of Transcom’s loss-making former French subsidiary in the first quarter of 2013, positively impacting the year-on-year EBIT comparison by €5.4 million. Significantly higher business volumes delivered for clients in Italy, as well as an increased proportion of delivery from offshore locations, also contributed to the positive development.

Iberia & Latam

The volume decrease Transcom experienced in Chile during the year was more than offset by strong top-line growth in Spain, Peru and Colombia, primarily with Transcom’s installed client base. The ramp-down of volumes in Chile during the year weighed on margins. Transcom closed its Valdivia site in Chile in November 2013. Also, costs for expansion with clients in Spain, Peru and Colombia impacted negatively on margins.

CMS

The increase in revenue is due to the compensation Transcom received in exchange for transferring Transcom’s right to collect on a Swedish debt portfolio to another party. Lower case volumes and collection rates in some countries counterbalanced this positive impact. The improvement in profitability is due to the revenue increase as well as lowered production and overhead costs. The divestment of the German Credit Management Services operations (CMS Germany), for €9.0 million on a cash and debt free basis, resulted in a loss amounting to €1.1 million.

Cash Flow

Net cash flow from operating activities were €9.9 million compared to € -12.4 million same period previous year. The cash flow was impacted by the divestment of the German Credit Management Services operations (CMS Germany). It was also impacted by the closure of Transcom’s former subsidiary in France, the Norrköping site in Sweden and the Valdivia site in Chile.

Financial position and liquidity

Gross debt was €94.4 million and Net debt was €36.2 million. Cash and cash amounted to €58.4 million and improvement by €15.8 million compared to previous year. Net Debt/EBITDA was 1.5 on a rolling twelve months basis an improvement from previous year by 0.5 percentage points.

The period January – December 2012 Compared to the equivalent period 2011

Net revenue and earnings

Net revenue was €605.6 million, a 9.3% increase compared to 2011. Currency effects had a €15.2 million positive impact on the 2012 vs. 2011 revenue comparison. Revenue fell in the CMS business unit (-4.8%), but all regions reported positive revenue growth: North America & Asia Pacific (+14.0%), Central Europe (+4.0%), Iberia (+9.6%), North (+15.6%), and South (+6.4%).

EBIT was €-17.6 million compared to previous year €-29.0 million. The exchange rate impact on EBIT was €0.4 million. Expansion investments of €7.4 million during the year partly offset €7.6 million in restructuring savings and €3.5 million in volume and efficiency improvements compared to 2011. The 2012 vs. 2011 comparison is also negatively impacted by €1.7 million in non-recurring costs related to specific activities in France. In addition, the 2012 result was impacted by €0.4 million from the reassessment of accrued revenue in CMS.

Gross margin was 18.5%, a 1.2 percentage point increase compared to 2011 (17.3%). Depreciation was €7.1 million in 2012, a €1.9 million decrease compared to 2011 (€9.0 million). Excluding one-off effects, SG&A in 2012 was €95.9 million, compared to €88.7 million in 2011. The €7.2 million increase in SG&A costs stemmed from increased costs due to expansion. The tax charge amounted to €7.0 million (versus €18.4 million in 2011). €6.0 million related to current income tax (versus €5.4 million in 2011), €2.1 million adjustments in respect of prior years (versus €14.1 million in 2011) and €1.1 million net deferred tax income (versus €1.1 million in 2011).

The impairment charges amounted to a total of €20.6 million. €14.7 million of this amount was attributable to impairment of goodwill related to the CMS business unit, and €5.9 million referred to impairment of brand name intangible assets in the North America & Asia Pacific region.

Due to positive volume growth an onerous lease provision related to the Iloilo site in Philippines was written back. Five contact centers were closed in North America as part of the restructuring program.

Net revenue and earnings per region

In 2012, Management changed the structure of the internal organization of the Group in a manner that has caused the composition of the Group reportable segments to change, compared to the prior financial year. Since 2012, revenue is reported in the segment in which it is delivered whereas it used to be reported in the segment of the lead contractor.

For management purposes the business is divided from a service perspective where Management separately considers multi-language customer relationship management products and services (“CRM”) and credit management services (“CMS”).

The Group reportable segments are composed as follows:

• CRM North America & Asia Pacific: Canada, the Philippines, USA, the United Kingdom and Australia;

• CRM Central Europe: Austria, Belgium, Croatia, Germany, Hungary, Luxembourg, the Netherlands, Poland, Slovakia and Switzerland;

• CRM Iberia: Chile, Peru, Portugal and Spain;

• CRM North: Denmark, Norway, Sweden, Estonia, Latvia and Lithuania;

• CRM South: France, Italy and Tunisia;

• CMS: Austria, the Czech Republic, Germany, the United Kingdom, Poland, Denmark, Norway and Sweden.

North America & Asia Pacific

Revenues increased by €13.8 million, the lion’s share of which was due to increased offshore volumes with Transcom’s installed client base in North America and the United Kingdom. New business won with several new clients based in the Asia Pacific region also contributed to the revenue increase. The shift in volumes delivered from onshore contact centers in North America to Transcom’s offshore locations in the Philippines had a positive effect on margins. Also, the site closures undertaken during 2011 and 2012 in North America increased efficiency. The region reported a positive EBITA for the full year, compared to a loss 2011. The positive development in the Philippines was counterbalanced by unsatisfactory performance in North America.

North

The €22 million increase in revenue compared to 2011 was driven both by increased contact center volumes with installed base clients – predominantly in the telecom sector – as well as by the strong development in the interpretation business during the year. New client wins also contributed to the growth. Foreign exchange effects had a €5.7 million positive impact on revenue, relative to 2011. The 2.5 percentage point decrease in gross margin was mainly driven by lower operational efficiency on some client projects, higher attrition and higher training costs compared to the same period last year. SG&A costs increased compared to 2011, mainly due to investments to support revenue growth in Sweden, Latvia and Estonia.

Central Europe

Increased volumes with existing clients – primarily in the Netherlands, Poland and Hungary – drove higher revenues. A new consumer electronics client in the Netherlands also contributed to the revenue increase. Gross margin was slightly lower versus last year, driven by lower volumes and efficiency in Germany. Performance in Germany improved in the latter part of the year. Start-up costs related to new business in the Netherlands also affected margins negatively.

EBITA improved slightly, driven by performance improvements during the fourth quarter.

South

Higher volumes with Transcom’s installed client base in Italy, as well as from new clients, drove the revenue increase. Lower volumes in France partly offset the positive development in Italy. Gross margin improved significantly compared to 2011, mainly due to a higher proportion of offshore delivery, efficiency improvements, and restructuring savings in France. The improvement in EBITA was driven by the factors explained above.

Iberia

The ramp-up of additional volumes with one of Transcom’s largest clients in the telecommunications sector was the most significant factor driving the increase in revenue. Operations expanded with financial services clients in Spain. New contracts contributed €2.5 million in additional revenue compared to 2011. The gross margin improvement is mainly due to higher volumes and operational improvements in Spain during the year, despite a negative impact from the appreciation of the Chilean Peso, as well as by higher salary costs in Chile following a new labor agreement. SG&A costs increased as a result of expansion investments undertaken during the year in order to support increased volumes with existing clients. Transcom’s new contact center in Peru, which was opened in the latter part of 2011, also contributed to higher support costs.

CMS

The revenue decrease was due to lower case volumes and collection rates compared to last year, especially in Germany, Poland and Austria. This was counterbalanced to some extent by increased revenue in Scandinavia, both from existing contracts and new sales. The drop in gross margin and EBITA is primarily due to the decrease in volumes handled. Performance in the UK improved during the latter part of the year, and Transcom expect a full turnaround during 2013, driven by volume growth, operational efficiency improvements and SG&A savings. Cost reduction initiatives lowered SG&A expenses by €2.1 million.

Cash Flow

Net cash flow from operating activities were €-12.4 million compared to € 27.8 million same period previous year. The cash flow was impacted by the investment in expanding operations in the Philippines and the closure of contact centers in North America as part of the restructuring program.

Financial position and liquidity

Transcom gross debt was €80.7 million and net debt €38.1 million. Cash and cash amounted to €42.6 million a decrease by €-9.5 million compared to previous year. Net Debt/EBITDA on a rolling twelve month basis was 2.0, as compared to 0.8 previous year, this was mainly due increased investments.

The period January – December 2011 Compared to the equivalent period 2010

Net revenue and earnings

Net revenue was €554.1 million, a decreased by 5.9%, compared to 2010. Revenue development was driven by lower revenue in the North America & Asia Pacific region and in the West & Central region. Onshore revenue decreased significantly in the North America & Asia Pacific region, partly compensated for by increased volumes offshore. In the West & Central region, revenues decreased mainly as a result of challenging economic conditions, leading to lower installed client base volumes and fewer collections cases in Austria and Germany. The exchange rate impact on revenue was negative -€4.1 million.

EBIT was €-29.0 million, the exchange rate impact on EBIT was positive +€1.9 million. Gross margin was 17.3.%, a 1.7 percentage point decrease compared to 2010 (19.0%) While margins increased in Iberia and were flat in North America & Asia Pacific, margins in the North, South and West & Central regions weakened. In the North region, performance was impacted by higher costs due to the implementation of a new delivery model with a key client in the region, and by temporarily increased training costs due to a site consolidation in Sweden and the reallocation of personnel resources due to client mix changes. In the South region, gross margin fell slightly, partly due to indexed salary increases in Italy which Transcom could not compensate for, and partly due to the ramp-up of significant new volumes. Lower performance in the West & Central region was mainly the result of less favourable conditions in Transcom’s debt collection operations, leading to a fall in collections efficiency. Depreciation was €9.0 million in 2011, a €3.8 million decrease compared to 2010 (€12.8 million). SG&A in 2011 was €90.6 million, compared to €102.5 million in 2010. The €11.5 million decrease in SG&A costs stemmed from savings related to the restructuring program, mainly rent, for €4.3 million, €3.4 million in lower costs as a result of the disposal of two sites in France, mainly related to rent & administrative costs and onerous client contracts, and €3.8 million in cost savings related to other operational measures undertaken in 2011 to reduce the support costs in the Group. The tax charge was €18.4 million. €14.8 million related mainly to the tax audit provision booked in Q3 2011 (versus €0.8 million in 2010), €4.7 million current tax (versus €4.5 million in 2010), and €1.1 million net deferred tax Income (versus €3.0 million in 2010). Net financial items amounted to €-3.0 million.

Transcom started a restructuring & rightsizing plan aimed at adjusting delivery capacity, strengthening global competitiveness and increasing operational efficiency. Restructuring and non-recurring costs amount to approximately €32.8 million. €24.2 million was recorded in Q2 2011, and €8.6 million in Q3 2011. The total net cash impact associated with the restructuring program amounted to €27.1 million, including the negative cash flow impact from onerous contracts. Out of this amount, €9.3 million impacted 2011 cash flow. Cost savings delivered through the implementation of the restructuring program amounted to €1.7 million in the third quarter of 2011, and an additional €0.8 million was delivered in the fourth quarter of 2011.

Net revenue and earnings per region

North America & Asia Pacific

Revenues showed a 31.0% decrease in the region. Transcom experienced significant onshore revenue erosion in North America & Asia Pacific, which was partially compensated for by higher volumes offshore, yet generating lower revenue due to the pricing mix. The gross margin in 2011 was at the same level as in 2010 (20.6%). This gross margin could be achieved due to a higher proportion of offshore delivery, as all new volumes in the region had been ramped up in Asia during the year. EBITA in 2011 amounted to €-3.2 million, compared to €2.2 million in 2010. SG&A costs decreased from €24.9 million in 2010 to €21.9 million in 2011. Total cost savings in 2011 in the North America & Asia Pacific region delivered through the restructuring & rightsizing program amounted to €1.4 million.

North

Revenue in 2011 amounted to €145.4 million in the region, compared to €144.8 in 2010. Despite the loss of volume with one particular client in the media sector, and the impact from the implementation of a new Master Service Agreement with a major client, Transcom’s revenue increased slightly compared to 2010. The resilience of revenue was mainly due to revenue increases with other clients, predominantly in the telecom and media sectors. New interpretation business with clients in the public sector also contributed to growth. Net of currency effects, revenue decreased by 0.6%. Gross margin was 16.5% in 2011 compared to 20.2% in 2010. This decrease was mainly driven by increased costs due to the implementation of the new delivery model with a key client. Training costs temporarily increased during the year, partly as a result of the closure of the site at Kungsör and the establishment of a new contact center at Eskilstuna in Sweden, and partly due to the ramping-down of volumes with one client in the media sector and the transition of personnel to other clients. EBITA was €7.7 million in 2011, compared to €10.8 million in 2010. SG&A costs decreased from €18.4 million to €16.3 million. The comparison with 2010 should take into account portfolio write-downs in the CMS business taken during 2010, amounting to €1.5 million as well as additional operational costs incurred in Transcom’s debt collection operations. Total cost savings in 2011 in the North region delivered through the restructuring & rightsizing program amounted to €0.2 million.

West & Central

Revenues decreased by 9.4%, primarily due to deteriorating economic conditions, leading to lower installed client base volumes and fewer collections cases in Austria and Germany, as well as to a less positive impact from the year-end reassessment of accrued revenue in the debt collections business. Excluding the accrued revenue impact, the decrease year-on-year, the decrease was 8.8%.

Gross margin decreased by 2.9 percentage points, mainly driven by worsening conditions in the debt collection operations. Gross margin levels in the CRM business remained stable in 2011 compared to 2010. EBITA amounted to €5.4 million, compared to €10.0 million in FY2011. SG&A costs decreased from €25.1 million in 2010 to €23.1 million in 2011, mainly driven by lower rent costs and operational support costs, as well as by cost savings related to the restructuring & rightsizing program, amounting to €0.4 million in 2011.

South

Revenue increased by €11.6 million compared to 2010. Excluding the €7.4 million revenue reduction following the disposal of the Roanne and Tulle sites in France, the South region increased revenue by €19.0 million (23.5% increase), due to the significant ramp-up of new volumes related to the major new contract with INPS-INAIL in Italy, won in 2010. Gross margin in the region was 0.6 percentage points below the 2010 average. While gross margin improved in France, margins in Italy decreased, partly due to indexed salary increases which Transcom could not compensate for. The ramp-up of significant new volumes in Italy during the year also impacted negatively on margins. EBITA for the full year improved by €3.8 million. SG&A costs decreased by €3.5 million, from €18.1 million in 2010 to €14.6 million in 2011, mainly driven by the site disposals in France during Q2 2011. In addition to this, additional cost savings in 2011 in the South region delivered through the restructuring & rightsizing program amounted to €0.2 million.

Iberia

Revenues increased by 5.3%. New deals accounted for approximately half of the revenue increase, and the rest was due to new business and additional volumes with installed base clients. Gross margin was 0.5 percentage points higher than in 2010. Operational efficiency and capacity utilization improvements mitigated the effects of price pressure during the year. The continued ramp-up of volumes offshore also contributed positively to margins. EBITA amounted to €5.1 million, compared to €4.1 million in 2010. SG&A costs increased from €15.8 million in 2010 to €16.3 million in 2011, mainly related to the ramp-up of volumes offshore. Total cost savings in 2011 in the Iberia region delivered through the restructuring & rightsizing program amounted to €0.3 million.

Cash Flow

Net cash flow from operating activities was €27.8 million compared to € 29.1 million same period previous year. The cash flow was impacted by the restructuring programs.

Financial position and liquidity

Gross debt was €65.3 million. Cash and cash amounted to €52.1 million an improvement by €11.1 million compared to previous year. Net Debt/EBITDA was 0.8 on a rolling twelve months basis During Q4 2011, Transcom renegotiated its existing Revolving Credit Facility, which was due to expire in April 2012. An agreement was reached with all existing lenders to implement a new, three-year facility to replace the existing one subject to the completion of the rights issue. With the final proceeds of the rights issue received by Transcom on 30 December 2011, the existing facility was fully reimbursed and replaced with the new facility before the end of 2011. As a result, the bank debt which was classified as short term in Q3 2011 was classified as long term at year-end 2011. The funds generated by the rights issue have served to repay approximately €45 million in debt, resulting in a gross debt position end-of-year of €65.3 million in long term debt compared to €118.5 million at the end of Q4 2010.

The new €125 million facility was composed of a €50.0 million term loan with a three-year tenor and partial amortization starting in 2013, as well as a €75.0 million multicurrency revolving credit facility.

Restructuring programs

During the first quarter of 2013, the Group recorded €6.0 million in restructuring costs. These costs were mainly related to the settlement agreement connected with the closures of Transcom’s former subsidiary in France, Transcom Worldwide (France) S.A.S. as well as the build-up of Transcom’s Management office in Sweden.

During the fourth quarter of 2013, restructuring costs amounting to €1.0 million were recorded for the closure of the Norrköping site in Sweden and the Valdivia site in Chile.

During the second quarter of 2012, four sites in North America were closed and capacity was transferred to the Philippines. The cost to close these sites amounted to €5,270 thousand, out of which restructuring costs amounted to €3,699 thousand, other non-recurring costs amounted to €959 thousand and €612 thousand corresponded to write offs of tangible assets.

During the fourth quarter of 2012, the Group launched a restructuring program aiming at reorganizing central support teams. This program consisted of restructuring and non-recurring costs amounting to €1,870 thousand, of which restructuring costs amounted to €1,255 thousand and non-recurring costs amounted to €615 thousand.

Investments

INVESTMENTS IN TANGIBLE FIXED ASSETS

The table below summarizes Transcom’s investments in tangible fixed assets during the years 2011-2013 and January – June 2014.

TEUR	Jan - Jun, 2014	2013	2012	2011
Telephone switch	48	97	856	434
Fixtures and fittings	1,330	3,195	1,744	698
Computer hardware and software	1,510	3,966	4,808	3,397
Office improvements	263	1,209	1,122	592

Total Investments	3,151	8,467	8,530	5,121

Transcom’s investments consist primarily of investments into computer hardware and software representing 47 per cent of investments during fiscal year 2013. The second largest investment type is fixtures and fittings representing 38 per cent of investments during fiscal year 2013.

At this date of the Information Document, there are decisions taken on investments into new and existing sites in Asia Pacific as well as IT investments in the Group. These investments are spread over time and are financed as Transcom’s other ongoing investments, primarily by the operating cash flow of Transcom and/or financed by operating leases.

LEASES

Operating lease expenses amounting to €34,494 thousand (2012: €30,630 thousand) mainly relating to the lease of office building and equipment, are included in the income statement. In 2013, €24,525 thousand (2012: €22,218 thousand) was paid for rent related to non-cancellable leases. Generally, the Group’s lease contracts require deposits and certain provisions for inflation-indexed rental increases.

MATURITY OF RENT AGREEMENTS (ON NON-CANCELLABLE LEASES FOR PREMISES):

TEUR	2013	2012	2011
Not later than 1 year	27,636	23,141	25,651
Later than 1 year but within 5 years	35,389	39,448	51,124
Later than 5 years	—	1,212	787
Total rent agreements	63,025	63,801	77,562

Property, plant and equipment

The table below summarizes Transcom’s tangible fixed assets at the end of the years 2011-2013 and per 30 June 2014.

TANGIBLE FIXED ASSETS

TEUR	30 June, 2014	2013	2012	2011
Telephone switch	707	873	1,521	2,121
Fixtures and fittings	5,326	4,865	3,257	2,760
Computer hardware and software	6,442	6,618	5,989	3,283
Office improvements	3,207	3,253	3,751	4,222
Total Tangible fixed assets	15,682	15,609	14,518	12,386

Transcom’s tangible fixed assets amounted to 15.6 million 2013. Approximately 42 per cent of the total amount comprised of computer hardware and software. The second largest item was fixtures and fittings.

Intangible assets

The table below summarizes Transcom’s intangible fixed assets at the end of the years 2011-2013 and per 30 June 2014.

TEUR	30 June, 2014	2013	2012	2011
Goodwill	96,973	111,119	140,233	154,795
Customer relationships	1,516	3,134	5,110	13,846
Development costs	1,337	1,744	2,169	2,826
Others	287	337	409	215
Total Intangible fixed assets	100,113	116,334	147,921	171,682

During 2014 Transcom divested CMS Poland, CMS Czech and CMS Austria. CMS Austria was classified as Assets held for sale per Q2 2014, which included goodwill of €14,064 thousand.

Customer relationships mainly consist of intangible assets that were identified during the past acquisitions based on the discounted cash flows expected to be derived from the use and eventual sale of the asset, determined at the date of acquisition. As at 31 December 2013 these assets were tested for impairment. Based on the results of the testing, Management recognized no impairment charge in 2013 (2012: €5,912 thousand).

Development costs consist of amounts identified by Management where it is considered that technological and economical feasibility exists, usually determined by reference to the achievement of defined milestones according to an established project management model. These costs relate to development of assets for the use in the Group. As at 31 December 2013 these assets were tested for impairment. Based on the results of the testing, Management recognized no impairment charge in 2013 (2012: nil).

For the purpose of impairment testing, goodwill is allocated to the Group’s operating divisions which represent the lowest level within the Group at which the goodwill is monitored for internal management purposes, which is not higher than the Group’s operating segments.

The aggregate carrying amount of goodwill allocated to each unit after impairment 2013 was as follows:

TEUR	2013	2012	2011
North Europe (CRM)	36,096	36,216	52,595
Central & South Europe (CRM)	1,395	1,131	47,718
Iberia & Latam (CRM)	10,121	10,120	10,120
North America & Asia Pacific (CRM)	41,621	43,046	44,362
CMS	21,886	49,720	—
Total Goodwill per region	111,119	140,233	154,795

In 2013 the management changed the structure of the internal organization of the Group in a manner that has caused the composition of the Group reportable segments to change, compared to the prior financial year. Consequently, the carrying value of the goodwill allocated to each operating division has been modified compared to the prior financial year in order to reflect the new Group structure.

Value in use was determined by discounting the future cash flows generated from the continuing use of the units and it was concluded that the fair value less cost to sell did not exceed the value in use.

The calculation of the value in use was based on the following key assumptions:

Cash flows were projected based on past experience, actual operating results and the 3-year financial plans approved by the Board of Directors. Beyond the specifically forecasted period of three years, Transcom extrapolates cash flows for the remaining years based on estimated constant growth rates ranging from 2.0% to 2.1% (2012: 1.75% to 2.25%) depending on Management’s understanding of the market in the region in which the unit is based. The anticipated annual revenue growth included in the cash-flow projections has been based on historical experience and expectations of future changes in the market conditions. Market conditions take into account the nature of risk within geographical markets and management’s estimations of change within these markets. These rates do not exceed the average long-term growth rates for the relevant markets.

Post-tax discount rates ranging from 9.3% to 14.0% (2012: 9.6% to 14.7%) were applied in determining the recoverable amounts of the units. The discount rates were estimated based on past experience, industry average weighted cost of capital and Group’s industry related beta adjusted to reflect Management’s assessment of specific risks related to the unit. While Management applied post-tax discount rates to post-tax cash flows, it has concluded that the result was not materially different from applying pre-tax discount rates to pre-tax cash flows.

In general, the impairment tests for 2013 were to a large extent affected by the global economic slowdown and the continued revenue erosion which significantly reduced the estimated recoverable amounts of the different cash-generating units compared to prior year. In spite of the various recovery actions taken by Transcom, the future development is still uncertain, including the development in market prices and demand, cost and efficiency development.

Based on the results of the testing, Management of the Group has recognized an impairment charge of €21,125 thousand in 2013 (2012: €14,729 thousand) in relation to the CMS segment.

Management has performed a sensitivity analysis on the key assumptions underlying the computation of the value in use of the segments using the following reasonably possible changes:

a) Discount rate: increase/decrease ranging from 0.5% to 1%

b) Long term growth rate: increase/decrease ranging from 0.5% to 1%

c) EBITA margin variation: increase/decrease ranging from 1% to 2%

For North Europe, Central and South Europe, Iberia and Latam, and North America and Asia Pacific units: reasonably possible changes in key assumptions as above would not trigger an impairment loss to be recognized.

Employee benefit obligations

The Group has employee benefit schemes in Italy and Philippines in relation to termination indemnity and defined benefit pensions. A full actuarial valuation was carried out to 31 December 2013 by a qualified, independent actuary.

TEUR	2013	2012	2011
Value of plan assets	—	1,329	927
Present value of pension scheme liabilities	2,634	4,163	3,341
Deficit in pension scheme	2,634	2,834	2,414
Unrecognized actuarial movements	—	—	—
Net scheme liability	2,634	2,834	2,414
Of which relating to scheme in Norway	—	765	447
Of which relating to scheme in Italy	2,147	2,069	1,967
Of which relating to scheme in Philippines	487	—	—

The expected return on plan assets is equal to the weighted average return appropriate to each class of asset within the schemes.

Assumptions regarding future mortality experience are set in accordance with published statistics and experience in each territory.

*	During 2013, the Norway defined benefit pension plan was cancelled and replaced by a defined contribution plan.

The Italian liability would increase by €33 thousand if the discount rate would be lowered by 5%. An increase by the same percentage would lower the liability by €32 thousand. If the inflation rate assumption in Italy would increase by 0.5% the liability should be €69 thousand higher. A corresponding decrease would lower the liability by €65 thousand.

The liability in the Philippines should increase by €84 thousand if the discount rate should be lowered by 1%. An increase with the same percentage would lower the liability by €69 thousand. If the inflation rate assumption in the Philippines would increase by 1% the liability would be €82 thousand higher. A corresponding decrease would decrease the liability by €69 thousand.

Tendencies and trends

•	Improving margins in core CRM business

•	Experienced seasonally higher demand from public sector clients in Central & South Europe.

•	Significant ramp-down of production volumes in Chile, while volumes in Colombia are being ramped up. Valdivia site closed in Q1 2014.

•	Somewhat lower activity in terms of marketing campaigns in the telecom sector in some European countries.

•	Continued focus on nearshore capacity build-up to contribute to margins in Central & South Europe.

•	The St. Catharines site in Canada was closed in Q1 2014, improving the cost structure and capacity utilization in North America.

Capital structure and other financial information

30/06/2014 MEUR	Note	Transcom Lux Group	Transcom Swe Group
Capitalization as at June 30, 2014 is shown below (in EUR million)
Total Current interest-bearing liabilities		12.6	0.0
Guaranteed		—	0.0
Secured	a)	2.3	—
Unguaranteed/Unsecured		10.3	—
Total Non-Current interest bearing liabilities (excluding current portion of long term debt)		73.1	0.0
Guaranteed
Secured
Unguaranteed/Unsecured		73.1	—
Equity		111.1	-1.1
Share capital		53.6	0.1
Other capital contributed		11.5	—
Reserves		17.0	—
Retained earnings including net profit/loss for the year		29.1	-1.2
Minority interests		—	—
Net indebtedness as at June 30, 2014 is shown below (in EUR million)
(A) Cash		31.4	—
(B) Cash equivalents		—	—
(C) Trading securities		—	—
(D) Liquidity (A) + (B) + (C)		31.4	—
(E) Current Financial Receivable		—	—
(F) Current Bank loans		12.6	—
(G) Current portion of non current liabilities		—	—
(H) Other current financial liabilities		—	—
(I) Current Financial Liabilities (F) + (G) + (H)		12.6	—
(J) Net Current Financial Indebtedness (I) - (E) - (D)		-18.8	—
(K) Non current Bank loans		73.1	—
(L) Bond Issued		—	—
(M) Other non current loans		—	—
(N) Non current Financial Indebtedness (K) + (L) + (M)		73.1	—
(O) Net Financial Indebtedness (J) + (N)		54.3	—

Note a)

The 2.3 MEUR of secured facilities correspond to short term invoice discounting lines. Funding is obtained from the banks in exchange for a list of specific outstanding client invoices, which serve as security

General capitalization and debt

Transcom Lux entered into a €103,800,000 multicurrency term and revolving credit facility agreement on 22 January 2014 with a syndicate of banks comprising SEB, DNB Markets (a part of DNB Bank ASA, Sweden Branch, Merchant Banking) and Handelsbanken Capital Markets (a part of Svenska Handelsbanken AB (publ)). This credit facility agreement replaces a prior credit facility with the same banks, which was due to expire in December 2014. The new facility is a 3-year syndicated credit facility of €103.8 million composed of three tranches; the first being a €40 million term loan expiring on 21 January 2017; the second being a €55 million revolving credit facility also expiring on 21 January 2017; whilst the third is a term loan expiring on 21 October 2014. Similar to the previous facility, interest rates are based on IBOR and EURIBOR for Euro drawings plus margins which may vary albeit based on the Transcom’s Consolidated Gross Debt to Consolidated EBITDA ratio. Transcom Lux is also committed under this agreement to maintain certain financial ratios within agreed limits. The loan is unsecured.

The new credit facility contains customary covenants, including restrictions on maximum further borrowing, guarantee commitments and security, significant changes in operations and material acquisitions and divestments. Moreover, the agreement contains financial covenants, including:

•	requirements with regard to the ratio of consolidated total gross debt to consolidated EBITDA; and

•	requirements with regard to the ratio of consolidated EBITDA to consolidated net financial expenses.

No security has been provided under the credit facility agreement. The agreement also provides an option for the lenders to require a full repayment of any borrowing upon the occurrence of customary events of default.

	30 June 2014	2013	2012
Term loan - EUR	37 600	40 000	50 000
Revolving credit facility - EUR	30 200	39 000	15 000
Revolving credit facility - USD 22 000	16 107	15 952	16 674
Unamortized transaction costs	-709	-571	-1 144

Other Credit Facilities	2 240	0	0

	85 438	94 381	80 530
Finance leases	288	60	209

	85 726	94 441	80 739

As of 31 December 2013, amounts of €79 million and US$ 22 million were drawn (31 December 2012: €65 million and US$ 22 million). The table above shows the drawn amounts in each of the currencies utilized by the Group. In addition, an equivalent of €2.5 million of the facility is utilized to cover the issuance of bank guarantees. An unused amount of €7.5 million on the revolving borrowing facility exists at 31 December 2013 (31 December 2012: €21.7 million). During 2014 additional financing have been added with credit lines in some of the regions to create flexibility and to be able to reduce total debt.

The exposure of the Group’s borrowings to interest rate changes is as follows:

	30 June 2014	2013	2012
Less than six months	85 726	7 500	81 674
Between six and twelve months		87 452
Between one and five years
More than five years

	85 726	94 952	81 674

The Group’s financing policy is the same as described in note 24 in the consolidated financial statements as of 31 December 2013.

On 21 July 2014, Transcom Lux granted Transcom Swe an unconditional shareholders contribution of EUR 1,300,000.

Statement concerning working capital

Transcom has sufficient working capital for the current needs over the coming 12 months. The Board of Directors believes that the new credit facility agreement will provide sufficient financing for the current operations and that the financial covenant levels have been established with appropriate headroom to Transcom’s financial projections, including being sufficient for no less than during the twelve months following the publication of this Information Document.

Trends and significant changes since the publication of the interim report for the period January–June 2014

On 21 July 2014, Transcom Lux granted Transcom Swe an unconditional shareholders contribution of EUR 1,300,000.

For information on current trends for Transcom see under “Tendencies and trends” above.

The Board of Directors, group management and auditors

As further described under “Corporate Governance” the current Board of Directors of the Company corresponds to the Board of Directors of Transcom Lux. After the final registration of the Merger, the executive management of the Company will constitute the same members as in Transcom Lux before the Merger. As a result of the Merger, the Class A Ordinary Shares and Class B Preference Shares held by board members and executives will, as set out below, be exchanged for Shares in the Company (for each Class A ordinary Share held in Transcom Lux one (1) new Share in the Company will be received and for each Class B Preference Share held in Transcom Lux one point zero nine (1.09) new Share in the Company will be received).

The Board of Directors

Henning Boysen

Chairman of the Board and member of the Remuneration Committee and the Audit Committee of Transcom Lux and Transcom Swe

Born: 1946

Board member since: 2009.

Nationality: Danish citizen

Independence status: Independent in relation to the company and its management and in relation to the company’s major shareholders

Education: Master of Economics and Business Administration from Aarhus University, Denmark

Other assignments: Chairman of the Board of Apodan Nordic.

Assignments completed the last five years: Chairman of the Board of Kuoni Travel Holding, Global Blue Holding

Shares, Share SDRs and option holdings: 75,353 Class A Ordinary Shares and 1,375,352 Class B Preference Shares

Mia Brunell Livfors

Member of the Board and Chairman of the Remuneration Committee of Transcom Lux and Transcom Swe

Born: 1965

Board member since: 2014 also Board member 2006-2012

Nationality: Swedish citizen

Independence status: Independent in relation to the company and its management, not independent in relation to the company’s major shareholders.

Education: Studies in economics and business administration, Stockholm University, Sweden.

Other assignments: Member of the Board of Millicom International Cellular S.A., Tele2 AB, Efva Attling Stockholm AB, Modern Times Group MTG AB, CDON Group AB and Reach for Change.

Assignments completed the last five years: President and CEO of Investment AB Kinnevik between August 2006 and April 2014 (and in addition a number of Board assignments in companies within the Kinnevik Group), BillerudKorsnäs AB, H&M Hennes & Mauritz AB and Transcom WorldWide S.A (2006-2012).

Shares, Share SDRs and option holdings: 143,075 Class A Ordinary Shares and 142,899 Class B Preference Shares.

Stefan Charette

Member of the Board and member of the Audit Committee and Remuneration Committee of Transcom Lux and Transcom Swe.

Born: 1972

Board member since: 2011

Nationality: Swedish citizen

Independence status: Independent in relation to the company and its management, not independent in relation to the company’s major shareholders

Education: M.Sc. in Mathematical Trading & Finance. B.Sc.in Electrical Engineering.

Other assignments: Chairman of the Board of the companies Athanase Capital Partners AB, Concentric AB and board member of the public companies Haldex, Lindab and Creades. CEO of Creades AB.

Assignments completed the last five years: Previously CEO and board member of Investment AB Öresund, CEO of Ven Capital AB, Chairman of the Board of Note AB and member of the Board of Bilia AB.

Shares, Share SDRs and option holdings: 940,781 Class A Ordinary Shares and 743,244 Class B Preference Shares

Alexander Izosimov

Member of Board and member of the Audit Committee of Transcom Lux and Transcom Swe.

Born: 1964

Board member since: 2012

Nationality: Russian citizen

Independence status: Independent in relation to the company and its management and in relation to the company’s major shareholders

Education: Moscow Aviation Institute with a Master’s degree in Science and from INSEAD with an MBA.

Other assignments: Director of LM Ericsson AB, Modern Times Group (MTG), East Capital AB, EVRAZ Plc and Dynasty Foundation.

Assignments completed the last five years: member of the Board of the GSMA (the governing body for the global mobile telecommunications industry), member of the Russian Prime Minister’s Council for Competitiveness and Entrepreneurship. Executive Board member of ICC (International Chamber of Commerce) and CEO of the VimpelCom Group and, latterly, the enlarged VimpelCom Ltd, between 2003 and 2011.

Shares, Share SDRs and option holdings: 0 Class A Ordinary Shares and 7,000,000 Class B Preference Shares

Mikael Larsson

Member of the board and Chairman of the Audit Committee of Transcom Lux and Transcom Swe.

Born: 1968

Board member since: 2012

Nationality: Swedish citizen

Independence status: Independent in relation to the company and its management, not independent in relation to the company’s major shareholders

Education: Business Administration from Uppsala University

Other assignments: Member of the boards of Vireo Energy AB, and a number of wholly owned companies within the Investment AB Kinnevik group. Mikael Larsson is Chief Financial Officer of Investment AB Kinnevik since 2001.

Assignments completed the last five years: Board member of BillerudKorsnäs AB, Bergvik Skog AB, Milvik AB, Relevant Traffic Europe AB, Latgran Biofuels AB, Saltside Technologies AB and Vosvik AB.

Shares, Share SDRs and option holdings: 0 Class A Ordinary Shares and 0 Class B Preference Shares

Roel Louwhoff

Member of the Board and member of the Remuneration Committee of Transcom Lux and Transcom Swe.

Born: 1965

Board member since: 2007.

Nationality: Dutch citizen

Independence status: Independent in relation to the company and its management and in relation to the company’s major shareholders

Education: MBA from the Rijksunversiteit in Groningen. Graduated from AMP at Harvard University.

Other assignments: Chief Operations Officer at ING

Assignments completed the last five years: CEO of BT Operate plc., Non-executive Director of Self Service Company.

Shares, Share SDRs and option holdings: 8,499 Class A Ordinary Shares and 8,323 Class B Preference Shares

John C. Freker Jr.

Member of the Board of Transcom Lux and Transcom Swe.

Born: 1958

Board member since: 2014

Nationality: American citizen

Independence status: Not independent in relation to the company and its management, independent in relation to the company’s major shareholders.

Education: Bachelor’s Degree from Princeton University and a graduate of The Executive Management Program at the Tuck School of Business at Dartmouth College.

Other assignments:-

Assignments completed the last five years: President and Chief Executive Officer of First Advantage, President and Chief Operating Officer of Zenta

Shares, Share SDRs and option holdings:-

Executive Management

Johan Eriksson

President & Chief Executive Officer and acting General Manager Nort America & Asia Pacific

Born: 1965.

Employed since: 2010.

Education: B.Sc. in Business Administration and Economics, University of Karlstad.

Other assignments: Chairman of the Board and Board member in a number of companies in the Transcom Group and Board member of Scan Coin Holding AB.

Assignments completed the last five years: CEO of Poolia AB (publ), Chairman of the Board of Poolia Sverige AB and Dedicare AB, Loomis Sverige AB and a number of assignments in the Loomis Group, including COO.

Shares, Share SDRs and option holdings: 1,000,000 Class A Ordinary Shares and 1,000,000 Class B Preference Shares

Pär Christiansen

Chief Financial Officer (CFO).

Born: 1973

Employed since: 2013

Education: Master of Science Degree in Mechanical Engineering from the Lund Institute of Technology, Bachelor’s Degree in Economics and Business Administration from the University of Lund

Other assignments: Board member of various companies in the Transcom group

Assignments completed the last five years: CFO of MTR Stockholm, Vice President Group Business & Financial Control at SAS Operations, SAS Group

Shares, Share SDRs and option holdings: 1,150,000 Class A Ordinary Shares and 518,500 Class B Preference Shares

Roberto Boggio

General Manager, Central and South Region

Born: 1959.

Employed since: 2004.

Education: Graduate in Business Administration from Bocconi University, Milan.

Other assignments: Board member of various companies in the Transcom group

Assignments completed the last five years: –

Shares, Share SDRs and option holdings: 434,000 A shares and 208,000 B shares

Christian Hultén

General Manager of the North Europe Region

Born: 1967

Employed since: 2012

Education: Masters Degree in Political Science, International Relations from the University of Uppsala

Other assignments: Board member of various companies in the Transcom group

Assignments completed the last five years: CEO of ZeroLime

Shares, Share SDRs and option holdings: 147,857 Class A Ordinary Shares and 129,000 Class B Preference Shares

Sytze Koopmans

Chief Information Officer (CIO),

Born: 1954

Employed since: 2013

Education: Master degrees in Electrical Engineering and Computer Science from the Twente University in the Netherlands

Other assignments: -

Assignments completed the last five years: DHV Holding, Royal Haskoning DHV BV, Board member in Newtech Investment SARL

Shares, Share SDRs and option holdings: 200,084 Class A Ordinary Shares and 0 Class B Preference Shares

Neil Rae

General Manager, North America

Born: 1975

Employed since: 2004

Education: BA from the University of Guelph

Other assignments: Board member of various companies in the Transcom group

Assignments completed the last five years: Various positions in North America & Asia Pacific region within the Transcom Group

Shares, Share SDRs and option holdings: 494,465 Class A Ordinary Shares and 0 Class B Preference Shares

Isabel Sánchez-Lozano

General Manger, Iberia and Latin America Region

Born: 1963.

Employed since: 2011.

Education: Degree in Law from the Universidad Autónoma de Madrid. Master in Marketing, Communication and Publicity from IESE.

Other assignments: Board member of various companies in the Transcom group

Assignments completed the last five years: CEO and President of Teleperformance Spain.

Shares, Share SDRs and option holdings: 196,554 Class A Ordinary Shares and 0 Class B Preference Shares

Jörgen Skoog

Global Operations and HR Director

Born: 1960.

Employed since: 2002.

Education: Degree in Human Resource Management and Enterprise Organisation, University of Karlstad.

Other assignments: Board member of various companies in the Transcom group

Assignments completed the last five years: –

Shares, Share SDRs and option holdings: 50,000 Class A Ordinary Shares and 70,000 Class B Preference Shares

Siva Subramaniam

General Manager for Asia Pacific.General Manager (Asia Pacific)

Born: 1958

Employed since: 2009

Education: Wesley College (Colombo, Sri Lanka) – General Certificate of Education

Other assignments: Board member of various companies in the Transcom group

Assignments completed the last five years: -

Shares, Share SDRs and option holdings: 0 Class A Ordinary Shares and 0 Class B Preference Shares

Other information regarding the Board of Directors and the executive management

All board members and all of the senior executives can be contacted through Transcom’s postal address, as stated under “Addresses” below. Transcom is of the opinion that the Board of Directors fulfils the requirements of the Swedish Code of Corporate Governance with respect to independence in relation to Transcom, the group management and Transcom’s major shareholders. There are no family ties between any member of the Board of Directors or the executive management and any other member of the Board of Directors or the executive management. None of the members of the Board of Directors or the executive management (with exception of Roberto Boggio who was acting on behalf of Transcom WorldWide France SAS in relation to the liquidation process of said company and Sytze Koopmans who was involved in the bankruptcy of Newtech Investments as board member) have during the last five years been (i) involved in bankruptcy, bankruptcy proceeding or liquidation in their capacity as a member of a company’s administration, management or supervisory bodies, (ii) convicted of fraud or related crime, (iii) accused of or been the object of sanctions from the supervisory or legislated authorities (and approved professional associations), (iv) prohibited by a court of law to participate as a member of a company’s administration, management or governance organizations or prohibited to hold a leadership position or have responsibility for overarching functions. Potential conflict of interest may arise from the fact that (i) members of the Board of Directors and the executive management own shares as set out above, (ii) certain members of the Board of Directors are not independent in relation to Transcom’s major shareholders, (iii) certain members of the board are also directors of Tele2 AB and Modern Times Group MTG AB, both of which companies are considered related parties to Transcom and are also clients of Transcom, and (iv) John C. Freker Jr. had a single consultancy assignment for Transcom which ended in July 2014, why he has been deemed not being independent in relation to Transcom and its management.

Under the rules on conflicts of interest in Chapter 8, Section 23 of the Swedish Companies Act and in accordance with the rules of procedure for the Board of Directors of the Company, a board member/the CEO is not permitted to participate in procedures or decisions on issues that could contain facts that might suggest that the board member/CEO has an interest in the issue that could conflict with that of the Company. It is the duty of every individual board member, as well as the CEO, to independently examine whether such circumstances may exist and if so, such board member/CEO must immediately inform the Board of Directors thereof. There has been no specific agreement entered into between major shareholders, clients, suppliers, or other parties under which any person has been appointed as a Board member or given a position within the executive management. Besides the information under “Remuneration paid by Group to the CEO and senior executives during the 2013 financial year” under “Corporate Governance”, with exception to the above-mentioned item (iv), neither Transcom nor any Subsidiary have entered into agreements with any of the members of the Board or the executive management regarding benefits after an assignment or employment has been concluded. There are no lockup agreements with respect to the executive management’s holding of shares or Share SDRs. However, in order to be granted loyalty and performance shares under the LTIP:s the participating members of the executive management are required to maintain the invested shares or Share SDRs during the vesting period pursuant to the LTIP Program and related agreements. Please see Section 17 of the Merger Plan in relation to the fact that the members of the Boards of Transcom Lux and Transcom Swe are the same.

Auditor

Transcom Lux’s audited consolidated financial statements for 2011, 2012 and 2013 have been audited by Ernst & Young Société anonyme Cabinet de révision agréé. The auditor in charge is Olivier Lemaire (member of the Institut des Réviseurs d’Entreprises (IRE)). The audit reports, in relation to the financial years 2011 and 2013 follow the standard format and contain no remarks. The audit report in relation to 2012 follows the standard format except for the following emphasis of matter “Without qualifying our opinion we draw attention to the fact that the Company has restated its consolidated financial statements as of 31 December 2011 and for the year then ended as discussed under note 2.1.1”.

At an EGM of the Company held in January 2012, the registered audit firm Ernst & Young AB, with the authorized public accountant Erik Åström as auditor-in-charge, was elected as auditor for the period ending at the close of the annual general meeting held during the fourth financial year after the appointment. The audit reports are included in the annual reports for the respective year. The audit reports, in relation to the financial years 2012 and 2013, follow the standard format and contain no remarks.

Corporate Governance

Following the Merger and the listing of the Shares on Nasdaq OMX Stockholm, Transcom will not only be bound by the Issuer Rulebook of Nasdaq OMX Stockholm as today, but also the Swedish Corporate Governance Code (the “Code”) and the rules and recommendations issued by relevant organizations and other applicable Swedish laws. The Code is based on the “comply or explain” approach. This means that a company applying the Code may choose to deviate from specific rules, but must then provide an explanation for the deviation. Prior to the Merger, Transcom applies, instead of the Code, the “Ten Principles of Corporate Governance” issued by the Luxembourg Stock Exchange. The governance framework adopted by the Company is in principle compliant with the regulations of the Code, and following the first Annual General Meeting held after the completion of the Re-domiciliation, Transcom does not expect to have any material deviations from any of the rules of the Code except potentially in relation to the composition of the nomination committee. Possible future deviations from the Code will be outlined in the Company’s annual corporate governance report.

General meeting of shareholders

Under the Swedish Companies Act, a general meeting of shareholders is the Company’s supreme decision-making body and, at this meeting, shareholders are entitled to make decisions concerning the Company. Provisions regulating the general meeting of shareholders are contained in the Swedish Companies Act, the Code and in sections 7 of the Company’s Articles of Association. A shareholder who wishes to have a matter dealt with at the AGM must submit a written request thereof to the board of directors. The matter will be dealt with at the AGM if the request has been submitted to the board no later than seven weeks prior to the AGM. At the general meeting of shareholders, all shareholders are entitled to present questions to the Company concerning the items of business addressed at the meeting, as well as the financial situation of the Company and the Group. All shareholders who are registered in the share register on the record date and who have notified their intent to participate in time are entitled to attend the meeting and vote in accordance with their total shareholding. Notice to attend a general meeting of shareholders is issued by publishing the notice on the Company’s website and in Post- och Inrikes Tidningar (the Swedish Official Gazette). At the same time, information confirming that official notification has taken place is published in Svenska Dagbladet. The AGM is to be held in Stockholm where the Company has its registered office within a period of six months from the end of the financial year. The Company’s financial year runs from 1 January to 31 December. Resolutions by the AGM include adoption of the Company’s annual report, disposition of the Company’s profit or loss and discharging board members and the CEO from liability. The AGM also appoints the board members and the auditor, and adopts resolutions regarding the rules for the nomination committee, remuneration to the board members and the auditor, as well as guidelines for the determination of salaries and other remuneration for the CEO and the other members of the group management and further approves any incentive plans for employees, if applicable. Resolutions at general meetings of shareholders are normally passed by simple majority, unless the Swedish Companies Act imposes requirements for a higher proportion of the shares represented and the votes cast, such as resolutions concerning amendments to the articles of association. Resolutions of major significance that are adopted at the general meeting of shareholders are announced after the meeting through a press release, and the minutes from the meeting are published on the Company’s website.

Extraordinary General Meeting 2014

On 16 July 2014 an extraordinary general meeting in the Company was held where the same board of directors as in Trancom Lux was elected. On the same EGM, also resolutions in relation to procedure for the Nomination Committee, Remuneration Guidelines etc were passed.

At the EGM to be held on 4 September 2014, the Company will inter alia resolve to approve of the Merger, to introduce a record day provision in the Articles of Association in order to affiliate the Shares to Euroclear Sweden AB, to issue the merger consideration, to effectuate a reverse split of the Shares 50:1 and to amend the Articles of Association as further described under “Articles of Association” below.

Nomination committee

According to the Code, companies applying the Code must have a nomination committee, and the general meeting of shareholders determines the process for how members are to be appointed to the nomination committee, as well as guidelines for the nomination committee’s task of producing proposals the next AGM. According to the Code, the nomination committee shall have at least three members and a majority of these must be independent in relation to the Company and the group management. At least one of the nomination committee’s members must be independent in relation to the Company’s largest shareholder or group of shareholders, in terms of votes, that cooperate in respect of the administration of the Company.

At the Annual General Meeting of Transcom Lux held on 28 May 2014, which resolution has subsequently been confirmed also at an EGM in Transcom Swe, the following resolution was passed in relation to the procedure for the nomination committee. The nomination committee will be formed during October 2014 in consultation with the largest shareholders of Transcom as per 30 September 2014. The nomination committee will consist of at least three members appointed by the largest shareholders of Transcom (that elected to appoint a member). A representative of the largest shareholder at the time of the announcement will be a member of the committee and will also act as its convenor. The members of the nomination committee will appoint the nomination committee Chairman at their first meeting. The nomination committee is appointed for a term of office commencing at the time of the announcement of the interim report for the period January – September 2014 and ending when a new nomination committee is formed. If a member resigns during the term of the nomination committee, the committee can choose to appoint a new member. The shareholder that appointed the resigning member shall be asked to appoint a new member, provided that the shareholder still is one of the largest shareholders of Transcom. If that shareholder declines participation on the committee, the committee can choose to ask the next largest qualified shareholder to participate. If a large qualified shareholder reduces its ownership, the nomination committee can choose to appoint the next largest shareholder to join. The nomination committee shall have the right to resolve to reduce the number of committee members as long as the number of members remains at least three. The committee shall have the right to upon request receive personnel resources such as secretarial services from Transcom, and to charge Transcom with costs for recruitment consultants and related travel if deemed necessary.

All shareholders are entitled to submit proposals indicating prospective board members to the nomination committee. Such proposals should be submitted to the Chairman of the nomination committee. The nomination committee’s proposals on the appointment of board members and their remuneration and auditors are presented in the notice to attend the AGM. A statement from the nomination committee explaining its proposal on the composition of the board is published on the Company’s website when the notice to attend the AGM is issued.

Board of directors

According to the articles of association, the Company’s Board of Directors shall comprise no less than three and no more than nine members. The board members are elected annually at the Company’s AGM for the period until the end of the next AGM.

At an EGM of the Company held on 16 July, 2014, it was resolved to appoint the same Board of Directors of the Company as was appointed for Transcom Lux on the Annual General Meeting on 28 May 2014, namely Henning Boysen, Stefan Charette, Alexander Izosimov, Mikael Larsson, Mia Brunell Livfors, John C. Freker Jr and Roel Louwhoff as directors of Transcom Swe, all such directors to be elected for a term ending at the annual general meeting to be held in 2015. For information about the board members, their assignments outside the Group and their shareholdings in Transcom; see under “The Board of Directors, group management and auditors” above. The Board of Directors is required to satisfy the interests of shareholders over time and is ultimately responsible for the Company’s organization and the administration of the Company’s affairs. The Board of Directors has adopted rules of procedure for the board of directors and an instruction for the CEO. The Board of Directors of Transcom Lux has, and the Board of Directors of Transcom Swe has or will have, established a number of overall policies, guidelines and instructions for Transcom’s operations. These include inter alia an insider policy, environmental policy, whistle blower reporting policy and code of business conduct (including inter alia ethical guidelines). Such documents are evaluated at least once annually and are also updated continuously to comply with legislation, or should other requirements arise. According to the Code, a majority of the board members elected by a general meeting of shareholders are to be independent in relation to the company and the group management. At least two of these are also to be independent in relation to the company’s major shareholders. The Company’s Board of Directors is deemed to meet the independence requirements, since six of the seven board members elected are independent in relation to Transcom and the group management. John C. Freker Jr., is not deemed independent in relation to Transcom and the group management. Four of the board members are also deemed to meet the independence requirement in relation to major shareholders. Stefan Charette, CEO of Creades AB, Mia Brunell Livfors, former CEO of Investment AB Kinnevik and Mikael Larsson, CFO of Investment AB Kinnevik, have not been deemed independent in relation to Transcom’s major shareholders.

Committees

The Board of Directors currently has two committees: an audit committee and a remuneration committee. The members of these committees are appointed by the Board of Directors.

Audit committee

In accordance with the Swedish Companies Act, the Board of Directors has appointed an audit committee, that prepares recommendations to the board for its approval. The committee works according to an annually established instruction and is tasked with monitoring the Company’s financial statements and the efficiency of the Company’s internal control and risk management activities. The audit committee is also to keep itself informed about the audit of the annual report and consolidated financial statements. The committee is also to review and monitor the auditor’s independence and objectivity, paying particular attention to whether the auditor provides services outside the scope of his/her audit. The committee also assists by making a recommendation to the AGM on the appointment of auditor.

According to the Code, the audit committee is to comprise at least three members, of whom the majority are to be independent in relation to the Company and the group management, and at least one member is to be independent in relation to the Company’s major shareholders. The audit committee comprises the following board members: Mikael Larsson (Chairman), Henning Boysen, Stefan Charette and Alexander Izosimov. While Mikael Larsson, Stefan Charette, Henning Boysen and Alexander Izosimov are deemed independent in relation to the Company and the group management, Mikael Larsson and Stefan Charette are not independent in relation to the Company’s major shareholders.

Remuneration committee

The remuneration committee is tasked with preparing matters concerning remuneration policies for the CEO and other senior executives, as well as individual remuneration for the CEO in accordance with the remuneration policies. The policies include the relationship between fixed and any variable components of the remuneration as well as the link between performance and remuneration, the principal terms of any bonus and incentive schemes and the principal terms of non-monetary benefits, pensions, termination and severance pay. The Board of Directors in its entirety determines remuneration and other terms of employment for the CEO. However, share based incentive schemes for the group management are determined by the AGM.

The committee is also to assist the board in monitoring the system by which the Company complies with laws, stock exchange rules and the Code pertaining to the rules governing the disclosure of information related to remuneration of the CEO and other senior executives, and to monitor and evaluate any schemes that are ongoing or were concluded during the year for variable remuneration to the CEO and other senior executives, the application of guidelines for remuneration of the CEO and other senior executives that the AGM is legally obliged to resolve on and current remuneration structures and levels. The remuneration committee comprises the board members Mia Brunell Livfors (Chairman), Henning Boysen, Stefan Charette and Roel Louwhoff.

Board remuneration

At the EGM of the Company held on 16 July, 2014, the following was resolved in relation to Board remuneration, thereby mirroring the resolution passed on 28 May 2014 at the Annual General Meeting of Transcom Lux. The resolution was made conditional upon the Shares being admitted to trading at Nasdaq OMX Stockholm, and that the right to remuneration was only valid to the extent no remuneration has been paid out by Transcom Lux to the Board members in accordance with the resolution on Board remuneration passed at the 2014 AGM of Transcom Lux.

Annual remuneration of EUR 43,000 is to be paid to each of the ordinary board members and EUR 95,000 to the Chairman of the board. It was also resolved that fees for committee work amounting to EUR 16,000 are to be paid to the Chairman of the audit committee and EUR 7,000 to each of the other members of the audit committee. For work within the remuneration committee EUR 5,000 shall be allocated to the Chairman and EUR 3,000 to each of the other three members.

CEO and other senior executives

The CEO is appointed by the board of directors of the Company and is responsible for the day-to-day management of the Company and the Group’s activities in accordance with the board’s instructions and regulations. The delegation of responsibilities between the CEO and the board of directors is defined in the board’s rules of procedure, as well as the CEO instructions and delegation of authority established by the board of directors. The CEO is the Chairman of the group management and makes decisions in consultation with the other members of the group management. In addition to Johan Eriksson (CEO and Acting General Manager, North America & Asia Pacific region), the group management comprises eight individuals: Pär Christiansen (CFO and Acting General Manager CMS business unit), Roberto Boggio, (General Manager, Central & South Europe Region), Christian Hultén (General Manager, North Europe Region), Sytze Koopmans, (Chief Information Officer), Neil Rae (General Manager, North America), Isabel Sánchez-Lozano (General Manager, Iberia & Latin America), Jörgen Skoog (Global Operations and HR Director) and Siva Subramaniam (General Manager, Asia Pacific). For more information about the CEO and other senior executives, see under “The Board of Directors, group management and auditors” above.

Guidelines for remuneration of senior executives

At the EGM of the Company held on 16 July 2014, the following guidelines on remuneration to senior executives were passed, thereby mirroring the resolution passed on 28 May 2014 at the Annual General Meeting of Transcom Lux.

The remuneration to the Executive Managers shall consist of fixed salary, variable salary as well as the possibility to participate in long-term incentive programs. These components shall create a well-balanced remuneration which reflects individual performance and which offers a competitive remuneration package adjusted to conditions on the market. The fixed salary and the bonus percentage may vary amongst Executive Managers according to their level of responsibility or seniority. The level of variable salary shall be in accordance with market practice and shall depend on the level of responsibility and seniority and shall be calculated according to a combination of results achieved and individual performances. Other benefits shall only constitute of a limited amount in relation to the total remuneration and shall correspond to the local practice. In the event of notice of termination of employment being served by Transcom, there is entitlement to salary during such notice period according to law governing the respective employment relationship. The Executive Managers shall be entitled to pension commitments based on those that are customary in the country in which they are employed. Pension commitments will be secured through premiums paid to insurance companies. Members of the board of directors, elected at shareholders’ meetings, may in certain cases receive a fee for services performed within their respective areas of expertise, outside of their duties on the board of directors. Compensation for these services shall be paid at market terms and be approved by the board of directors. In special circumstances, the board of directors may deviate from the above guidelines. In such case, the board of directors is obligated to give account for the reason for the deviation on the following annual general meeting of shareholders. The board of directors’ view is that the remuneration to the CEO and the other members in the executive management strikes an appropriate balance between motivating the members of the executive management and achieving a well-balanced competitive compensation that aligns the members’ incentives with the interests of Transcom and the shareholders.

Remuneration paid by the Group to the CEO and senior executives during the 2013 financial year

(KEUR)

During 2013, the CEO received fixed salary and other remuneration in accordance with the table below, amounting to EUR 474,000. Senior management received fixed salary and other remuneration during 2013 in accordance with the table below. The period of notice of termination of employment is generally 3–6 months regardless of whether the notice is given by Transcom or a member of the senior management. However, with respect to some members of the senior management, the notice period is stipulated in local collective bargaining agreements. For the CEO the notice period is 18 months upon termination by Transcom and 12 months upon termination by the CEO. In addition to remuneration under such notice periods, senior management members, however excluding the CEO, may be entitled to severance payment; such severance payments do however in no event exceed an amount equivalent to 12 months remuneration.

TEUR	Fixed salary	Variable salary	Other benefits	Pension contributions	Total
Johan Eriksson (CEO)	474	48	9	96	627
Other Executives	1,629	268	39	205	1,839

Long-term incentive plans

Long-term incentive plan 2014 (“2014 LTIP”)

The 2014-2017 LTIP was approved at the Annual General Meeting, held on 28 May 2014 in Transcom Lux. This plan consists of two elements, a performance share plan (“performance element”) and a matching share award plan (“loyalty element”). This LTIP was granted to Transcom’s executives and the grant date has been determined to 22 September 2014. The shares awarded are subject to market conditions based on the “total shareholder return”, the accumulated normalized EBIT, the average normalized EBIT margin and Transcom’s TSR performance relative to a pre-defined peer group’s average TSR over a three-year period, however that entitlement to shares based on fulfilment of the EBIT related conditions may also accrue on a year-for-year basis. The achievement of a certain level of each condition, measured at each vesting date, yields a specific percentage of shares awarded to each employee at the grant date. Eligible employees are required to invest a certain percentage of their salary in shares of Transcom Lux on the market in order to receive potential matching and performance shares. For vesting, it is furthermore required that the employees’ employment relationship with the Company remains in full force, and that all investment shares are retained continuously during the vesting period. The shares awarded under this plan vest at the end of a three-year period. The value of the plan is apportioned equally over the total period of the plan and charged as necessary through the income statement. The maximum cost as defined in IFRS 2 is approximately SEK 11.7 million (EUR 1.33 million). The maximum social security cost is approximately SEK 9.6 million (EUR 1.08 million). A maximum of 11,250,000 shares may be allotted under 2014 LTIP.

Long-term incentive plan 2013 (“2013 LTIP”)

The 2013-2016 LTIP was approved at the Annual General Meeting, held on 29 May 2013 in Transcom Lux. This plan consists of two elements, a performance share plan (“performance element”) and a matching share award plan (“loyalty element”). This LTIP was granted to Transcom’s executives and the grant date was determined to be 29 May 2013. The shares awarded are subject to market conditions based on the “total shareholder return”, the accumulated normalized EBIT, the average normalized EBIT margin and average normalized seat utilization ratio over a three-year period, however that entitlement to shares based on fulfilment of the EBIT related conditions may also accrue on a year-for-year basis. The achievement of a certain level of each condition, measured at each vesting date, yields a specific percentage of shares awarded to each employee at the grant date. Eligible employees are required to invest a certain percentage of their salary in shares of Transcom Lux on the market in order to receive potential matching and performance shares. For vesting, it is furthermore required that the employees’ employment relationship with the Company remains in full force, and that all investment shares are retained continuously during the vesting period. The shares awarded under this plan vest at the end of a three-year period. The value of the plan is apportioned equally over the total period of the plan and charged as necessary through the income statement. The expense recognized in the consolidated income statement as at 31 December 2013 with respect to 2013 LTIP amounted to EUR 23,000. A maximum of 15,500,000 shares may be allotted under 2013 LTIP.

Long-term incentive plan 2012 (“2012 LTIP”)

In May 2012, at the Annual General Meeting, the 2012–2015 LTIP was approved in Transcom Lux. This plan consists of two elements, a performance share plan (“performance element”) and a matching share award plan (“loyalty element”). This LTIP was granted to Transcom’s executives and the grant date was determined to be 30 May 2012. The shares awarded under the performance element vest over a three-year period, subject to market conditions based on the “total shareholder return”, the average normalized EBIT margin and average normalized seat utilization ratio. The achievement of a certain level of each condition, measured at each vesting date, yields a specific percentage of shares awarded to each employee at the grant date. Eligible employees are required to invest a certain percentage of their salary in shares of Transcom Lux on the market in order to receive potential matching and performance shares. For vesting it is furthermore required the employees’ employment relationship with the Company remains in full force, and that all investment shares are retained continuously during the vesting period. The shares awarded under this plan vest at the end of a three-year period. The value of the plan is apportioned equally over the total period of the plan and charged as necessary through the income statement. The expense recognized in the consolidated income statement as at 31 December 2013 with respect to 2012 LTIP amounted to EUR 83,000 (2012: EUR 42,000). A maximum of 18,723,525 shares may be allotted under 2012 LTIP.

Treatment of 2012, 2013 and 2014 LTIP in connection with the Re-domiciliation

As reflected in the Merger Plan, the rights of the eligible participants under 2012, 2013 and 2014 LTIP to have shares awarded under certain conditions will as far as possible be exchanged for corresponding rights in Transcom Swe. In order to accommodate for this roll-over of the LTIPs, an EGM of Transcom Swe will, prior to the listing of the Shares on Nasdaq OMX Stockholm, adopt the requisite corporate resolutions to implement the LTIPs in Transcom Swe, including resolutions in order to secure delivery of Shares to the participants under the plans. The Transcom Lux shares awarded under the existing LTIPs are Class A Ordinary Shares and Class B Preference Shares in a proportion of 50/50. Transcom Swe will however have one class of shares only (i.e. the Shares). Therefore, the number of Shares in Transcom Swe that will be awarded to the participants under the respective LTIP following the Merger will reflect the merger consideration under the Merger Plan. This means that if a participant would for example under an existing LTIP be awarded 100 Class A Ordinary Shares and 100 Class B Preference Shares issued by Transcom Lux, then following the Merger such participant would instead be awarded 209 Shares issued by Transcom Swe. Currently, it is estimated that a maximum of 31,070,401 shares in the aggregate can be awarded under 2012, 2013 and 2014 LTIP in Transcom Lux, including compensation for dividends paid (if any) on the underlying share.

Auditor

The Company’s financial statements and accounts, and the administration of the board of directors and the group management, are reviewed and audited by the Company’s auditor. The auditor is appointed by the AGM for the period until the end of the next AGM. At an EGM of the Company held in January 2012, the registered audit firm Ernst & Young AB, with the authorized public accountant Erik Åström as auditor-in-charge, was elected as auditor for the period ending at the close of the annual general meeting held during the fourth financial year after the appointment. Besides meeting the audit committee there are normally one scheduled meetings annually between the auditor and the Company’s board. The auditor is also to participate in the AGM and present the auditors’ report, which describes the audit process and any observations made. In addition to the audit and interim review assignment, Ernst & Young AB was during 2013 and 2014 engaged for additional services, primarily accounting matters. Such services were always, and solely, provided to the extent consistent with the regulations in the Swedish Auditing Act and FAR’s rules of professional conduct pertaining to the objectivity and independence of auditors.

Internal control over financial reporting

According to the Swedish Companies Act and the Code, the board of directors is responsible for internal control over the Company’s financial reporting. Transcom’s Internal Control-Integrated Framework – contains the following five components: control environment, risk assessment, control activities, information and communication, and monitoring.

Control environment

The distribution and delegation of responsibilities has been documented and communicated in internal governing documents:

•	The Board’s rules of procedure,

•	CEO instructions,

•	Delegation of authority,

•	Authorization instructions, and

•	Other internal governing documents.

All internal governing documents are regularly updated to include amendments to, for example, legislation, accounting standards or stock exchange requirements.

Risk assessment

In accordance with the board’s rules of procedure, the board and the audit committee undertake an annual evaluation of internal control activities. Risks considered to exist are identified and measures to reduce these risks are established. The internal and external auditors are invited to present his/her report of the effectiveness of the internal control activities at a board meeting and for the audit committee.

Control activities

Since Transcom’s accounting system is structured so that the conclusion of agreements, payment of invoices and so forth must comply with the decision paths, signing and payment authorizations set out in the internal governing documents, there is an underlying control structure to counteract and prevent the risks identified by Transcom. In addition to these control structures, a number of control activities are performed to further detect and correct errors and deviations. Such control activities comprise monitoring at various levels of the organization, such as the board’s monitoring and verifying compliance with board decisions, a review and comparison of profit/loss items, reconciliation of accounts, approval and recognition of business transactions by the accounts department.

Information and communication

Transcom has developed an organization to ensure the fairness and effectiveness of Transcom’s financial reporting. The internal governing documents clarify who is responsible for what, and the daily interaction between relevant people ensures that the relevant information and communication reaches all relevant parties. The group management is supplied with certain financial information about Transcom and its Subsidiaries are to be kept informed about the development of leasing and other management, and to review and monitor ongoing and future investments and liquidity planning on both a weekly and a monthly basis. The Board of Directors is supplied with a report by the auditor pertaining to risk management, internal control and financial reporting. Transcom’s communication policy ensures that all information disclosed both externally and internally is correct and issued at the appropriate time on each occasion. At various meetings, Transcom’s employees have all been able to participate and influence the formulation of relevant internal policies and guidelines and, as such, been directly involved in the development of these internal governing documents.

Monitoring

As presented above, regular follow-up activities are performed at all levels of the organization. The Board of Directors and the audit committee perform regular evaluations of the information submitted by the group management and the auditors. Transcom’s auditors also report their audit observations and assessment of the internal control activities directly to the board/audit committee. In addition, the audit committee performs an annual follow-up of implemented risk assessments and determined action plans. Monitoring undertaken by the audit committee and the board to develop internal control activities, and to ensure that actions are taken to deal with any problems and proposals that arise, is particularly significant.

Share Capital and Ownership Structure

The Shares

The Shares have been issued in accordance with Swedish legislation and are denominated in EUR. The Company has one class of shares. Each share entitles the holder to one vote at general meetings of shareholders and each holder may vote for the entire number of shares owned or represented by him without any limitation of the voting rights. All Shares confer equal rights to the Company’s assets, earnings and potential surplus in case of liquidation. Shareholders’ rights can only be changed in accordance with the procedure stated in the Swedish Companies Act (2005:551). The Shares are not subject to any transfer restrictions. No share certificates have been issued with respect to the Shares or will be issued with respect to the new Shares. The Shares will have ISIN-code SE0006055257 and will be traded on Nasdaq OMX Stockholm under ticker TWW1.

There are no outstanding warrants, convertibles or other securities with special rights in Transcom Swe.

Share capital

Under its current registered Articles of Association, the Company’s share capital shall not be less than EUR 55,000 and not more than EUR 220,000, divided into not less than 1,279,070 and not more than 5,116,280 shares. Before the Merger, the Company’s registered share capital amounts to EUR 55,000.01 divided into 1,279,070 Shares. The nominal amount per Share is EUR 0.043, which is the same as for the shares issued by Transcom Lux.

As further outlined in the Merger Plan, the number of Shares issued as merger consideration will depend on the number of shares that Transcom Lux has outstanding at the time of the final registration of the Merger, and is intended to be 1,301,581,530 new Shares. Such issue of new Shares will result in an increase of the number of Shares issued by the Company from 1,279,070 Shares to 1,302,860,600 Shares, and an increase of the registered share capital of the Company from EUR 55,000.01 to 56,023,005.80.

Following the Merger, the Company will maintain as treasury shares (i) the 1,279,070 Shares that the Company had outstanding before the Merger and (ii) any merger consideration Shares that will be paid for the treasury shares held by Transcom Lux at the time of the final registration of the Merger, currently 7,694 Class A Ordinary Shares and 88,836 Class B Preference Shares.

Further, the intention is for the Company to execute a reverse split 50:1 shortly after the Merger (likely within two weeks after the Merger), whereby 50 existing Shares will become one (1) new share of the same class.

Share capital development

Transcom Lux

The table below shows the development in Transcom Lux’s share capital since Transcom Lux was incorporated as a public limited liability company (“société anonyme”). All shares in Transcom Lux are issued in the form of fully paid shares.

Year	Transaction	Nominal value (EUR )	Class A Ordinary Shares, Change	Class B Preference Shares, change	Class A Ordinary Shares, total	Class B Preference Shares, total	share capital (EUR )
1997	Incorporation	N/A	1,250	0	1,250	0	Lux Fr. 1,250,000
2000	Capital increase	N/A	1,255	0	2,505	0	Lux Fr. 2,505,000
2001	Conversion of capital into euro	N/A	0	0	2,505	0	62,625
2001	Incorporation of Share Premium into Share Capital	N/A	31,856,494	31,079,708	31,858,969	31,079,708	19,564,710

[1]	After the execution of the proposed reversed split 50:1, the ISIN-code will be SE0006168316.

2001	Capital increase	N/A	0	691,571	31,858,969	31,771,279	19,779,684
2002	Capital increase	N/A	962,050	227,878	32,821,019	31,999,157	21,085,475
2003	Capital increase	N/A	3,270,647	3,060,898	36,091,666	35,060,055	28,976,691.68
2004	Capital increase	N/A	0	727,151	36,091,666	35,787,206	29,776,248.48
2005	Capital increase	N/A	155,710	458,667	36,247,376	36,245,873	30,678,980.30
2006	Capital increase	N/A	137,402	137,125	36,384,778	36,382,998	31,242,862.30
2007	Capital increase	N/A	75,000	75,000	36,459,778	36,457,998	31,552,083.63
2008	Capital increase	N/A	166,536	165,415	36,626,314	36,623,413	31,749,278.63
2009	Capital decrease further to fixing of par value per share of EUR 0.43	0.43	0	0	36,626,314	36,623,413	31,497,382.61
2009	Capital increase	0.43	22,018	22,012	36,648,332	36,645,425	31,516,315.51
2010	Capital increase	0.43	36,571	36,565	36,684,903	36,681,990	31,547,763.99
2011	Reduction of nominal value	0.043	0	0	36,684,903	36,681,990	3,154,776.399
2011	Rights issue	0.043	586,082,920	586,082,920	622,767,823	622,764,910	53,557,907.519

Transcom Swe

The table below shows the development in the Company’s share capital since the Company was incorporated as a public limited liability company as well as the proposed new issue of Shares as merger consideration and the proposed reversed split.

Year	Transaction	Nominal value (EUR)	Share, change	Shares, total	share capital (EUR)
2012	Incorporation	0.043	1,279,070	1,279,070	55,000.01
2014	Proposed capital increase in relation to new issue of Shares as merger consideration	0.043	1,301,581,530	1,302,860,600	56,023,005.80
2014	Proposed reverse split 50:1	2.15	1,276,803,388	26,057,212	56,023,005.80

Issue of shares etc.

The Company may issue additional new Shares or securities which can be converted to Shares in the future. Under the Swedish Companies Act, existing shareholders have preferential rights to subscribe, in proportion to their shareholdings, for new shares (with the exemption of shares paid for with non-cash consideration), unless the general meeting of shareholders approving such issue provides otherwise. Under the Swedish Companies Act, a resolution waiving preferential rights must be approved by at least two thirds of all shares represented and votes cast at a general meeting of shareholders. New issues may take place where the general meeting of shareholders that resolve, does not observe these existing shareholders’ preferential rights to the new shares, for example in the case of future acquisitions or share-related incentive programs.

Share SDR price development

Transcom Lux’s Share SDRs are listed on Nasdaq OMX Stockholm since September 6, 2001. The charts below shows the turnover and price development of Share SDRs from 1 January 2012 until 30 June, 2014.

Shareholder structure

LARGEST SHARE SDR HOLDERS AS AT 30 MAY, 20141

Shareholder	Share SDR A	Share SDR B	Total shares (A+B)	% of capital	% of votes
INVESTMENT AB KINNEVIK	247,164,416	163,806,834	410,971,250	33.0%	39.7%
CREADES AB	82,152,249	0	82,152,249	6.6%	13.2%
FÖRSÄKRINGSAKTIEBOLAGET AVANZA PENSION	24,033,288	43,362,986	67,396,274	5.4%	3.9%
NORDNET PENSIONSFÖRSÄKRING AB	11,692,358	48,316,279	60,008,637	4.8%	1.9%
FIDELITY FUNDS—NORDIC FUND	0	58,861,771	58,861,771	4.7%	0.0%
FJÄRDE AP-FONDEN	27,281,262	26,283,855	53,565,117	4.3%	4.4%
UNIONEN	22,517,200	24,117,200	46,634,400	3.7%	3.6%
NORDEA	20,963,978	25,198,342	46,162,320	3.7%	3.4%
PICTET	32,028,026	0	32,028,026	2.6%	5.1%
LÄNSFÖRSÄKRINGAR SMÅBOLAG SVERIGE	0	25,613,285	25,613,285	2.1%	0.0%
Total 10 largest shareholders	467,832,777	415,560,552	883,393,329	70.9%	75.1%
Other	154,935,046	207,204,358	362,139,404	29.1%	24.9%
Total number of shares excluding Transcom’s treasury shares	622,760,130	622,676,075	1,245,436,205	100.0%	100.0%

[1]	Source: Euroclear Sweden

Pro forma shareholder structure

Shareholder	Number of Shares before 50:1 reverse split	Number of Shares after 50:1 reverse split	% of capital and votes
INVESTMENT AB KINNEVIK	425,713,865	8,514,277	32.7%
CREADES AB	82,152,249	1,643,044	6.3%
FÖRSÄKRINGSAKTIEBOLAGET. AVANZA PENSION	71,298,942	1,425,978	5.5%
NORDNET PENSIONSFÖRSÄKRING AB	64,357,102	1,287,142	4.9%
FIDELITY FUNDS - NORDIC FUND	64,159,330	1,283,186	4.9%
FJÄRDE AP-FONDEN	55,930,663	1,118,613	4.3%
UNIONEN	48,804,948	976,098	3.8%
NORDEA	48,430,170	968,603	3.7%
PICTET	32,028,026	640,560	2.5%
LÄNSFÖRSÄKRINGAR SMÅBOLAG SVERIGE	27,918,480	558,369	2.1%
Total 10 largest shareholders	920,793,775	18,415,870	70.7%
Other	382,066,825	7,641,342	29.3%
Total number of shares including Transcom’s treasury shares	1,302,860,600	26,057,212	100.0%
Total number of shares excluding Transcom’s treasury shares	1,301,477,049	26,029,541

Shareholders’ Agreement

The Board of Directors is not aware of any shareholders’ agreements in relation to Transcom. To the best of the Board of Directors’ knowledge, there are no agreements or equivalent arrangements that may lead to a change in control over Transcom.

Share repurchases and authorizations to issue new Shares

During the preparations for the Merger, it is expected that an extraordinary general meeting of the Company will resolve to (i) authorize the Board of Directors to issue new shares of series C which can be reclassified into ordinary shares by the Board of Directors and (ii) authorize the Board of Directors to repurchase such series C shares. These resolutions will be adopted for the purposes of enabling the Company to deliver shares under any Long Term Incentive Programs of the Company as referred to under “Long-term incentive plans” above

Dividends

Dividends in relation to Transcom Swe

All Shares of Transcom Swe carry, and will after the Merger, carry the same right in relation to dividends. Any dividend will be paid following a resolution by a general meeting of shareholders. Payment will, after the Merger, be administered by Euroclear or, for nominee-registered shareholdings, in accordance with the procedures of the individual nominee. Right to dividend is limited to shareholders registered in the share register maintained by Euroclear on the record day determined by the general meeting of shareholders. No dividend has been paid or proposed in the Company since its incorporation in 2012. The Company and Transcom Group have no explicit target with regard to the proportion of net earnings that is to be distributed to its shareholders. The intention is to, over the short term, strengthen the Company’s and Transcom Group’s balance sheet to reduce the leverage of the Company and Transcom Group. Over the long term, once such process of reducing the leverage etc has been completed, the Company intends to commence distribution of dividends annually.

Dividends in relation to Transcom Lux

In accordance with the Articles of Association of Transcom Lux, every year, 5 per cent of the net profit of the company will be set aside in order to build up the legal reserve. This deduction ceases to be compulsory as soon and for as long as the legal reserve amounts to 10 per cent of the aggregate par value of the issued share capital of the company. Upon recommendation of Transcom Lux’s Board of Directors, the general meeting of shareholders will determine how the remainder of the annual net profits will be disposed. The holders of Class B Preference Shares are entitled to a cumulative preferred dividend corresponding to the greater of (i) 5 per cent of the nominal value of the Class B Preference Shares in Transcom Lux and (ii) 2 per cent of the overall dividend distributions made in a given year.

No cumulative preferred dividend was paid to holders of Class B Preference Shares in relation to the 2013 financial year. According to article 46 (2) of Luxembourg law on commercial companies dated 10 August 1915, as amended, shareholders of Class B Preference Shares may obtain voting rights if, despite the existence of distributable profits, the company does not distribute the preferred dividends for a period of two consecutive years. Given that there were no distributable profits in 2013 and in 2012, article 46 (2) is not applicable this year and holders of Class B Preference Shares did therefore not receive voting rights. Holders’ of Class B Preference Shares right to the preferred dividend is cumulative, even though there are no distributable profits available in a given year, the preferred dividend right continues to accrue, and holders of Class B Preference Shares have a right to recover their minimum preferred dividend right in future profitable years, even for the financial years in which there were no distributable profits available. The holders of Class B Preference Shares are entitled to annual cumulative preferred dividends for 2011, 2012 and 2013 totalling a minimum of €4,016 thousand. The annual general meeting held on 28 May 2014 resolved that no dividends were to be paid.

Change of Control

There are no specific provisions in the Articles of Association of the Company other than those that apply as per applicable laws that would have the effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company, or any of its subsidiaries.

Disclosure of substantial holdings and insider reporting

After the final registration of the Merger, the Luxembourg rules on disclosure of substantial holdings of financial instruments and insider reporting will no longer be applicable in relation to the parent company of the Transcom Group. Instead, the Swedish rules stipulated in the Swedish Financial Instrument Trading Act (1991:980) and the SFSA regulations governing operations on trading venues (FFFS 2007:17), as amended, will apply on the disclosure of substantial holdings of financial instruments in Transcom Swe and the Swedish Act on Reporting Obligations for Certain Holdings of Financial Instruments (2000:1087) will apply on the reporting obligations for certain insiders in Transcom Swe.

Articles of Association

An English translation of the currently registered Articles of Association of the Company is included below. In addition, the following should be noted in relation to the Articles of Association of the Company.

The Company will during the Merger process adopt various amended Articles of Association for the purpose of preparing for the Merger, the issuance of the merger consideration, the admittance to trading at Nasdaq OMX Stockholm of the Shares and the intended reverse split 50:1. These amendments to the Articles of Association will include the inserting of a record day provision in view of an affiliation of the Shares to Euroclear Sweden as CSD (central securities depository), changes to the limits (maximum and minimum) of the share capital and number of issued shares (§ 4 of the Articles of Association) and, potentially, introduction of a class C-share for the sole pupose of being used in relation to hedging of LTIP undertakings to be made by the Company.

The currently registered Articles of Association of the Company are:

Articles of association

of

Transcom Worldwide AB (publ)

•	Adopted at the general meeting held on 13 January, 2012

§ 1

The corporate name of the company is Transcom Worldwide AB. The company is a public limited liability company (publ).

§ 2

The board of directors shall have its registered seat in the municipality of Stockholm, Sweden.

§ 3

The primary purpose of the business of the company shall be to generate profit for its shareholders. The object of the business of the company shall be to, either directly or through fully or partly owned companies, on behalf of customers perform customer management services and support services, primarily sales and credit management services, and carry on other activities compatible therewith. The company shall also be able to own and manage real property as well as shares and other chattels, and carry on other activities compatible therewith. The company shall be entitled to issue guarantees, pledges or otherwise take part in security arranges for companies within the group.

§ 4

The share capital shall be not less than EUR 55,000 and not more than EUR 220,000.

The number of shares shall be not less than 1,279,070 and not more than 5,116,280.

§ 5

The Board of Directors shall consist of no less than three and no more than nine directors.

§ 6

The company shall have one to three auditors with up to three deputy auditors, or a registered accounting firm. The auditors term of office shall last until the end of the Annual General Meeting which is held during the fourth financial year after the auditor was elected.

§ 7

General meetings shall be held in Stockholm.

Notice of a general meeting of shareholders shall be published in the Official Swedish Gazette (Post- och Inrikes Tidningar) as well as on the company’s website. At the time of the notice, an announcement with information that the notice has been issued shall be published in Svenska Dagbladet.

To be able to participate in a General Meeting, a shareholder must be recorded in a print-out or another presentation of the complete share register relating to the circumstances as of five business days before the meeting, and give the company notice of his intention to attend not later than 3.00 p.m. on the day mentioned in the notice convening the meeting. This day may not be a Sunday, any other public holiday, Saturday, Midsummer Eve, Christmas Eve or New Years Eve and may not be earlier than the fifth working day before the Meeting.

A shareholder attending a General Meeting may be accompanied by an adviser only if the shareholder has given the company notice of his intentions to bring an adviser in accordance with the section above.

§ 8

The company’s financial year shall be the calendar year.

Legal Considerations and Supplementary information

Organizational structure and subsidiaries

Transcom Lux, being the parent of Group, is holding direct and indirect participations in, among other, the following Subsidiaries, which constitute the most significant Subsidiaries as per 30 May 2014:

Subsidiary	Country/% of participation

Transcom WorldWide Spa	Italy 100

Transcom WorldWide Philippines Inc	Philippines 100 (indirectly)

Transcom WorldWide Spain S.L	Spain 100

Transcom AB	Sweden 100 (indirectly)

Transcom Worldwide AB (publ)	Sweden 100

Transcom WorldWide B.V	The Netherlands 100

Stockholm Tolkförmedling AB	Sweden 100 (indirectly)

Transcom WorldWide (North America) Inc	Canada 100

Significant Agreements

General information on supplier contracts

In order for the Group to be able to provide services to its clients, it is dependent on functioning IT solutions. The Group has entered into a large number of supplier and lease agreements relating to e.g. supply, implementation, maintenance and upgrading of software, lease of hardware and telecommunication services. Transcom Lux and its Subsidiaries are not dependent on any single supplier contract. A loss of an important supplier could, in the short term, result in increased costs, but would not entail a material impact on the Group as a whole as there are generally alternate suppliers. It is important to Transcom that costs related to IT solutions are recovered in the price of the contract with the clients. Transcom is currently managing this by evaluating the costs in light of the solidity of the client portfolio, i.e. number of contracts, duration of the agreements, loyalty of its clients etc., and funnel of new deals that are negotiated.

General information on client contracts

Transcom Lux and its Subsidiaries have more than 85 contracts in place with their top 50 clients. With respect to the contracts in place with its top clients, the ten largest clients accounted for 60 per cent of total revenue of the Group in 2013, and the top fifty largest clients represented 89 per cent of the total revenue of the Group in 2013. Except for the top 15 clients, no individual client accounted for more than 1.5 per cent of the Groups total revenue. The Group enters into agreements with clients through master agreements signed by Transcom Lux (with local sub-agreements signed by the local Subsidiaries into each country where the Master Agreement is implemented) or by the local Subsidiaries in those cases where there is a local service implementation from one single country. As an exception, some master services agreements include so called termination for convenience clauses, involving that the contract could be terminated by the client at any time. Further, also as an exception, there exist some master services agreements under which Transcom has not limited its potential liabilities under the contract in case of breach. Also, there are no inflation provisions built in some of the client contracts, which could have the effect that in case of high inflation, the revenue from the contract would effectively be reduced. Further, the Group has entered into some contracts allowing for an extended payment term, exceeding 30 days. Three of the agreements with the top ten clients include volume commitments of different kinds. Such volume commitments are client specific, but generally they involve that the client provides a forecast of which a certain per cent level is guaranteed.

Master Services Agreement with Tele2 Sverige AB

The most important client agreement of the Group is the Master Services Agreement (the “MSA”) between Transcom Lux and Tele2 Sverige AB (“Tele2”), entered into on 7 July 2010. The term of the MSA is 36 months from the effective date and is thereafter prolonged for (an) additional period(s) of 12 months, unless declared terminated by either party at least 6 months prior to the expiration of the relevant period. The MSA sets out that Transcom Lux shall handle contact services centers and serve as the “face” presented by Tele2 to its clients. In order for the MSA to become formally effective and binding between any Tele2 subsidiary and any Transcom Subsidiary, such subsidiaries shall sign a local agreement. Transcom Lux has signed a parent company guarantee for the fulfilment of any and all obligations related to a Subsidiary conducting services under a local agreement. Pursuant to the MSA, Transcom Lux shall have the systems and networks to execute the agreed services, and warrants that it has maintenance agreements and spare parts on the needed hardware. Transcom Lux shall own and pay for all necessary standard technical equipment. Transcom Lux is generally only liable towards Tele2 for direct damages, and such liability is capped at 50 per cent of the service fees paid by Tele2 in the latest twelve months. However, for certain particular matters such as breach of confidentiality, data privacy or infringement of intellectual property rights, Transcom Lux’s liability is capped at 100 per cent of the service fees paid by Tele2 in the latest twelve months. The MSA includes a volume commitment involving that Tele2 shall provide Transcom Lux with a forecast in accordance to a certain procedure on a rolling three months period. Certain percentage levels of the forecast, which are reduced during the three month period, are guaranteed by Tele2. The revenues from agreements with Tele2 correspond to approximately 17 per cent of the total revenue of the Group, year to date in 2013.

Loan and Financing Agreements

Transcom Lux entered into a EUR 103,800,000 multicurrency term and revolving credit facility agreement on 22 January 2014 with a syndicate of banks comprising SEB, DNB Markets (a part of DNB Bank ASA, Sweden Branch, Merchant Banking) and Handelsbanken Capital Markets (a part of Svenska Handelsbanken AB (publ)). This credit facility agreement replaces a prior credit facility with the same banks, which was due to expire in December 2014. The new credit facility agreement matures in January 2017.

The new credit facility contains customary covenants, including restrictions on maximum further borrowing, guarantee commitments and security, significant changes in operations and material acquisitions and divestments. Moreover, the agreement contains financial covenants, including: (i) requirements with regard to the ratio of consolidated total gross debt to consolidated EBITDA; and (ii) requirements with regard to the ratio of consolidated EBITDA to consolidated net financial expenses.

No security has been provided under the credit facility agreement. The agreement also provides an option for the lenders to require a full repayment of any borrowing upon the occurrence of customary events of default.

Transcom believes that the new credit facility agreement will provide sufficient financing for the current operations and that the financial covenant levels have been established with appropriate headroom to Transcom’s financial projections.

On 21 July 2014, Transcom Lux granted Transcom Swe an unconditional shareholders contribution of EUR 1,300,000.

Other guarantee undertakings

In the course of its business, Transcom may from time to time request its main banks to issue bank guarantees for the benefit of its clients (typically performance guarantees) or its suppliers (eg rental guarantees). Transcom Lux also issues parent guarantees on a case-by-case basis to support specific business transactions or Subsidiaries. These parent guarantees are limited in size and number and subject to approval by the Transcom Lux Board of Directors. Transcom believes that its use of bank and parent guarantees is reasonable and in line with market practice in the industry.

Leases

The Group leases approximately 57 premises throughout the world. The lease agreements are entered into by local Subsidiaries. During last 12 months approximately 16 sites have been closed either due to the downsizing or divestment and consequently a number of lease agreements have been terminated or transferred to the buyer respectively. The total facility cost in 2013 was EUR 40.7m which includes rent, utilities, site charges etc. Currently there are lease agreements of approximately 10 sites due for re-negotiation in the second half of 2014. Recently a new 3 year lease agreement was signed in Serbia where the Group set up a new Subsidiary in 2014.

Disposals and restructuring

Update on the Credit Management Services (CMS) business unit

As Transcom has focused on strengthening Transcom’s position in the core business – outsourced customer management solutions – Transcom has undertaken a strategic review of the Credit Management Services (CMS) business during 2013 continuing into 2014, which has led to the divestment of several CMS units. Following the divestment of CMS Germany at the end of 2013, and CMS Czech and Poland in the second quarter of 2014 as well as the integration of CMS UK with the Central & South Europe region (effective 1 January 2014), Transcom’s CMS business unit comprises operations in four European countries: Austria, Denmark, Norway, and Sweden. As a result of rationalization and reorganization in the CMS business, Transcom incurred a €0.5 million cost in the first quarter 2014. On 27 June 2014 Transcom announced that the company has signed an agreement to divest its Austrian Credit Management Services operations (CMS Austria). The transaction was closed in the end of July 2014.

Sweden and Norway

The CMS units in Sweden and Norway will be rationalized and reorganized in order to be integrated with Transcom’s core CRM operations in the North Europe region. Starting in Q2 2014, Transcom’s segment reporting will reflect this change. The part of the business that will be combined with Transcom’s CRM operations is characterized by services that can be efficiently delivered within the context of Transcom’s CRM business model. In 2013, the CMS units in Sweden and Norway together generated €10.1 million in revenue. Q1 2013 included €3.8 million in compensation for selling the right to collect on a portfolio to another party. These divestments of the right to collect on certain debt portfolios were a step in executing on the strategy to exit the non-core CMS business.

Denmark

CMS Denmark will continue to be managed and further developed within Transcom. CMS Denmark generated €9.4 million in revenue in 2013.

Other Divestments

In the third quarter of 2013, Transcom divested its operations in Belgium. The contribution of Transcom’s former Belgian entity to Group results is not material. In the fiscal year 2012, this entity reported revenues amounting to €4.2 million.

In 2010, Transcom’s Board of Directors approved the disposal of two French sites located in Roanne and Tulle. In April and June 2011, Transcom entered into a definitive agreement to divest these sites and transferred ownership of the site and its business. In August 2013, Transcom signed a €5.3 million settlement agreement, releasing Transcom from any further liabilities with respect to the liquidation of its former loss-making French subsidiary.

Restructuring programs – 2013 and 2012

During the first quarter of 2013, the Group recorded €6.0 million in restructuring costs. These costs were mainly related to the settlement agreement connected with the closure of Transcom’s former subsidiary in France, Transcom Worldwide (France) S.A.S. as well as the movement of Transcoms Head office from Luxembourg to Sweden.

During the fourth quarter of 2013, restructuring costs amounting to €1.0 million were recorded for the closures of the Norrköping site in Sweden and the Valdivia site in Chile. Since 2012, six sites in North America have been closed and capacity has been transferred to the Philippines.

During the fourth quarter of 2012, the Group launched a restructuring program aiming at reorganizing central support teams. This program consisted of restructuring and non-recurring costs amounting to €1,870 thousand, of which restructuring costs amounted to €1,255 thousand and non-recurring costs amounted to €615 thousand.

Environmental issues

The most significant environmental impact caused by Transcom’s business is energy and resource consumption. Environmental impacts are given detailed consideration and Transcom aspires to, wherever possible, to adopt the most energy efficient solutions for its business.

Insurance

The Board of Directors deems that the Group has a satisfactory insurance coverage with regards to the risks currently involved in and in view of the nature and extent of the business of the Group. The Board of Directors deems the insurance coverage to be in line with market practice.

Disputes and legal proceedings

Transcom Lux and its Subsidiaries are not, and have not been during the previous 12 months, party to any legal or arbitration proceedings which Transcom assesses may have significant effects on Transcom’s financial position or profitability. As of the date hereof Transcom is not aware of any potential proceeding of such material kind. The Group has contingent liabilities related to routine litigation and legal claims arising in the ordinary course of the business.

Tax Matters

Services provided within the Group

Services provided within the Group comprise of intercompany management and administrative services as well as call center services. The basis for transfer pricing requirements within the jurisdictions in which the Group operates is the arm’s length principle and intra-group services should be priced accordingly. The implication of the arm’s length principle is that the price of transactions between associated enterprises shall correspond with the price of transactions between unrelated parties.

Intercompany services provided within the Group are generally charged to the recipient of those services according to the cost plus method whereby a standard mark-up is added to the cost incurred, which Transcom deems to be in compliance with the arm´s length requirement and commercially sound.

Tax audits

The Group is currently subject to tax audits in five jurisdictions. Some of these tax enquiries have resulted in re-assessments, while others are still at an early stage and no re-assessment has yet been raised. As at 30 June 2014 the Group has provided €974 thousand (31 December 2013: €2,375 thousand) in relation to tax risks for which management believes it is probable that there will be cash outflows. Potential additional tax exposures of approximately €1,860 thousand (31 December 2013: nil) have been identified but not provided for as at 30 June 2014.

Tax consequences of the Merger for Transcom

Further to the EU Merger Directive of 19 October 2009 (2009/133), which provides for tax-neutral mergers and reorganizations within the European Union, the Merger should not give rise to any tax consequences for neither Transcom Lux nor Transcom Swe.

The Re-domiciliation will not affect the deferred tax assets, which have been recognized on tax losses carried forward. The Re-domiciliation will however result in the forfeiture of tax losses for which no deferred tax assets have been recognized. The Group had unrecognized losses amounting to €274,405 thousand per 31 December 2013. It is expected that €264,528 of the losses will be forfeited. The Re-domiciliation should not give rise to any other material tax effects

As the Group is taxed locally in each jurisdiction the Group operates in, the Re-domiciliation itself will only affect the tax rate of the holding activity on Group level. The statutory Swedish tax rate is 22% to 29.22% in Luxembourg. The Group’s current effective tax rate differs from the statutory tax rate partly due to shareholder costs incurred in Transcom Lux for which no deferred tax assets can be recognized. Further to the Redomicilation, the effective tax rate may decrease due to the possibility to set off shareholder costs incurred in Transcom Swe against taxable profits generated in Transcom’s Swedish operations under the Swedish group contribution rules.

Transactions with closely related parties

Investment AB Kinnevik and subsidiaries are significant shareholders of the Group as well as Tele2 AB group, Modern Times group MTG AB group, accordingly, these companies have been regarded as related parties to the Group. Business relations between Group companies and all closely related parties are subject to commercial terms and conditions.

The Group provided customer service functions for certain Tele2 group companies in exchange for service fees determined on an arm’s length basis. The Group’s sales revenue from the Tele2 companies amounted to € 104,917 thousand in 2013 (2012: €104,372 thousand) (2011: €93,541 thousand). Sales revenues mainly relate to customer help lines and other CRM services.

Operating expenses, mainly for telephone services and switch, paid to Tele2 group companies amounted to € 1,566 thousand in 2013 (2012: €574 thousand) (2011: €514 thousand). Transcom Lux rents premises from Tele2 group companies under sub-lease agreements on the same commercial terms provided to Tele 2. The group’s receivables from and liabilities to Tele2 group companies at 31 December 2013, 2012 and 2011 were as follows:

TEUR	2013	2012	2011
Trade and other receivables	17,959	18,548	17,110
Trade and other payables	-123	-241	-171
Net receivable	17,836	18,307	16,939

The Group provided customer service functions for certain MTG group companies in exchange for service fees determined on an arm’s length basis. The Group’s sales revenue from the MTG group companies amounted to € 15,721 thousand in 2013 (2012: €3,065 thousand) (2011: €7,814 thousand). Sales revenues mainly relate to customer help lines.

Operating expenses paid to MTG group companies amounted to €12 thousand in 2012 (2011: €19 thousand). The Group’s receivables from MTG group companies were €865 thousand at 31 December 2013 (2012: €481 thousand) (2011: €1,020 thousand).

The Group’s sales revenue from closely related party transactions with other counterparties than stated above amounted to € 209 thousand in 2013. Operating expenses for such transactions amounted to € 303 thousand in 2013, the Group’s receivables were € 223 thousand at 31 December 2013 and the trade and other payables amounted to € 241.

Incorporation and legal form of business

The Company’s legal and commercial name is Transcom Worldwide AB (publ). The Company’s corporate registration number is 556880-1277. The Company is a Swedish public limited liability company with its registered office in Stockholm. The Company was founded in Sweden on 5 January 2012 and registered with the Swedish Companies Registration Office on 9 January 2012. The Company was acquired by Transcom Lux on 13 January 2012, as a dormant off the shelf company. The legal status of the Company is regulated by, and the rights of shareholders can only be changed in accordance with, the Swedish Companies Act (2005:551). The current Articles of Association were adopted at the general meeting on 13 January 2012.

Costs in connection with the Merger

Costs for the merger estimates to approximately 1.1m EUR and are included in the figures per June 30, 2014. These costs are approximately and the final cost for the Merger can therefore deviate.

Information from third parties

The Information Document contains certain market and industry information from third parties. A fairness opinion has also been obtained from SEB Corporate Finance in relation to the merger consideration. SEB Corporate Finance has consented to the fairness opinion reproduced in the Information Document. Information from third parties has been accurately reproduced in the Information Document and, as far as Transcom is aware and can ascertain by comparisons with other information published by the relevant third parties, no information has otherwise been omitted that could render the reproduced information inaccurate or misleading. SEB Corporate Finance is part of SEB. SEB Corporate Finance has during the last twelve months acted as financial adviser to Transcom in its strategic review of its Credit Management Services (“CMS”) operation, including the divestment of the CMS operations based in the Czech Republic, Germany and Poland. SEB is a so called relationship bank with Transcom and offers Transcom a wide range of financial services including giving and arranging credit facilities. None of the individuals who have participated in this work have, as far as Transcom is aware, any material interest in the Transcom. Transcom or Transcom’s auditors have not verified figures, market data or any other information obtained from third parties and, accordingly, the Board of Directors does not accept any responsibility for the accuracy of such information in the Information Document. The information should therefore be read bearing this in mind. Some financial information in the Information Document has been rounded off, which means some of the totals in tables and graphs may not be correct.

Documents available for inspection

During the validity period of the Information Document, copies of the following documents can be obtained from Transcom by e-mail ir@transcom.com, from the Company’s head office, weekdays during office hours, or by phone +46 (0)70-776 80 88 and are also available on Transcom’s website, www.transcom.com.

•	The Company’s articles of association

•	Transcom Lux’s audited consolidated financial statements for 2011, 2012 and 2013

•	Transcom Swe’s audited annual reports for 2012 and 2013

•	Unaudited interim condensed consolidated financial statement of Transcom Lux as of and for the six-months period ended 30 June 2014

•	Unaudited interim condensed consolidated financial statement of Transcom Swe as of and for the six-months period ended 30 June 2014

•	The Merger Plan

•	The Information Document

The Information Document can also be downloaded electronically from the Swedish Financial Supervisory Authority’s website, www.fi.se and from the website of Skandinaviska Enskilda Banken, www.sebgroup.com/prospectuses.

Tax considerations in Sweden

The following is a summary of certain Swedish tax consequences that may arise from the Merger. The summary is based on Swedish tax legislation currently in effect and is intended only as general information for holders of Share SDRs who are resident in Sweden for tax purposes unless otherwise stated. The summary does not deal comprehensively with all tax consequences that may occur in this context. For instance, it does not deal with the rules that in certain cases apply in the corporate sector with respect to tax exempt capital gains (including non-deductible capital losses) and dividends on shares held for business purposes (Sw. näringsbetingade andelar). Nor does this description deal with the rules that apply where Share SDRs are held by a partnership or held as current assets in a business operation. Furthermore, the summary does not cover foreign companies conducting business from a permanent establishment in Sweden and foreign companies that have been Swedish companies.

Special tax consequences that are not described below may also apply for certain categories of taxpayers, including investment companies and persons holding Share SDRs in an investment savings account (Sw. investeringssparkonto). Each holder of Share SDRs is recommended to consult a tax advisor for information with respect to the special tax consequences that may arise from the Merger, including the applicability and effect of foreign tax legislation, provisions in tax treaties for the avoidance of double taxation and other rules which may be applicable.

General information

A disposal of Share SDRs results in either a capital gain or a capital loss. From a tax point of view, the disposal of Share SDRs is normally considered to have taken place when parties have entered into a binding agreement.

The capital gain or capital loss is calculated as the difference between the sales proceeds, after deduction for sales expenses, and the acquisition cost for tax purposes. The acquisition cost for all shares of the same kind is determined according to the “average method” (Sw. genomsnittsmetoden). For listed shares the acquisition cost may, as an alternative, be determined as 20 per cent of the net sale revenue under the “standard rule” (Sw. schablonmetoden).

Transcom will request advice (Sw. allmänna råd) from the Swedish Tax Authority regarding sales price of Share SDRs and tax basis on the Shares received in the Merger. Information regarding the advice will be published on the web sites of Transcom and the Swedish Tax Authority.

Individuals

Capital income such as dividends and capital gains on the sale of listed shares (including Share SDRs) is generally taxable as income from capital at a rate of 30 per cent.

Capital losses on listed shares and share equivalents are fully deductible against taxable capital gains on such assets (except for shares in investment funds containing only Swedish receivables) and on non-listed shares in Swedish limited liability companies and foreign legal entities. Losses not deductible accordingly are deductible at 70 per cent against other capital income.

Moreover, only five sixths of capital losses on non-listed shares in Swedish limited liability companies and foreign legal entities are deductible. If capital losses pertain to both listed and non-listed shares, the losses pertaining to the listed shares are deductible prior to the losses on the non-listed shares. Part of capital losses on listed shares or non-listed shares in Swedish limited liability companies and foreign legal entities not deducted in accordance with the above, may be deducted by 70 per cent against other capital income, respectively five sixths of 70 per cent.

If a deficit arises in the capital income category, a reduction of the tax on income from employment and business operations as well as real estate tax and the municipal real estate fee, is allowed. The tax reduction is granted at 30 per cent of any deficit not exceeding SEK 100,000 and 21 per cent of any deficit in excess of SEK 100,000. Special rules apply if an investment deduction (Sw. investeraravdrag) has been made. Deficits may not be carried forward to later fiscal year.

According to the rules regarding postponement of taxation on share exchanges (Sw. framskjuten beskattning vid andelsbyten), no capital gain or loss shall however be calculated, see further description below.

Legal entities

Limited liability companies and other legal entities are normally taxed on all income, including capital gains and dividends, as income from business operations at a flat rate of 22 per cent. For the calculation of capital gains and losses, see under “General information” above.

Capital losses on shares (including Share SDRs) incurred by a corporate shareholder may be offset only against taxable gains on shares and other securities that are taxed as shares. Such capital losses may, under certain circumstances, also be deductible against capital gains on such securities within the same group of companies provided the requirements for group contributions are met. Capital losses, which have not been utilized within a certain year, may be carried forward and be offset against eligible capital gains in future years without limitation in time.

Should a shareholder claim and be granted application of the rules regarding deferred capital gains taxation (Sw. uppskovsgrundande andelsbyten), a deferred taxation will apply, see further description below.

Qualifying share exchanges

Postponement of taxation on share exchanges

For Swedish tax resident individuals qualifying under the rules regarding postponement of taxation on share exchanges, no taxable capital gain or deductible capital loss is computed upon the Merger. The received Shares are deemed acquired for the same tax basis as applicable to the divested Share SDRs. There is no need to report the exchange in the tax return.

Taxation does not occur until the received Shares are disposed, provided that the received Shares are not divested through a subsequent qualifying share exchange. Taxation may also occur should the shareholder cease to be resident or having habitual abode in Sweden or another EEA-country.

The rules regarding postponement of taxation on share exchanges have been deemed applicable in a down-stream merger in a ruling from the Swedish board of advance rulings (Sw. Skatterättsnämnden).

Deferred capital gains taxation

For Swedish limited liability companies that realises a capital gain upon the Merger, a tax deferral may be claimed in the tax return in accordance with the rules on deferred capital gains taxation.

Shareholders who wish to obtain a deferral of taxation of the capital gain must report it in their tax return for the year of the exchange and request a deferral. If a deferral is granted, the capital gain will be determined by the tax authority in its tax assessment, in the form of a deferred tax amount, which must be allocated to the Shares received in the Merger. If a tax deferral is granted, the deferred tax amount will be taxed at the latest when the Shares received in the Merger are transferred to a new owner or if the shares cease to exist. However, this will not apply if the Shares received are divested through a subsequent qualifying share exchange. The deferred capital gain may at any time become taxable if the shareholder so claims in the tax return.

No deferral regime exists should the disposal of Shares result in a capital loss.

Taxation of dividends

Dividends on the Shares received in the Merger will be taxable at the rate of 30 per cent rate for individuals and as income from business operations at a rate of 22 per cent for legal entities.

For individuals tax resident in Sweden a preliminary tax of 30 per cent is generally withheld on the gross dividend. The withholding is generally performed by Euroclear Sweden AB.

Shareholders resident outside of Sweden

A withholding tax will generally be due on dividends to non resident shareholders. The withholding tax rate is 30 per cent but is often reduced under applicable double tax treaty. The withholding is generally performed by Euroclear Sweden AB.

Foreign shareholders are normally not liable for capital gains taxation in Sweden upon disposal of shares in a Swedish company, see below concerning certain exceptions. Such shareholders may, however, be liable for tax in their state of residence.

Individuals not resident in Sweden for tax purposes may be liable for capital gains taxation in Sweden upon disposal of the Shares if they have been resident in Sweden or have lived permanently in Sweden at any time during the year of disposal or the ten calendar years preceding the disposal. This right of taxation may, however, be limited by an applicable tax treaty.

A legal entity not resident in Sweden may be subject to capital gains taxation in Sweden upon disposal of shares in a Swedish entity if the legal entity has a permanent establishment or fixed base in Sweden to which these shares are effectively connected.

Definitions

“Articles of Association” means the articles of association of the Company as amended.

“Board of Directors” means, if not otherwise stated in the Information Document, the board of directors of both Transcom Swe and Transcom Lux, as such board of directors consist of the same board members.

“Class A Ordinary Shares” means the ordinary voting shares issued by Transcom Lux with no preferential rights to dividends or in relation to the liquidation of Transcom Lux.

“Class B Preference Shares” means the non-voting shares issued by Transcom Lux which entitle the holder to a preferential right to dividends and in relation to the reimbursement of their initial contribution Transcom Lux in case of liquidation.

“Companies Act” means the Swedish Companies Act (2005:551) (Sw. Aktiebolagslagen) as amended.

“Euroclear” refers to the Swedish central securities depository Euroclear Sweden AB, corporate id no. 556112-8074.

“the Group” refers to the group where, depending on the context, Transcom Lux or Transcom Swe is the parent company.

“Information Document” refers to this document which has been prepared in accordance with Chapter 2 b of the Financial Instruments Trading Act (1991:980) (Sw. Lagen om handel med finansiella instrument).

“the Merger” refers to the statutory merger to be executed in accordance with the Merger Plan.

“Merger Plan” refers to the joint merger plan adopted by the Board of Directors of Transcom Lux and Transcom Swe on 21 July, 2014.

“Nasdaq OMX Stockholm” refers to the regulated market Nasdaq OMX Stockholm.

“Re-domiciliation” refers to the change of legal domicile from Luxembourg to Sweden of the publicly listed parent company of the Group.

“Share SDR” means the Swedish Depository Receipts (SDR:s) representing the Class A Ordinary Shares and the Class B Preference Shares through which such shares are admitted to trading on Nasdaq OMX Stockholm.

“SCRO” refers to the Swedish Companies Registration Office (Sw. Bolagsverket).

“SEB” refers to Skandinaviska Enskilda Banken AB, a banking company established under the laws of Sweden with corporate id no. 502032-9081 and having its registered office at 106 40 Stockholm.

“Share” or “Shares” refers to ordinary shares issued by the Company.

“Subsidiary” refers to Transcom WorldWide S.A.’s wholly or partially owned subsidiaries.

“Transcom Lux” refers to Transcom WorldWide S.A. (R.C.S Luxembourg B 59 528).

“Transcom Swe” or “the Company” refers to Transcom WorldWide AB (publ), corporate id no. 556880-1277.

“Transcom” refers to, depending on the contents, the Group, Transcom Lux or Transcom Swe.

“Transcom Lux Group” refers to the Group where Transcom Lux is the parent company.

“Transcom Swe Group” refers to the Group where Transcom Swe is the parent company.

Historical financial information (documents incorporated by reference)

Documents incorporated by reference

The following documents, which have been published and submitted to the SFSA, are incorporated by reference and will constitute part of this Information Document:

1.	Unaudited interim condensed consolidated financial statements of Trancom Lux as of and for the six-months period ended 30 June, 2014, including auditor’s review report, such incorporation by reference including only the following sections and pages of the Interim Half Year 2014 report:

•	Auditors review report on page 10,

•	Interim condensed consolidated income statement on page 11,

•	Interim condensed consolidated statement of comprehensive income on page 11,

•	Interim condensed consolidated statement of financial position on page 12,

•	Interim condensed consolidated statement of changes in equity on page 13,

•	Interim condensed consolidated statement of cash flows on page 13, and

•	Notes to the interim condensed consolidated financial statements on pages 14 to 16.

2.	Audited consolidated financial statements of Transcom Lux for 2011, including auditor’s report, such incorporation by reference including only the following sections and pages of the Annual Report 2011:

•	Corporate Governance on pages 23 to 25,

•	Directors’ Report on pages 31 to 34,

•	Consolidated income statement on page 36,

•	Consolidated statement of comprehensive income on page 37,

•	Consolidated statement of financial position on pages 38 to 39,

•	Consolidated statement of changes in equity on page 40,

•	Consolidated statement of cash flows on page 41,

•	Notes to the consolidated financial statements on pages 42 to 64, and

•	Auditor’s Report on page 65.

3.	Audited consolidated financial statements of Transcom Lux for 2012, including auditor’s report, such incorporation by reference including only the following sections and pages of the Annual Report 2012:

•	Directors’ report on pages 27 to 31,

•	Corporate Governance on pages 32 to 37,

•	Consolidated income statement on page 43,

•	Consolidated statement of comprehensive income on page 44,

•	Consolidated statement of financial position on pages 45 to 46,

•	Consolidated statement of changes in equity on page 47,

•	Consolidated statement of cash flows on page 48,

•	Notes to the consolidated financial statements on pages 49 to 74, and

•	Auditor’s report on page 75.

4.	Audited consolidated financial statements of Transcom Lux for 2013, including auditor’s report, such incorporation by reference including only the following sections and pages of the Annual Report 2013:

•	Corporate Governance on pages 27 to 33,

•	Directors’ report on pages 39 to 41,

•	Consolidated income statement on page 43,

•	Consolidated statement of comprehensive income on page 44,

•	Consolidated statement of financial position on page 45 to 46,

•	Consolidated statement of changes in equity on page 47,

•	Consolidated statement of cash flows on page 48,

•	Notes to the consolidated financial statements on pages 49 to 72, and

•	Auditor’s report on page 73.

5.	Audited annual report of Transcom Swe for 2012, including auditor’s report

6.	Audited annual report of Transcom Swe for 2013, including auditor’s report

7.	Unaudited interim condensed consolidated financial statements of Transcom Swe as of and for the six-months period ended 30 June, 2014

The above listed historical financial information is incorporated into this Information Documents by reference and constitute part of this Information Document. The non- incorporated parts of the financial documents in item 1 – 4 above have either been deemed less important for this Information Document or the information set out therein is covered elsewhere in this Information Document.

Subject to certain customary limitations arising from securities laws and regulations, copies of this Information Document as well as the Articles of Association and all other documents incorporated by reference may be obtained by e-mail at ir@transcom.com or tel. +46 (0) 70 776 80 88 and may be downloaded from Transcom’s website, www.transcom.com.

Addresses

Registered Head Office of Transcom Swe

Transcom WorldWide AB

Rålambsvägen 17, 11th floor

SE-112 59 Stockholm

Sweden

Telephone: +46 (0) 8 120 800 88

Legal advisors to Transcom

As to Swedish law	As to Luxembourg law

Cederquist	Hogan Lovells (Luxembourg) LLP

Hovslagargatan 3	10A, rue des Mérovingiens
P.O. Box 1670	L-8070 Bertrange
SE-111 96, Stockholm	Luxembourg
Sweden

Independent Auditor to Transcom

Ernst & Young SA Luxembourg	Ernst & Young AB Sweden

7, rue Gabriel Lippmann	Jakobsbergsgatan 24
Parc d’Activité Syrdall 2	Box 7850
L-5365 Luxembourg	SE-103 99, Stockholm
Luxembourg	Sweden

Account management institute

Euroclear Sweden AB

Regeringsgatan 65

SE-103 97, Stockholm

Sweden

Issuer Administration

SEB

Issuer Department r B6

SE-106 40 Stockholm

Sweden

Merger Plan (excluding appendices)

Transcom WorldWide S.A.

société anonyme

Registered seat: 45, rue des Scillas,

L-2529 Howald

R.C.S. Luxembourg B 59.528

Transcom WorldWide AB

Public limited liability company

Registered seat: Stockholm, Sweden

Rålambsvägen 17

112 59 Stockholm, Sweden

MERGER PLAN ADOPTED BY THE BOARD OF DIRECTORS OF TRANSCOM WORLDWIDE S.A. AND TRANSCOM WORLDWIDE AB1

The undersigned

(i)	Transcom Worldwide S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, with registered office at 45, rue des Scillas, L-2529 Howald (Grand Duchy of Luxembourg), registered with the Luxembourg Trade and Companies Register under number B 59.528 (the “Parent Company”), with its registered seat in Luxembourg, and

(ii)	Transcom Worldwide AB, a public limited liability company (publ.), incorporated under the laws of Sweden, with address Rålambsvägen 17, 112 59 Stockholm, Sweden, registered with the Swedish Companies Registration Office (the “SCRO”) under no. 556880-1277, (the “Subsidiary”), with its registered seat in Stockholm, Sweden.

have on this day, July 21, 2014 adopted this merger plan (the “Merger Plan”) in relation to a merger between them.

1.	BACKGROUND AND REASONS

1.1	The Parent Company is the parent company of the Transcom group (the “Transcom Group”), and has its shares (class A and class B) admitted to trading at the regulated market Nasdaq

[1]	This Merger Plan was registered by the SCRO on 22 July 2014 and made public in the Official Swedish Gazette on 24 July 2014, as well as made public in the Official Luxembourg Gazette on 30 July 2014.

OMX Stockholm through Swedish Depository Receipts issued by Skandinaviska Enskilda Banken as depository bank (the “SDRs”).

1.2	The class A shares of the Parent Company have no preferential rights to dividends or in relation to the liquidation of the Parent Company, and carry one (1) vote each (“Class A Ordinary Shares”). The class B shares entitle the holder to a preferential right to dividends and in relation to the reimbursement of their initial contribution to the Parent Company in case of the Parent Company being liquidated as set out in the Articles of Association of the Parent Company, and carry no voting rights at general meetings of shareholders except in certain circumstances and/or for certain material resolutions as set out in Luxembourg Company Law (as defined below) (“Class B Preference Shares”).

1.3	The Board of Directors of the Parent Company has identified advantages of changing the registered seat of the publicly traded parent company of the Transcom Group from Luxembourg to Sweden (the “Re-domiciliation”) (see further information regarding these advantages in Section 15 below).

1.4	The Board of Directors of the Parent Company has resolved to execute the Re-domiciliation by way of a cross border merger (the “Merger”) in accordance with this Merger Plan, and the Subsidiary was initially acquired for this purpose as an off the shelf company to be the surviving entity of the Merger and the future listed parent company of the Transcom Group. The Subsidiay is fully owned by the Parent Company, as the Parent Company is the owner of all outstanding 1,279,070 shares issued by the Subsidiary.

1.5	Therefore, the Board of Directors of the Parent Company and of the Subsidiary have adopted this joint Merger Plan, the content of which meets the requirements set out in the Swedish Companies Act (2005:551), Chapter 23, Sections 37-39 and the requirements set out in the Luxembourg law on commercial companies of 10 August 1915, as amended (the “Luxembourg Company Law”), Section XIV on mergers, article 261.

1.6	The merger consideration to be paid to the holders of shares issued by the Parent Company, including shares held via the SDRs, will consist of newly issued ordinary shares in the Subsidiary, all of which will have the same voting and economic rights, which will be admitted to trading at Nasdaq OMX Stockholm as from the final registration of the Merger (the “Ordinary Shares”), as further detailed in Section 3 below.

1.7	Due to the Merger and the issue of new shares as merger consideration, a merger document will be prepared and filed with the Swedish Financial Supervisory Authority as required under the Swedish Financial Instruments Trading Act (1991:980), Chapter 2b (the “Merger Prospectus”). The Merger Prospectus will further describe the Subsidiary and the Transcom Group following the Merger and the issuance of new shares as merger consideration, and will also constitute the admittance to trading prospectus in relation to the admittance to trading of the shares in the Subsidiary with Nasdaq OMX Stockholm.

2.	ABSORPTION BY THE SUBSIDIARY OF THE PARENT COMPANY

2.1	In accordance with Chapter 23, Section 36 of the Swedish Companies Act, and in accordance with article 259 and 274 of the Luxembourg Company Law, the Subsidiary shall by way of a statutory Merger absorb the Parent Company, and thus all the assets and liabilities of the Parent Company will pass to the Subsidiary without the Parent Company entering into liquidation.

3.	MERGER CONSIDERATION

3.1	The Subsidiary shall as merger consideration issue one (1) new Ordinary Share for each Class A Ordinary Share issued by the Parent Company, and one point zero nine (1.09) new Ordinary Share for each Class B Preference Share issued by the Parent Company. Such merger consideration will also be given for any treasury shares held by the Parent Company itself[1].

3.2	At the time of the final registration of the Merger by the SCRO, the Parent Company is intended to have 622,767,823 Class A Ordinary Shares and 622,764,910 Class B Preference Shares, i.e. in total of 1,245,532,733 outstanding shares. Based on this, and as the merger consideration set out in Section 3.1 above will be based on the share structure of the Parent Company at the day of the final registration of the Merger by the SCRO, the number of Ordinary Shares issued by the Subsidiary as merger consideration will be 1,301,581,530 Ordinary Shares. If the Parent Company would, at the day of the final registration of the Merger by the SCRO, have a different number of shares outstanding than stated above, then the number of shares that will constitute the merger consideration and the share capital of the Subsidiary following the Merger will be altered accordingly.

3.3	Only full (non-fractional) new Ordinary Shares will be issued as merger consideration. The Parent Company and the Subsidiary will commission a bank or other securities institution to aggregate all fractions (“Fractions”) of shares in the Subsidiary and sell the number of shares that the Fractions correspond to on Nasdaq OMX Stockholm. This transaction shall be executed as soon as practically possible following the final registration of the Merger by the SCRO and the admittance to trading of the Ordinary Shares at Nasdaq OMX Stockholm, hereafter the proceeds shall be distributed to those entitled to the Fractions.

3.4	The Subsidiary today has 1,279,070 Ordinary Shares, each with the same nominal amount per share (EUR 0.043) as for the shares issued by the Parent Company. Therefore, the registered share capital of the Subsidiary will through the Merger be increased with EUR 55,968,005.79 to EUR 56,023,005.8 given the issue of the merger consideration shares, based on the assumption stated in Section 3.2 above as to the number of shares issued by the Parent Company at the time of the final registration of the Merger. The Subsidiary will directly after the final registration of the Merger have 1,302,860,600 outstanding Ordinary Shares with the same nominal amount per share as the Parent Company shares has currently (including the above mentioned 1,279,070 shares that the Subsidiary had outstanding before such registration, which will following the registration of the Merger be maintained as treasury shares held by the Subsidiary). Given the above assumptions, the total number of treasury shares held by the Subsidiary following the Merger will be 1,383,551 Ordinary Shares (which

[1]

Provided however, that merger consideration shall not be paid for such treasury shares, to the extent that this would mean that (i) the Subsidiary through the Merger would acquire more than 10 per cent of its outstanding shares, or (ii) the total number of shares in the Subsidiary after the registration of the Merger would not be dividable by 50.

may e.g. to the extent permissible by Swedish law and practices be used for the purposes of deliveries under Long Term Incentive Programs of the Subsidiary etc).

3.5	Those entitled to receive merger consideration will be shareholders registered in the share register of the Parent Company, respectively in the register of the SDRs maintained by Euroclear Sweden AB, on the date when final registration of the Merger occurs with the SCRO (see further Section 14.3 below).

3.6	Unless otherwise stated in this Merger Plan, for the shareholders that own their shares through SDRs, the merger consideration will be accounted for by Euroclear Sweden AB and/or the Parent Company’s depository bank registering the number of shares in the Subsidiary in the securities account of each duly entitled party, as soon as possible following the final registration of the Merger with the SCRO. No later than at the same time, the shareholding via SDRs in the Parent Company of such parties will be deregistered from the same account. If the SDRs representing shares in the Parent Company are registered with a nominee, account shall be made to the nominee.

3.7	The merger consideration related to the selling of Fractions described in Section 3.3 above is intended to be accounted for by the bank or securities institution commissioned no later than on the tenth (10) banking day following the selling of the Fractions.

3.8	If the SDRs representing shares in the Parent Company are held at an VP-account that are pledged on the date of accounting for the merger consideration, then the merger consideration will also be included in such pledge.

3.9	For the limited number of shareholders of the Parent Company that does not own their shares through SDRs (less than 0.3 per cent of the Parent Company shares), the following conditions shall apply in relation to receiving the merger consideration. Such shareholders must inform the Subsidiary in writing, and no later than on October 1, 2014, or such later date which the Subsidiary in its own discretion will accept, about the Swedish securities account (VP-account) or custody account to which such shareholders would like the merger consideration to be delivered. If such shareholders would not have provided information as set out above, then the merger consideration of such shareholder will be registered at a specific account in the name of the Subsidiary on behalf of such shareholder, from which the merger consideration shares can be delivered to the shareholder when the shareholder has informed in accordance with instructions from the Subsidiary about the Swedish VP-account or custody account on which such delivery shall be made.

3.10	The final registration of the Merger by the SCRO is expected to occur during the fourth quarter 2014 (see further Section 14.3 below).

4.	EFFECTS OF THE MERGER ON EMPLOYMENT MATTERS WITHIN THE TRANSCOM GROUP

As of today, the Subsidiary has 19 employees and the Parent Company has 6 employees. The Subsidiary has entered into a Swedish collective bargaining agreement whereas the Parent Company is not bound by any such agreement. The employees of the Parent Company have been informed of the Merger, and will as an automatic result of the Merger become employees of the Subsidiary in accordance with applicable law. For such employees, subject to the following, the employment terms previously effective in the Parent Company will not be altered by the transfer of the employment to the Subsidiary, albeit that the Merger might for the CEO and CFO mean that increased presence in Sweden is required than what was the case before the Merger. In addition, the Merger is currently not intended to lead to any downsizing, or other material changes in relation to employee matters that can significantly affect the employee situation within the Transcom Group as a whole.

5.	EMPLOYEE PARTICIPATION

The Swedish Act on Employee Participation in Cross Border Mergers (2008:9) and articles L-426-13 to L-426-16 of the Luxembourg Labour Code on the employee participation in case of cross borders merger are not applicable to the Merger as there is not currently any right of employee participation according to the rules in Luxembourg or Sweden. Therefore, no such right of employee participation is intended to apply following the Merger.

6.	RIGHT TO RECEIVE DIVIDENDS

The shares issued as merger consideration will entitle to any distribution of dividends as from the first record date for dividend which occurs after the final registration of the Merger with the SCRO.

7.	EFFECTIVE ACCOUNTS DATE

The Parent Company shall until the Merger plan has been finally registered, continue to book business transactions involving the Parent Company in its accounting books. As from the final registration of the Merger, all transactions will be booked in the accounting books of the Subsidiary.

8.	HOLDERS OF WARRANTS, SHARE OPTIONS OR SIMILAR SPECIAL RIGHTS

8.1	The Parent Company has issued the following share options or otherwise granted the following special rights:

a)	Long Term Incentive Programme 2012 (resolved by the Parent Company AGM 2012)

b)	Long Term Incentive Programme 2013 (resolved by the Parent Company AGM 2013)

c)	Long Term Incentive Programme 2014 (resolved by the Parent Company AGM 2014)

8.2	The holders of such special rights as listed in Section 8.1 above, whose rights have not as a result of other circumstances terminated or expired at the time of the final registration of the Merger, will as far as possible be offered participation in corresponding new incentive programs in the Subsidiary (or, alternatively, will enter into agreements with the Parent Company regarding the premature termination of the rights).

9.	REMUNERATION AND FEES

9.1	The Parent Company shall bear all costs due to the Merger, by which is also understood remuneration to the auditors for reviewing the Merger Plan, which shall be paid as per current account.

9.2	No fee or other special advantage will be granted to the auditors reviewing the Merger Plan, to any member of the board of directors, managing director or comparable member of senior management or the auditors of the Parent Company or the Subsidiary due to the Merger, save for such remuneration that may be paid to the auditors for their actual review of the Merger Plan.

10.	ARTICLES OF ASSOCIATION

10.1	The current registered Articles of Association of the Subsidiary are attached hereto as Appendix 1.

10.2	The Subsidiary will during the Merger process adopt various amended Articles of Associations for the purpose of preparing for the Merger, the issuance of the merger consideration, the admittance to trading at Nasdaq OMX Stockholm of the Ordinary Shares etc. These amendments to the Articles of Association will inter alia include the inserting of a record day provision in view of an affiliation of the Ordinary Shares to Euroclear Sweden, changes to the limits (maximum and minimum) of the share capital and number of issued shares and likely an introduction of a class C-share for the sole purpose of being used in relation to hedging of LTIP undertakings of the Subsidiary in accordance with Section 8.2 above. Further, the intention is for the Subsidiary to execute a reverse split 50:1 at a suitable point in time shortly after the final registration of the Merger, whereby 50 existing Ordinary Shares will become one (1) new share of the same class. Such reverse split will lead to a further change of the maximum and minimum number of shares of the Articles of Association. By approving this Merger Plan, the shareholders’ meeting of the Parent Company will also have approved of the intention to execute such reverse split.

11.	OBJECT OF THE PARENT COMPANY AND THE SUBSIDIARY

11.1	The object of the Subsidiary is set out in § 3 of the Articles of Association attached as Appendix 1.

11.2	The object of the Parent Company is set out in § 3 of the Articles of Association of the Parent Company.

12.	GROUNDS FOR DETERMINING THE MERGER CONSIDERATION AND VALUATION OF ASSETS AND LIABILITIES

12.1	Through the Merger, the ultimate parent company of the Transcom Group is altered from the Parent Company to the Subsidiary. The Merger does however not have any effect on the total assets or liabilities of the Transcom Group. Therefore, the Board of Directors have not had to consider other grounds for how to determine the merger consideration than those described in the Board reports set out in Section 15 below. The Board of Directors of both the Parent Company and the Subsidiary are of the opinion that the merger consideration has been decided in a diligent and correct manner.

12.2	The valuation of the assets and liabilities that shall be transferred to the Subsidiary from the Parent Company through the Merger, has been based on the substance value of the Parent

Company as per June 30, 2014, which was KEUR 59,418. The assets and liabilities that will be transferred to the Subsidiary through the Merger are accounted for in the balance sheet of the Parent Company as per June 30, 2014 with the following amounts:

Assets:                 KEUR 473,680

Liabilities:           KEUR 414,262

12.3	The transfer of assets and liabilities through the Merger shall be made at book values as per the final registration of the Merger.

13.	ACCOUNTS

13.1	The terms and conditions of the Merger have been based on the accounts of the Parent Company and the Subsidiary as per June 30, 2014 (see also Section 15 below on the determination of the merger consideration).

14.	CONDITION PRECEDENT AND ESTIMATED TIME OF DISSOLVING OF THE PARENT COMPANY

14.1	The shares issued by the Parent Company are publically traded, through the SDRs, at Nasdaq OMX Stockholm. As it is of importance to the SDR-holders of the Parent Company that their SDRs in the Parent Company are replaced with the Ordinary Shares issued by the Subsidiary as merger consideration at the same time, or in close connection with, such new shares being admitted for trading at Nasdaq OMX Stockholm, the Boards of Directors have resolved to make the Merger conditional in accordance with the following:

The Merger is conditional upon admittance to trading at Nasdaq OMX Stockholm of the Ordinary Shares issued by the Subsidiary as merger consideration. No permission to implement the Merger Plan in accordance with Chapter 23, Section 23 of the Swedish Companies Act will be utilized, and no final registration of the Merger will occur, except once the Ordinary Shares of the Subsidiary have been approved for admittance to trading at Nasdaq OMX Stockholm, and all other necessary steps have been taken in order to ensure that the last day of trading in the SDRs will be as close as possible to the first day of trading in the Ordinary Shares issued by the Subsidiary.

14.2	In addition to Section 14.1 above, the completion of the Merger is also conditional upon the following:

(a)	that the board of directors for the Parent Company and the Subsidiary have not, before or after approval of the Merger by the extraordinary general meetings of the shareholders of the Parent Company and the Subsidiary, decided to cancel the Merger due to that the Merger as a result of circumstances having become known after the adoption of the Merger Plan by the boards of directors has proven to be too costly or otherwise impossible or onerous to implement,

(b)	that a general meeting of the shareholders of the Parent Company and the Subsidiary[1] have approved the Merger, the issue of the merger consideration and have passed any other resolutions necessary for the Merger in compliance with the quorum and majority rules provided for by Luxembourg law and Swedish law respectively,

(c)	that all permits and approvals of the authorities that are necessary for the Merger have been obtained on terms that are acceptable for the Parent Company and the Subsidiary, and

(d)	that the Merger is not in whole or in part made impossible, more costly or materially impeded as a result of legislation, court rulings, decisions by public authorities (including tax authorities) or anything similar.

14.3	The completion of the Merger, and the dissolving of the Parent Company, will occur through the final registration of the Merger by the SCRO. Such final registration is estimated to occur during the fourth quarter 2014. The exact date of the final registration of the Merger will be made public once such information is available.

15.	BOARD REPORTS IN ACCORDANCE WITH CHAPTER 23 SECTION 39 OF THE SWEDISH COMPANIES ACT AND WITH ARTICLE 265 OF THE LUXEMBOURG COMPANY LAW

15.1	As set out above, the purpose of the Merger is to achieve the Re-domiciliation of the listed parent company of the Transcom Group, which the Boards of Directors has deemed to be beneficial to the Transcom Group and the shareholder collective. The considerations made by the Boards of Directors in relation to the suitability of the Re-domiciliation, the Merger and the computation of the merger consideration are further outlined in their report under this Section 15.

15.2	The circumstances that the Boards of Directors have deemed to be material for the assessment of the suitability of the Merger for the companies are inter alia the following.

(a)	The Merger would have as an effect that the listed parent of the Transcom Group will no longer be bound by dual legal systems in Sweden and Luxembourg, which will save costs in general, and simplify the execution of corporate actions in particular.

(b)	The Merger would mean a simplified listing set-up of the Transcom Group, and as such save costs in that respect, as the SDR–system will be abandoned.

(c)	The Merger would make the corporate governance aspects more familiar to the many Swedish shareholders, as the Subsidiary will following the Merger apply the Swedish Code of Corporate Governance, which is logical as approximately 80 per cent of the shares and 84 per cent of the votes of the Parent Company are currently held by Swedish holders.

[1]	The shareholder approval by an extraordinary general meeting of the shareholders of the Subsidiary as merely a formality, as the Parent Company holds all outstanding shares in the Subsidiary.

(d)	The Merger would also facilitate for the many Swedish shareholders (see c) above) to participate in person at the Annual General Meetings of the listed parent company of the Transcom Group, and to exercise influence at such and other general meetings.

(e)	The Merger would mean that the share structure of the listed parent company of the Transcom Group will be simplified with one single class of shares (the Ordinary Shares), which is expected to increase liquidity in the share as traded on Nasdaq OMX Stockholm.

(f)	The Parent Company no longer has any business operations in Luxembourg.

15.3	When resolving on the Subsidiary having only one class of shares (i.e. the Ordinary Shares), and thus that the merger consideration shall consist of Ordinary Shares only as set out in Section 3 above, the Boards of Directors have in particular considered:

(g)	The possibilities of increasing the poor liquidity of the shares (listed through SDRs) of the Parent Company by having only one class of shares (the Ordinary Shares).

(b)	The advantages of having a simplified and more transparent share structure with one class of shares only (the Ordinary Shares).

15.4	When resolving on the merger consideration exchange ratio of one (1) new Ordinary Share per existing Class A Ordinary Share issued by the Parent Company and one point zero nine (1.09) new Ordinary Share per existing Class B Preference Share issued by the Parent Company, the Boards of Directors have in particular considered:

(a)	The market prices at which the Class A Ordinary Shares and the Class B Preference Shares of the Parent Company is currently and has historically been traded at Nasdaq OMX Stockholm.

(b)	That the holders of Class B Preference Shares issued by the Parent Company will through the Merger generally lose their preferential rights in relation to dividends, including unpaid dividends for the financial years 2011, 2012 and 2013, and in relation to liquidation of the Parent Company, but will instead receive Ordinary Shares issued by the Subsidiary with voting rights in all matters.

(c)	That the holders of Class A Ordinary Shares with voting rights in the Parent Company will through the Merger get a diluted voting influence in matters such as Board elections and resolutions on the distribution of dividends, but will instead receive Ordinary Shares issued by the Subsidiary with economic rights equal to all other shares issued by the Subsidiary.

(d)	That the holders of both Class A Ordinary Shares and Class B Preference Shares in the Parent Company will benefit from the circumstances described Section 15.3 above.

15.5	The Board of Directors of the Parent Company has obtained a fairness opinion from SEB Corporate Finance, Skandinaviska Enskilda Banken AB, in accordance to which the merger consideration is fair from a financial point of view to the Parent Company’s shareholders.

15.6	The specific legal and/or financial aspects that the Boards of Directors have taken into consideration when determining the merger consideration and the exchange ratio are set out in Section 12 and 15.1-15.5 above. The Boards of Directors consider that the merger consideration and exchange ratio have thereby been determined in a diligent and correct manner, observing applicable rules on equal treatment.

15.7	Apart from what is set out in the Merger Plan about the consequences for shareholders (see this Section 15) and employees (see Section 4 and 5 above), there is no further information to be given on such consequences. As regards the consequences for creditors, it is in the opinion of the board of directors of the Parent Company and the Subsidiary that the Merger does not endanger the proper payment of their claims. Furthermore, creditors will benefit from the applicable creditor protection rules as described in Section 16 below.

16.	CREDITOR PROTECTION RULES

16.1	Given that the auditors have found in their attached statements over the Merger Plan that the Merger does not endanger the proper payment of claims of the creditors of the Subsidiary, no particular creditor protection is under Swedish law available to the creditors of the Subsidiary. As for creditors of the Parent Company, Swedish creditor protection rules in relation to cross border mergers does not apply to the creditors of the foreign company.

16.2	Pursuant to article 268 of the Luxembourg Company Law the creditors benefit from creditor protection in accordance with the following. Creditors of the merging companies whose claims predate the date of publication of the resolutions of the shareholders of the merging companies to approve the Merger, may apply, within two months of that publication, to the judge presiding the chamber of the Luxembourg district court dealing with commercial matters, to obtain safeguard of collateral for any matured or unmatured debts, where the creditors may demonstrate with any credibility that the Merger represents a risk for the exercise of their rights and that the company did not provide them appropriate safeguards.

16.3	Full information on the rights of the creditors may be further obtained with the Parent Company and the Subsidiary as indicated under Section 19 below.

17.	POTENTIAL CONFLICTS OF INTERESTS RELATED TO THE BOARDS OF DIRECTORS

17.1	The Merger is aimed at achieving the Re-domiciliation from Luxembourg to Sweden, and to structure the Subsidiary as similar to the Parent Company as possible and suitable. Against this background, the Subsidiary has during the Merger preparations been given a Board of Directors that is the same as, or similar to, that of the Parent Company. The Boards of Directors do not consider this to mean any actual conflict of interest, but by approving this Merger Plan, the shareholders’ meetings of the merging companies will have approved also the fact that the Board of Directors of both the Parent Company and the Subsidiary is identical or similar.

18.	AUTHORIZATION

18.1	The Boards of Directors have resolved to authorize the CEO of the Parent Company and the Subsidiary, Johan Eriksson, or anyone appointed by him or the Board of Directors, and to the extent permitted by applicable law, to make such adjustments to this Merger Plan or related documents as is found to be necessary or suitable in connection with any registration or approval of this Merger Plan and the Merger by Swedish or Luxembourg authorities, or in relation to issue, registration or delivery of the merger consideration to shareholders and SDR-holders.

19.	OTHER INFORMATION

19.1	The address of the Subsidiary is Rålambsvägen 17, 112 59 Stockholm, Sweden.

19.2	The address of the Parent Company is Transcom Worldwide S.A., 45 Rue des Scillas, L-2529 Howald, Luxembourg.

19.3	In case of questions regarding this Merger Plan, contact should be made with the CEO of the Parent Company and the Subsidiary, Johan Eriksson, via e-mail to johan.eriksson@transcom.com.

20.	ATTACHMENTS

20.1.	To this Merger Plan, the Articles of Association of the Subsidiary are attached.

20.2	To this Merger Plan, the following documents are in addition attached for Swedish law purposes only[1]:

(a)	Auditors statements from the auditors of the Subsidiary and the Parent Company in relation to their review of the Merger Plan,

(b)	Audited consolidated financial statements of the Parent Company for the financial years 2011, 2012 and 2013, including auditor’s report,

(c)	Audited Annual Reports of the Subsidiary for the financial years 2012 and 2013, including auditor’s report,

(d)	Unaudited interim condensed consolidated financial statement for the period January—June 2014 of the Parent Company, including auditor’s review report, and

(e)	Unaudited interim condensed consolidated financial statements for the period January—June 2014 of the Subsidiary.

20.1	The documents under items (a) through (e), while attached to the Merger Plan as registered by Swedish authorities as required by Swedish law, are not attached to the Merger Plan filed and

[1]

The Articles of Association and appendices (b) – (e) are not inserted here as they are either described above in this Information Document or incorporated by reference in substantial parts as described above under “Historical Financial Information (documents incorporated by reference). The appendices are also available in full on Transcom’s webpage www.transcom.com/redom.

published in Luxembourg. These documents are however available on the website of the Parent Company: www.transcom.com/redom.

The Board of Directors of the Parent Company (Transcom WorldWide S.A.) and the Subsidiary (Transcom WorldWide AB):

Henning Boysen	Stefan Charette

John C. Freker Jr.	Alexander Izosimov

Mikael Larsson	Mia Brunell Livfors

Roel Louwhoff

Auditors statements regarding Merger Plan

Revisorsrapport avseende fusionsplan enligt 23 kap 36 och 40 §§ med hänvisning till 23 kap 11 § aktiebolagslagen (2005:551)

Auditors’ statement on merger plan according to Chapter 23 Section 36 and 40 with reference to Chapter 23 Section 11 of the Swedish Companies Act (2005:551)

Uppdrag och ansvarsfördelning

Assignment and allocation of responsibilities

Vi har granskat fusionsplan daterad 21 juli 2014 vilken även inkluderar redogörelse enligt 23 kap 39 § aktiebolagslagen. Det är styrelserna i Transcom Worldwide S.A org nr 59.528 och Transcom Worldwide AB (publ) org. nr. 556880-1277 som har ansvaret för fusionsplanen och att den är upprättad i enlighet med 23 kap aktiebolagslagen. Vårt ansvar är att granska fusionsplanen så att vi kan lämna ett skriftligt yttrande över den enligt 23 kap 36 och 40 §§ med hänvisning till 23 kap 11 § aktiebolagslagen.

We have examined the merger plan dated 21 July, 2014, also including a report in accordance with Chapter 23 Section 39 of the Swedish Companies Act. It is the responsibility of the Boards of Directors of Transcom Worldwide S.A, org. no. 59.528, and Transcom Worldwide AB (publ), org. no. 556880-1277, to ensure that the merger plan has been prepared in accordance with Chapter 23 of the Swedish Companies Act. It is our responsibility to examine the merger plan and based on our examination provide a written statement in accordance with Chapter 23 Section 36 and 40 with reference to Chapter 23 Section 11 of the Swedish Companies Act.

Granskningens inrikting och omfattning

Direction and scope of examination

Granskningen har utförts i enlighet med Fars rekommendation RevR4 Granskning av fusionsplan. Det innebär att vi har planerat och utfört granskningen för att med begränsad säkerhet kunna uttala oss om fusionsplanen innefattande vilka metoder som använts vid värderingen, bestämmandet av fusionsvederlaget och faran för att borgenärerna i Transcom Worldwide AB (publ) inte skall få sina fordringar betalda. Granskningen har innefattat fusionsplanen, underlag till den samt förfrågningar om fusionsplanen. I enlighet med RevR 4 har vi endast i begränsad omfattning granskat de framtidsbedömningar som ingår i fusionsplanen. Vi anser att vår granskning ger oss en rimlig grund för våra uttalanden nedan.

The examination has been performed in accordance with the Swedish Professional Institute for Authorized Accountants (Far) recommendation RevR 4 Examination of Merger Plan (Granskning av fusionsplan). This means that we have planned and performed the examination in such a manner that we, with limited assurance, can make a statement about the merger plan including the valuation methods used, determination of the merger consideration as well as whether or not there is a risk that the creditors of Transcom Worldwide AB (publ) will not receive full payment for their claims. The examination has included examination of the merger plan, examination of supporting documentation and interviews regarding the merger plan. In accordance with RevR 4, have we only performed limited examination of the assessments made regarding the forward-looking information contained in the merger plan. In our opinion, the examination provides us with a reasonable basis for our statements below.

Övriga uppgifter

Other information

Enligt fusionsplanen skall Transcom Worldwide S.A genom fusion absorberas av sitt helägda dotterbolag Transcom Worldwide AB (publ).

According to the merger plan Transcom Worldwide S.A shall through a merger absorb into its fully owned subsidiary Transcom Worldwide AB (publ).

Enligt fusionsplanen skall fusionsvederlaget bestå av nyemitterade aktier i Transcom Worldwide AB (publ). Fusionsvederlaget skall utges till innehavare av aktier i Transcom Worldwide S.A, inklusive aktier som innehas genom depåbevis. Transcom Worldwide AB (publ) skall som fusionsvederlag utge 1 aktie i Transcom Worldwide AB (publ) för varje A-aktie i Transcom Worldwide S.A 1.09 aktie i Transcom Worldwide AB (publ) för varje B-aktie. Fusionsvederlag kommer även att utges för de egna aktier som Transcom Worldwide S,A innehar. De nyemitterade aktierna i Transcom Worldwide AB (publ) kommer att vara av ett och samma aktieslag med lika rösträtt och ekonomiska rättigheter. Vid beslut om utgivande av ett aktieslag i Transcom Worldwide AB (publ) har styrelsen beaktat ett antal faktorer vilka beskrivs i fusionsplanen.

The merger plan states that the consideration to the shareholders of Transcom Worldwide S.A. shall consist of newly issued shares in Transcom Worldwide AB (publ). The merger consideration shall be paid to the holders of the shares in Transcom Worldwide S.A including shares held via SDRs. For each class A share in Transcom Worldwide S.A., Transcom Worldwide AB (publ) shall as merger consideration pay 1 newly issued share and for each class B share in Transcom Worldwide S.A, Transcom Worldwide AB (publ) shall pay 1,09 newly issued share in Transcom Worldwide AB (publ). Such merger consideration will also be paid for treasury shares held by Transcom WorldWide S.A.. The newly issued shares in Transcom Worldwide AB (publ) will be of one single class with equal voting and economic rights. When deciding on issuing one single class of shares in Transcom Worldwide AB as merger consideration the Boards of Directors have considered several factors that are described in the merger plan.

Fusionen är villkorad av att aktierna i Transcom Worldwide AB (publ) upptas till handel vid Nasdaq OMX Stockholm.

The merger is conditional upon admittance to trading at Nasdaq OMX Stockholm of the shares issued by Transcom Worldwide AB (publ) as merger consideration.

Det är styrelsen i Transcom Worldwide S.A och styrelsen i Transcom Worldwide AB (publ) som ansvarar för att fusionsvederlaget och grunderna för dess fördelning har bestämts på ett sakligt och korrekt sätt.

It is the Boards of Directors of Transcom Worldwide S.A and Transcom Worldwide AB (publ) that are responsible for ensuring that the merger consideration and the basis for its distribution have been determined in an objective and correct manner.

Styrelserna har gemensamt angivit att faktorer beskrivna i fusionsplanen och tillämpad värderingsmetod har resulterat i det ovan nämnda fusionsvederlaget. Således kommer de antal aktier som Transcom Worldwide AB (publ) utger såsom fusionsvederlag att uppgå till 1.301.581.530 aktier med ett nominellt belopp om 0,043 EUR per aktie. Det angivna utbytesförhållandena stöds av en fairness opionion från SEB Corporate Finance. Som framgår av fusionsplanen kommer, baserat på det avsedda antalet aktier utgivna av Transcom Worldwide S.A. vid tidpunkten för fusionens slutliga registrering, det registrerade aktiekapitalet i Transcom Worldwide AB (publ) såldes ökas med 55.968.005,79 EUR till 56.023.005,8 EUR.

The Boards of Directors have jointly stated that the factors described in the merger plan and the applied valuation method has resulted in the above mentioned consideration. Thus, as mentioned in the merger plan and based on the intended number of shares issued by Transcom Worldwide S.A. at the time of the final registration of the merger, the number of shares issued by Transcom Worldwide AB (publ) as merger consideration will therefore be 1,301,581,530 ordinary shares with a nominal value of 0,043 EUR per share. The mentioned exchange ratios are supported by a fairness opinion from SEB Corporate Finance. The registered share capital in Transcom Worldwide AB (publ) will be increased with 55,968,005.79 EUR to 56,023,005.8.

Vid styrelsernas bedömningar har tillgångar och skulder värderats i enlighet med Transcoms Worldwide S.As substansvärde per den 30 juni 2014, vilket uppgick till KEUR 59,418. De tillgångar och skulder som övertas av Transcom Worldwide AB (publ) i samband med fusionen upptas i Transcom WorldWide S.A:s balansräkning per den 30 juni 2014 till följande belopp:

Tillgångar:	KEUR 473,680

Skulder:	KEUR 414,262

In the assessments by the Boards of Directors the assets and liabilities have been valuated according to the substance value of Transcom WorldWide S.A. as per June 30, 2014, which was KEUR 59,418. The assets and liabilities that will be transferred to Transcom WorldWide AB (publ) through the merger are accounted for in the balance sheet of Transcom WorldWide S.A. as per June 30, 2014 with the following amounts:

Assets:	KEUR 473,680

Liabilities:	KEUR 414,262

Båda styrelserna är av uppfattningen att fusionen är fördelaktig såväl för bolagen som för aktieägarna i Transcom Worldwide S.A. Båda styrelserna anser vidare att fusionsvederlaget samt utbytesförhållandet har bestämts på ett sakligt och korrekt sätt, med tillämpliga regler om likabehandling tagna i beaktande.

Both Boards of Directors are of the opinion that the merger is beneficial for the companies as well as for the shareholders of Transcom Worldwide S.A. Both Boards of Directors also consider that the merger consideration and exchange ratio have been determined in a diligent and correct manner, observing applicable rules on equal treatment.

Uttalande

Statement

Grundat på vår granskning har det inte framkommit några omständigheter som ger oss anledning att anse att:

•	använda värderingsmetoder inte är lämpliga

•	fusionsvederlaget och grunderna för dess fördelning inte har bestämts på ett sakligt och korrekt sätt eller att fusionsplanen i övrigt inte uppfyller aktiebolagslagens krav,

•	fusionen medför fara för borgenärerna i Transcom Worldwide AB (publ) inte skall få betalt för sina fordringar.

Based on our examination, no circumstances have come to our attention which has given us reasons to believe that:

•	the valuation methods used are not appropriate

•	that merger consideration and the basis for its distribution has not been determined in an objective and correct manner or that the merger plan does not comply with the requirements of the Swedish Companies Act

•	the merger will lead to any risk that the creditors of Transcom Worldwide AB (publ) will not receive full payment of their claims.

Stockholm 21 juli 2014

Revisor vald av Transcom Worldwide AB

Auditor appointed by Transcom Worldwide AB

Ernst & Young AB

Erik Åström

Auktoriserad revisor

Authorised Public Accountant

Report of the independent expert on the

merger plan relating to the merger by way of absorption by

Transcom WorldWide AB of Transcom WorldWide S.A.

To the Board of Directors and Shareholders of

Transcom WorldWide S.A.

45, rue des Scillas

L-2529 Howald

1. Introduction

Pursuant to the mandate entrusted to us by the Board of Directors on 27 June 2014, we report to you in accordance with article 266 of the law of August 10, 1915 on commercial companies, as amended, on the merger plan relating to the merger by way of absorption (the “Merger”) of Transcom WorldWide S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand-Duchy of Luxembourg, with registered office at 45, rue des Scillas, L-2529 Howald, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 59.528 (“Transcom WorldWide S.A.”), by Transcom WorldWide AB (publ), a public limited liability company incorporated and existing under the laws of Sweden, with registered office at 17, Ralambsvägen, 112 59 Stockholm, Sweden, registered with the Swedish Registration Office under number 556880-1277 (“Transcom WorldWide AB”) (the “Merger Plan”). The Merger Plan has been approved by the board of directors of Transcom WorldWide S.A. on July 21, 2014.

2. Overall description of the transaction

The Merger Plan provides that there will be, pursuant to section XIV sub-section 1 (merger by absorption) of the law of August 10, 1915 on commercial companies, as amended (the “Companies Law”), a merger between Transcom WorldWide AB and Transcom WorldWide S.A. conditional amongst others upon the approval to be obtained at respective extraordinary general meetings of shareholders of Transcom WorldWide S.A. and Transcom WorldWide AB and that the respective boards of directors of Transcom WorldWide S.A. and Transcom WorldWide AB have not, before or after approval of the Merger by the extraordinary general meeting of shareholders of the merging companies, decided to cancel the Merger due to that the Merger as a result of circumstances having become known after the adoption of the Merger Plan by the boards of directors has proven to be too costly or otherwise impossible or onerous to implement. The effective date (the “Effective Date”) of the Merger shall occur through the final registration of the Merger by the Swedish Registration Office which is estimated to take place during the fourth quarter 2014.The Merger is proposed to save costs, simplify the execution of corporate actions and simplify the share capital structure as well as the listing set-up.

3. Description of the Merger Plan, the Valuation Method and the underlying Exchange Ratio

a)	Description of the Merger Plan

On the Effective Date as shall be decided at the extraordinary general meeting of shareholders of Transcom WorldWide S.A., Transcom WorldWide S.A. shall contribute all its assets and liabilities at their net book values as at June 30, 2014.

The assets and liabilities of Transcom WorldWide S.A. are as follows as at June 30, 2014:

KEUR
Fixed Assets
Intangible Assets
Costs of Research and Development	1 714
Software	2 940
Tangible Assets
Other Fixtures and Fittings, Tools and Equipment	231
Financial Assets
Shares in Affiliated undertakings	92 827
Own shares	134

Total Fixed Assets	97 846

Current Assets
Debtors becoming due and payable within one year
Amounts owed by affiliated undertakings	372 737
Other Debtors	1 811
Cash at bank and in hand	418

Total Current Assets	374 966

Prepayments	868

TOTAL ASSETS	473 680

Provisions
Other provisions	83
Creditors
Creditors becoming due and payable after more than one year
Amounts owed to credit institutions	72 893
Creditors becoming due and payable within one year
Amounts owed to credit institutions	10 000
Trade Creditors	1 913

Amounts owed to affiliated undertakings	327 391
Tax and Social Security Debt	1 026
Other Creditors	956

Total Creditors	414 262

Net Asset Value	59 418

b)	Valuation Method and underlying Exchange Ratio

The Merger Plan states that the consideration to the shareholders of Transcom WorldWide S.A. shall consist of newly issued shares in Transcom WorldWide AB. The merger consideration shall be paid to the holders of the shares in Transcom WorldWide S.A, including shares held via SDRs.

•	For each Class A share issued by Transcom WorldWide S.A., Transcom Worldwide AB shall as merger consideration pay one (1) newly issued share in Transcom WorldWide AB.

•	For each Class B share issued by Transcom WorldWide S.A., Transcom WorldWide AB shall as merger consideration pay one point one point zero nine (1.09) newly issued share in Transcom WorldWide AB.

The merger consideration will also be paid for treasury shares held by Transcom WorldWide S.A.

The exchange ratio for Class A shares of one to one and for Class B shares of one to one point zero nine is supported by a fairness opinion issued by an independent valuation expert. The following valuation methods have been used to establish the exchange ratio:

•	Share price statistics : analysis of historical trading prices of Class A and Class B shares

•	Relative and absolute value of the preferred dividend attributable to Class B shares

The Board of Directors of the Company has retained the exchange ratio stated hereabove, which are within the range established by the independent valuation expert.

The Boards of Directors of each merging companies have jointly stated that the factors described in the Merger Plan and the applied valuation method, have resulted in the above mentioned consideration. Thus, the number of shares issued by Transcom WorldWide AB as merger consideration will, in accordance with the Merger Plan and based on the intended number of shares issued by Transcom Worldwide S.A. at the time of the final registration of the Merger, be 1 301 581 530 ordinary shares with a nominal value of 0,043 EUR per share. The table below summarises the effects of the Merger on the shares in issuance/to be issued:

	Shares of Transcom WorldWide S.A.	Exchange Ratio	Shates of Transcom Worldwide AB to be issued
Class A	622 767 823	1	622 767 823
Class B	622 764 910	1,09	678 813 752
Adjustment to treasury shares to allow division by 50			44

Total	1 245 532 733		1 301 581 530

The share capital of Transcom WorldWide AB will, after the Merger, be represented by 1,302,860,600 shares and amount to EUR 56,023,006, as presented below:

	Before the Merger	Capital Increase	After the Merger
Share Capital (EUR)	55 000	65 968 006	56 023 006
Number of shares	1 279 070	1 301 581 530	1 302 860 600

As from the Effective Date, all assets and liabilities of Transcom WorldWide S.A. shall be deemed transferred to Transcom WorldWide AB.

4. Work Performed and Conclusion

In conformity with Luxembourg law, the description of the merger by absorption, the determination of the valuation method as well as the exchange ratio are the responsibility of the boards of directors of both companies.

Our responsibility is, on the basis of our work, to issue a report on the adequacy of the valuation method used and the relative importance attributed to such method in determining the value actually adopted as well as the fairness and reasonableness of the resulting share exchange ratio.

Our engagement was undertaken in accordance with the standards of the «Commission de Surveillance du Secteur Financier» applicable to this engagement. These standards require that we plan and perform our review to obtain moderate assurance as to whether the valuation method adopted and the proposed share exchange ratio are free of material misstatement. We have not performed an audit and accordingly, we do not express an audit opinion.

More specifically, in the context of the work, we have performed the following procedures:

•	an analysis of the Merger Plan and of the respective board of directors’ reports of Transcom WorldWide AB and Transcom WorldWide S.A. as included in the Merger Plan.

•	a reading of the minutes of the meetings of the respective board of directors of Transcom WorldWide AB and Transcom WorldWide S.A. held on 21 July 2014 approving the Merger Plan including the report of the boards of directors of the merging companies on the Merger Plan.

Based on the work performed, nothing came to our attention that causes us to believe that:

•	the share exchange ratio adopted in the draft terms of Merger is not relevant and reasonable;

•	the valuation method used to arrive at the share exchange ratio is not adequate and appropriate in the circumstances.

This report is made solely for the purpose of complying with article 266 of the Companies Law and may not be used for other purposes.

ERNST & YOUNG

Société Anonyme Cabinet de révision agréé Olivier LEMAIRE

Luxembourg, 21 July 2014